As filed with the Securities and Exchange Commission on August 12, 2014

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECOND SIGHT MEDICAL PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

California	3845	02-0692322
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

12744 San Fernando Road, Building 3

Sylmar, California 91342

(818) 833-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Greenberg, M.D., Ph.D.

President and Chief Executive Officer

Second Sight Medical Products, Inc.

12744 San Fernando Road, Building 3

Sylmar, California 91342

(818) 833-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aaron A. Grunfeld	Andrew Hudders Carl Van Demark
Law Offices of Aaron A. Grunfeld & Associates 11111 Santa Monica Boulevard, Suite 1840	Golenbock Eiseman Assor Bell & Peskoe LLP 437 Madison Avenue, 40th Floor
Los Angeles, California 90025	New York, NY 10022
(310) 933-6090	(212) 907-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common Stock, no par value per share	$36,225,000	$4,665.78
Underwriter Warrant(3)(4)(5)	$100	—
Shares of Common Stock underlying Underwriter Warrant	$9,056,250	$1,166.45

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. See “Underwriting” beginning on page 91 of the prospectus contained within this registration statement for information on underwriting arrangements relating to this offering.
(2)	Includes (i) up to 4,025,000 shares that may be issued in connection with the non-transferable Long Term Investor Rights described under “Description of Capital Stock – Long Term Investor Rights to Receive Additional Shares” for no additional consideration two years from the closing date of this offering; and (ii) the aggregate offering price of additional shares that the underwriter has the option to purchase, amounting to 15% of the shares and rights offered to the public to cover over-allotments, if any.
(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(4)	Represents and registers a warrant to be granted to the underwriter to purchase shares of common stock in an amount equal to 20% of the number of the shares sold to the public. See “Underwriting” beginning on page 93 of the prospectus contained within this Registration Statement for information on underwriting arrangements relating to this offering.
(5)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED August 12, 2014

PRELIMINARY PROSPECTUS

3,500,000 Shares of Common Stock

SECOND SIGHT MEDICAL PRODUCTS

We are offering 3,500,000 shares of our common stock, no par value, coupled with a non-transferable contractual right for the registered holder of these offered shares to obtain up to one additional share of common stock for each share purchased, at no additional expense, on the second anniversary of the closing date of this offering, as more fully described under "Description of Capital Stock" in this prospectus. The common stock is being offered in a firm commitment underwriting.

This is an initial public offering of our common stock.  We expect the public offering price to be $9.00 per share.  There is currently no public market for our common stock.  We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol "EYES". We expect that listing to occur upon consummation of this offering.  If our application to the Nasdaq Capital Market is not approved or if we otherwise determine that we will not be able to secure the listing of our common stock on the Nasdaq Capital Market, we will not complete the offering.

We are an “emerging growth company” under the federal securities laws and will have the option to use reduced public company reporting requirements.  Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

If we sell all of the common stock we are offering, we will pay the underwriter $1.26 million, or 4% of the gross proceeds of this offering and an accountable expense allowance up to a maximum of $200,000.  Please see “Underwriting.”   We have agreed also to issue to MDB Capital Group, LLC a warrant to purchase shares of our common stock in an amount up to 20% of the shares of common stock sold in the public offering, with an exercise price equal to 125% of the per-share public offering price. The shares of common stock underlying the warrant exclude the Long Term Investor RightSM. See “Description of Capital Stock”.

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	Per Share	Total
Public offering price	$9.00	$31,500,000
Underwriting discounts and commissions	$0.36	$1,260,000
Proceeds to us (before expenses)(1)	$8.64	$30,240,000

(1) Excludes an accountable expense allowance of up to a maximum of $200,000 payable to MDB Capital Group, LLC, the underwriter. See “Underwriting” for a description of compensation payable to the underwriter.

The underwriter may also purchase up to an additional 525,000 shares of our common stock amounting to 15% of the number of shares offered to the public, within 45 days of the date of this prospectus, to cover over-allotments, if any, on the same terms set forth above.

The underwriter expects to deliver the shares on or about _____________________, 2014.

MDB Capital Group, LLC

The date of this prospectus is _______________, 2014.

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You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with additional or different information.  The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision.  You should carefully read this entire prospectus, as well as the information to which we refer you, before deciding whether to invest in our common stock.  You should pay special attention to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and related notes included elsewhere in this prospectus to determine whether an investment in our common stock is appropriate for you.

This registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and our securities.  With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement. Second Sight Medical Products, Inc, is referred to throughout this prospectus as Second Sight®.

About Second Sight

Overview

We are a medical device company that develops, manufactures and markets implantable visual prosthetics to restore some functional vision to blind patients. Our current product, the Argus® II System, treats outer retinal degenerations, such as retinitis pigmentosa, which we refer to as RP in this prospectus. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. The Argus II System is the only retinal prosthesis approved in the United States by the Food and Drug Administration, or FDA, and the first approved retinal prosthesis in the world. By restoring some functional vision in patients who otherwise have total sight loss, the Argus II System can provide benefits which include,

•	improving patients’ orientation and mobility, such as locating doors and windows, avoiding obstacles, and seeing the lines of a crosswalk,
•	allowing patients to feel more connected with people in their surroundings, such as seeing when someone is approaching or moving away,
•	providing patients with enjoyment from being “visual” again, such as locating the moon, tracking groups of players as they move around a field, and watching the moving streams of lights from fireworks, and
•	improving patients’ well-being and ability to perform activities of daily living.

Our Argus II System employs electrical stimulation to bypass defunct photoreceptor cells and to stimulate remaining viable retinal cells, inducing light and visual perception in blind individuals. The Argus II System works by converting video images captured by a miniature camera housed in a patient’s glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes that are implanted on the surface of the retina. These pulses are intended to stimulate the retina’s remaining cells, resulting in a corresponding perception of patterns of light in the brain. Following the implant surgery patients learn to interpret these visual patterns thereby regaining some functional vision, allowing them to detect shapes of people and objects in their surroundings.

We received marketing approval in Europe (CE mark) for the Argus II System in 2011. We received FDA approval in 2013 to market the Argus II System in the United States. We have applied for regulatory approval in Canada, expanded approval1 in Saudi Arabia, and expect to register the product in Turkey before the end of 2014. A substantial portion of our revenue depends on the extent to which the costs of our products are reimbursed by third party private and governmental payers, including Medicare, and other US government sponsored programs, international governmental payers and private payers. In the US we have achieved several important reimbursement milestones that include obtaining:

1 We currently have approval to sell to one hospital in Saudi Arabia.

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•	required federally established codes,
•	payment mechanisms (Medicare authorized Transitional Pass-through Payment and New Technology Add-on Payment programs), and
•	coverage by some Medicare Administrative Contractors and Medicare Advantage and commercial insurance company plans.

Within Europe, we have obtained reimbursement approval in Germany. We also are seeking reimbursement approval in Italy and other countries including France, England, Netherlands and Switzerland.

We launched the Argus II System in Europe at the end of 2011, in Saudi Arabia in 2013, and in the US in 2014. We are pursuing what we refer to as a Centers of Excellence commercial model, focusing on high quality medical providers. We have concentrated our efforts on recruiting leading retinal surgeons and hospitals, along with raising awareness of the product and brand among potential patients and referring physicians. The Argus II System has the support of the American Academy of Ophthalmology, The Foundation Fighting Blindness, and Retina International.

We are the world leader in commercializing the restoration of sight by a visual prosthesis in that we have:

•	implanted about 90 units,
•	extensive follow up history experience with implanted patients, including several who have been using the system for over seven years,
•	regulatory approval in both the US and Europe[2],
•	a significant patent portfolio consisting of nearly 300 issued patents,
•	established third party reimbursement for our implanted devices with government and private insurance,

Additionally, from a competitive standpoint, the Argus II System possesses attractive technical and other features that include:

•	relative surgical ease of installation,
•	a relatively large field of view (20 degrees),
•	allowing patients to undergo MRI procedures,
•	individually programmable electrodes on the prosthesis which can permit further optimization of the device after implantation, and
•	upgradeability of the external system to improve the visual experience for current and future users of the Argus II System.

Several Argus II System users continue to employ and benefit from the system more than seven years following implantation and one user of Argus I retinal prosthesis, a predecessor proof of concept device, has benefitted for more than 10 years, demonstrating long term reliability of our technology. To date we have successfully implanted patients in the United States, Canada, France, Italy, Germany, the Netherlands, Saudi Arabia, Spain, Switzerland and the United Kingdom.

2 The European Union, or EU, is a politico-economic union of 28 member states that are primarily located in Europe. The market approval of Argus II System covers 28 EU member states and Norway, Iceland, Liechtenstein, and Switzerland which also require products to bear the CE mark. In this prospectus we use the term Europe to refer to 28 EU member states, and to Norway, Iceland, Liechtenstein and Switzerland.

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Over the next 12 to 18 months we intend to introduce the Argus II System in countries other than the US and Europe with the assistance of local partners in some cases. We plan further to conduct a clinical study that is intended to demonstrate the safety and efficacy of the Argus II System for the treatment of age-related macular degeneration, which we refer to elsewhere in the prospectus as AMD, the leading cause of blindness in people over the age of 65 in developed countries, affecting vision for between 20 and 25 million people around the world of whom approximately two million similarly are affected in the United States. We anticipate beginning this study late in 2014 and if we achieve favorable patient outcomes, we estimate that we can obtain regulatory approval for AMD in the US and Europe in 2019, and may be able to market the product to treat AMD during the same year.

Additionally, we are developing another product for cortical stimulation that we expect will be able to treat nearly all forms of blindness. We refer to this product as the OrionTM I visual prosthesis in this prospectus. Our objective in designing and developing the Orion I visual prosthesis is to bypass the optic nerve and directly stimulate the part of the brain responsible for vision. We estimate that about 575,900 people in the US, 1.13 million people in Europe, and 5.8 million people worldwide are legally blind due to causes that could be treated by Orion I. If the Orion I visual prosthesis is successfully developed and approved for marketing to those who have severe to profound vision loss, as to which no assurance can be given, we believe that the device's potential addressable market approaches these market numbers.

We believe that technology developed for the Argus II System also represents a platform for stimulating the nervous system that we may be able to leverage for several other clinical applications outside of vision restoration. There are features of the Argus II System, such as compact size, high electrode count and MRI compatibility, that we believe make it a compelling option to improve existing neuro-stimulation therapies and develop new ones. These possible additional applications may provide further opportunity to increase our revenue in non-core markets through strategic partnerships and/or licensing. Although we are optimistic about our abilities to develop these other clinical applications, no assurance can be given that we will be successful in reaching agreements or licenses with others.

Since 1998 we have received over $29 million in direct grant support from various US federal agencies including the National Institutes of Health, National Eye Institute and Department of Energy. We may seek additional federal and other grant support in the future. However, there is no assurance that we will receive further grants.

Within the past two years, SecondSight and/or Angus II System received the following awards

•	TIME: Best Innovations of 2013,
•	CNN: The CNN 10: Inventions of 2013,
•	MD+DI: 2013 Medical Device Manufacturer of the Year,
•	Popular Science: 2013 Innovation of the Year,
•	Inc.: The 25 Most Audacious Companies 2013,
•	FFB: Visionary Award – Dr. Robert Greenberg,
•	OIS: Eye on Innovation Award,
•	Cleveland Clinic: Top Medical Innovation of 2014,
•	World Economic Forum: Technology Pioneer 2014,
•	Edison Awards: 2014 Gold Winner – Science/Medical Category, and
•	MIT Technology Review: The 50 Smartest Companies for 2014

Our Technology

The Argus II Retinal Prosthesis System (“Argus II”) is also sometimes referred to as the bionic eye, artificial retina or the retinal implant. It is intended to provide electrical stimulation of the retina to restore some functional vision in blind individuals. It is indicated for use in patients with severe to profound RP in the US and for severe to profound outer retinal degeneration in Europe. A miniature video camera housed in the patient’s glasses captures a scene. The video is sent to a small patient-worn computer (a video processing unit, which we refer to elsewhere in the prospectus as VPU) where it is processed and transformed into instructions that are sent back to the glasses via a cable. These instructions are transmitted wirelessly to an antenna in the retinal implant – a device which is implanted in and around the eye. The signals are then sent to the electrode array, which emits small pulses of electricity to the patient’s retina – the active part of the eye. These pulses bypass the damaged photoreceptors and stimulate the retina’s remaining cells, which transmit the visual information along the optic nerve resulting in the corresponding perception of patterns of light in the brain. Patients learn to interpret these visual patterns thereby regaining some visual function.

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We believe the Argus II System possesses several unique technological advancements compared to the state of the art in other neurostimulation devices. Our implant has 60 independent electrodes to deliver electrical stimulation. The size of the implanted electronics (10.3 mm (0.40”) diameter by 3.2 mm (0.13”) in height) is to our knowledge the smallest multi-channel stimulator FDA approved for any indication. In addition, our product features a patented electrode material we call Platinum Gray that enables it to deliver high charge densities. Higher charge density enables smaller electrodes. The Argus II System currently, to our knowledge, has the smallest neural stimulating electrodes ever approved by the FDA. Each electrode is 0.2 mm (0.008)” in diameter. Several other engineering challenges, including device reliability, extended lifetime, and a safe and effective bio-interface, were overcome during the development of the product and these solutions have been protected both by patents and by trade secrets. As of August 11, 2014, we have 294 issued patents and 173 pending patent applications, on a worldwide basis.

We are planning product and clinical development efforts that may include:

•	Improvements/upgrades to the externally worn system (glasses, VPU, and software) which may enable more advanced image processing capabilities, higher resolution vision, and possibly color vision. We expect that these enhancements will deliver a better visual experience for existing and future recipients of the Argus II System.
•	Expanded indications for use for the current version of the Argus II System, which includes blindness resulting from AMD.
•	Development of a visual cortical prosthesis (Orion I) building on the Argus II technology platform to address blindness from nearly all causes by providing neurostimulation directly to the visual cortex of the brain, rather than the retina.
•	Leveraging the technology for other neurostimulation applications outside of vision restoration through licensing and/or strategic partnerships.

Our Market

The Argus II System is currently approved for RP patients with bare or no light perception in the US, and in Europe for severe to profound vision loss due to outer retinal degeneration, such as from retinitis pigmentosa, choroideremia, and other similar conditions. The number of people who are legally blind due to RP is estimated to be 25,000 in the US, 42,000 in Europe, and 375,000 total worldwide. A subset of these patients would be eligible for the Argus II System since the baseline vision for the Argus II System is worse than legally blind (20/200). Scarce epidemiological data on visual acuity below legal blindness make it difficult to determine a precise estimate of the potential patient population for this device.

We believe we can expand the market for the Argus II System beyond RP to patients with severe to profound vision loss due to age-related macular degeneration or AMD. We intend to conduct a pilot study, of about five patients, in Europe beginning in late 2014 to determine the utility of the Argus II System for use in persons suffering from AMD. If this small study yields positive results, then we will conduct a larger pivotal study in Europe and the United States comprising approximately 30 or more patients intended to demonstrate the safety and effectiveness of this therapy. We intend to use these clinical trial data to support regulatory approval in the US and Europe to expand our label to specifically cover AMD, and seek reimbursement in these markets for this expanded indication. We expect these approvals will be obtained in 2019. We estimate the population of people who are legally blind due to AMD to be about 525,500 in the US, 1.08 million in Europe, and 2 million worldwide. If approved for marketing, the labels will determine the subset of these patients who are eligible.

We believe we can further expand our market to include nearly all profoundly blind individuals, regardless of cause, other than those who are blind due to preventable diseases or due to brain damage, by developing a visual cortical prosthesis. We intend to develop a visual cortical prosthesis, the Orion I visual prosthesis, by modifying the Argus II device. We intend to begin clinical trials of the Orion I visual prosthesis in late 2016. We estimate that there are about 575,900 people in the US, 1.08 million in Europe, and 5.8 million worldwide who are legally blind due to causes other than preventable conditions or AMD. If approved for marketing, the labels will determine the subset of these patients who are eligible.

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In addition to expanding the indications for use for our devices, over the next several years in collaboration with distribution partners, we intend to launch the Argus II System in other markets globally, including countries in the Middle East, Asia, and South America.

Commercial Strategy

The Argus II System addresses an unmet clinical need by restoring some functional vision to blind individuals. We believe that we are the worldwide leader in this applied technology.

To date our marketing activities have focused on raising awareness of Argus II System in potential patients, implanting physicians, and referring physicians. Our marketing activities include exhibiting, sponsoring symposia, and securing podium presence at professional and trade shows, securing journalist coverage in popular and trade media, attending patient meetings focused on educating patients about existing and future treatments, and sponsoring information sessions for the Argus II System.

We have employed, and expect to continue utilizing what we refer to as a “Centers-of-Excellence” sales model where we work with prominent eye hospitals, and a predominantly direct sales and support team to serve our patient population. We believe this model represents an efficient use of capital to promote awareness of our product and systematically to expand our markets. We have added new implanting centers based on criteria which include:

•	Geographic desirability,
•	Facility and surgeon skill and reputation,
•	Access to patients,
•	Regulatory pathway, and
•	Reimbursement environment from government agencies or contractors and third party insurers.

Second Sight has assembled an experienced team of solution oriented and technically adept scientists and engineers with in-depth medical device experience. We expect that this experienced team, responsible for our ongoing in-house product enhancements and future product development, may allow us more rapid improvements and introduction of innovative product.

We employ an in-house attorney experienced in intellectual property matters to manage our large and growing intellectual property portfolio. We also employ outside legal firms as we deem appropriate. We intend to continue our practice of

•	comprehensively developing an intellectual property portfolio that will protect our market interests and
•	vigorously defending challenges to our patents.

We manufacture the Argus II System at our corporate headquarters in Sylmar, California. Our manufacturing department employs 45 persons and can produce up to 10 devices per month based on current staffing. We believe our facility can support production of up to 100 devices per month. See “Business – Our Manufacturing and Quality Assurance” below. We have a FDA and ISO 13485 (European and global standard) certified manufacturing facility with an experienced manufacturing and quality assurance team.

We also employ an in-house team of Clinical and Regulatory Affairs professionals, who design and conduct our clinical trials and prepare our worldwide regulatory submissions.  This in-house team enables us to maintain close control of our clinical trial data and allows us to rapidly respond or address requests made by regulators and apply for new approvals promptly.

One key to the success of our existing and future business activities will be achieving expanded reimbursement for our products from governmental or third party payers. We have engaged specialist consulting firms and legal firms in the US and Europe to advise and assist us in these matters. In addition, we employ market access professionals to manage these activities in both the US and Europe.

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Risk Factors that affect us

See “Risk Factors” beginning on page 15 and other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Corporate Information

Second Sight Medical Products, Inc. was incorporated in California in May 2003 as a successor to Second Sight LLC, a Delaware limited liability company formed in 1998. Our principal executive offices and manufacturing facilities are located at 12744 San Fernando Road, Building 3, Sylmar, California 91342. Our telephone number is (818) 833-5000. Our European subsidiary, Second Sight Medical Products (Switzerland) Sàrl, maintains offices at EPFL-PSE A, Route de Jean-Daniel Colladon, CH-1015 Lausanne, Switzerland.

Our website address is www.2-sight.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

Unless otherwise indicated, the terms “Second Sight,” “we,” “us” and “our” refer to Second Sight Medical Products, Inc., a California corporation, and our subsidiaries.

“Second Sight,” “Argus”, “FLORA” and the Second Sight logo are our registered trademarks in the US, EU and Switzerland. Orion is our trademark and Long Term Investor Right is a service mark of MDB Capital Group LLC.

Emerging Growth Company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.0 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

For certain risks related to our status as an emerging growth company, see the disclosure elsewhere in this prospectus under “Risk Factors—Risks Related to this Offering, the Securities Markets and Ownership of Our Common Stock—We are an ‘emerging growth company,’ and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.”

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THE OFFERING

The following summary contains basic information about our initial public offering and our common stock and is not intended to be complete.  It does not contain all of the information that may be important to you.  For a more complete understanding of our common stock and rights, please refer to the sections of this prospectus titled “Description of Capital Stock "and “Description of Capital Stock – Long Term Investor Right Potentially to Receive Additional Shares.”

Issuer	Second Sight Medical Products, Inc.

Common Stock Offered By Us	3.5 million shares of common stock, no par value per share.

Over-allotment Option	We have granted an option to our underwriter to purchase up to an additional 525,000 shares of common stock, representing 15% of the shares and rights described below, offered to the public, within 45 days of the date of this prospectus in order for this prospectus to cover over-allotments, if any.

Common Stock Outstanding Prior To This Offering	24,538,003 at July 31, 2014 (31,043,835 after giving effect to shares of common stock issuable upon automatic conversion of convertible notes on completion of this offering).

Common Stock Outstanding After This Offering	34,543,835

Long Term Investor Rights

Each share of our common stock (“Share”) sold in this offering is coupled with a non-transferable contractual right which could allow the holder to obtain at no additional expense up to one additional Share on the second anniversary of the closing date of the offering (the “Long Term Investor Right”). For a holder of a Share to benefit from the Long Term Investor Right, the holder must

•     hold the Share obtained in the offering after the closing date of the offering,

•     register the Share in its name, and not in “street name,” no later than 90 days after the closing date of the offering, and

•     continuously hold the Share in certificate or book entry form during the two years after the closing date of the offering.

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If the holder of the Share fails to timely make the registration and to hold the Share continuously for the two years after the closing date of the offering, the Long Term Investor Right will terminate. If the common stock trades on its principal exchange at 200% of the Offering Price or greater on five consecutive trading days during the two years after the closing date the Long Term Investor Right will terminate. The Long Term Investor Right will convert into common stock if our shares do not trade on their principal exchange at 200% of the Offering Price or greater on five consecutive trading days during the two years after the closing date. The formula to determine the amount of common stock to be issued on a Long Term Investor Right, which shall not exceed one share of common stock per Long Term Investor Right, will be: (i) 200% of the Offering Price minus (ii) the average of the highest consecutive closing prices in any 90 day trading period on the principal exchange during the two years after the closing date of this offering (the “Measurement Average”), divided by the Measurement Average. See “Description of Capital Stock – Long Term Investor Right to Receive Additional Shares.”

Public Offering Price	$9.00 per share

Use of proceeds	We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $ (or approximately $ if the underwriter’s option to purchase additional shares of our common stock from us is exercised in full), based upon the assumed initial public offering price of $ per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We expect to utilize these funds over the next 18 to 24 months to expand our sales and marketing activities, conduct clinical trial, complete pre-clinical trial development of the Orion I and for general working capital needs.

Market And Trading Symbol For The Common Stock	There is currently no public market for our common stock. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol "EYES".

Underwriter Common Stock Purchase Warrant	In connection with this offering, we have agreed to sell to MDB Capital Group, LLC and its designees a warrant to purchase up to 20% of the shares of common stock sold in this offering. The shares of common stock underlying the warrant will not include the Long Term Investor Right. If this warrant is exercised, each share may be purchased by MDB Capital Group, LLC at $11.25 per share (125% of the price of the shares sold in this offering). This warrant will have a five-year term and be subject to a six month lock-up from the effective date of the registration statement of which this prospectus is a part. See “Underwriting” for additional information.

Lock-Up Agreements	Our officers, directors, and 10% or greater holders of our equity securities as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and certain of our consultants will have the securities they own locked up until the first anniversary of the Closing Date (the “One Year Lock-Up”). The number of currently outstanding shares of common stock subject to the One Year Lock-Up totals ________ shares and the number of shares underlying options, warrants, and convertible promissory notes subject to the One Year Lock-Up totals _________ shares. Employees and certain of our consultants owning [ ] shares of common stock and owning options to purchase [ ] shares of common stock agreed to lock up their shares for six months after completion of this offer. For more information about the lock-up agreements see “Underwriting - Lock-Up Agreements” in this prospectus.

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Offering Termination	If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on the Nasdaq Capital Market, we will not complete the offering.

The number of shares of our common stock to be outstanding after this offering is based on 31,043,835 shares of our common stock (including common stock issuable upon automatic conversion of the principal and interest upon completion of this offering) outstanding as of July 31, 2014, and excludes:

•	2,540,698 shares of our common stock issuable upon exercise of outstanding options;

•	1,180,766 shares of our common stock issuable upon exercise of outstanding warrants;

•	677,015 shares of our common stock, net of exercises, reserved for future grants pursuant to our Plan;

•	up to 3,500,000 shares of our common stock that may be issued under the terms of the Long Term Investor Right (excluding shares that may be issued under terms of Long Term Investment Right on exercise of the underwriters over-allotment option); and

•	the shares of our common stock issuable upon exercise of the underwriter’s warrant.

Except as otherwise indicated, this prospectus assumes:

•	the automatic conversion of $29,519,162 principal amount of our 7.5% unsecured convertible debt into an aggregate of 6,505,832 shares of common stock, of which 5,903,833 shares are payments of principal and 601,999 shares are payments of interest in kind, computed as of July 31, 2014, effective upon the completion of this offering; and

•	no exercise of the underwriter’s over-allotment option (nor shares of our common stock that may be issued under the terms of the Long Term Investment Right on the exercise of that over-allotment option).

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SUMMARY SELECTED FINANCIAL INFORMATION

The following selected consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. We have derived the following selected consolidated statement of operations data for the years ended December 31, 2012 and 2013 and the selected consolidated balance sheet data as of December 31, 2012 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected unaudited consolidated statement of operations data for the three months ended March 31, 2013 and 2014, and the selected unaudited consolidated balance sheet data as of March 31, 2014, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have included all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

Consolidated Statement of Operations Data:

	Year Ended		Three Months Ended
	December 31,		March 31,
	2013	2012	2014	2013
			Unaudited	Unaudited
Product revenue	$1,564,933	$1,367,224	$656,726	$451,875

Cost of sales:
Cost of goods sold	1,110,222	992,214	345,268	416,398
Production process development	4,519,098	3,404,532	382,165	1,480,781
Total cost of sales	5,629,320	4,396,746	727,433	1,897,179

Gross loss	(4,064,387)	(3,029,522)	(70,707)	(1,445,304)

Operating expenses:
Research and development, net of grant revenue	3,248,466	3,045,157	1,039,486	1,079,478
Clinical and regulatory	3,215,290	3,726,556	594,662	811,410
Selling and marketing	3,301,452	2,194,590	1,254,503	613,779
General and administrative	4,167,934	4,025,558	1,497,127	993,921
Total operating expenses	13,933,142	12,991,861	4,385,778	3,498,588

Loss from operations	(17,997,529)	(16,021,383)	(4,456,485)	(4,943,892)

Interest income	7,454	7,512	2,823	1,880
Interest expense on convertible notes	(1,588,687)	(138,934)	(545,900)	(219,801)
Amortization of discount on convertible notes	(3,424,931)	(128,097)	(1,440,017)	(285,596)
Other income	34,768	1,775	826	65

Net loss	$(22,968,925)	$(16,279,127)	$(6,438,753)	$(5,447,344)

Net loss per share	$(1.02)	$(0.74)	$(0.28)	$(0.24)

Weighted average numbers of shares outstanding:
Basic and diluted	22,521,432	21,945,580	23,072,693	22,377,155

Consolidated Balance Sheet Data:

	December 31,		March 31,
	2013	2012	2014
			Unaudited
Cash	$62,565	$144,754	$452,566
Money market funds	8,611,614	4,310,038	4,130,855
Working capital	9,104,436	4,275,975	5,883,001
Total assets	12,673,421	7,992,575	9,684,567
Convertible notes payable	19,211,112	8,273,356	21,197,029
Stockholders’ deficit	(9,221,071)	(3,043,823)	(14,406,198)

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RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations.  An investment in our common stock is speculative and involves a high degree of risk.  In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus.

If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially and adversely affected.  In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Dependence on the ARGUS II System

We depend on the success of our first commercial product, the Argus II System, which received European market clearance (CE Mark) in February 2011 and FDA approval in February 2013, in the United States for RP; and on the regulatory approval of our current product and a new device under development, the Orion I visual prosthesis (a modified version of the Argus II System), to treat other diseases causing blindness, in the US and other countries, which may never occur.

Our future success depends upon building a commercial operation in the US and expanding growth in Europe as well as entering additional markets to commercialize our Argus II System for both RP and AMD. We believe our expanded growth will depend on the further development, regulatory approval and commercialization of the Orion I product, which we anticipate can be used by nearly all profoundly blind individuals. If we fail to expand the use of the Argus II System in a timely manner for other forms of retinal degeneration in addition to RP, or to develop the Orion I product and penetrate the available markets which those applications are intended to serve, we may not be able to expand our markets or to grow our revenue, our stock values could decline and investors may lose money.

Our revenue from sales of Argus II System is dependent upon the pricing and reimbursement guidelines adopted in each country and if pricing and reimbursement levels are inadequate to achieve profitability our operations will suffer.

Our financial success is dependent on our ability to price our products in a manner acceptable to government and private payers while still maintaining our profit margins. Numerous factors that may be beyond our control may ultimately impact our pricing of Argus II System and determine whether we are able to obtain reimbursement or reimbursement at adequate levels from governmental programs and private insurance. If we are unable to obtain reimbursement or our product is not adequately reimbursed, we will experience reduced sales, our revenues likely will be adversely affected, and we may not become profitable.

Obtaining reimbursement approvals is time consuming, requires substantial management attention, and is expensive. Our business will be materially adversely affected if we do not receive approval for reimbursement of the Argus II System under government programs and from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare Administrative Contractor level or by fiscal intermediaries in the US and by regional, or national funding agencies in Europe. Our business could be materially adversely affected if the Medicare program, local Medicare Administrative Contractors or fiscal intermediaries were to make such a determination and deny, restrict or limit the reimbursement of Argus II System. Similarly in Europe these governmental and other agencies could deny, restrict or limit the reimbursement of Argus II System at the hospital, regional or national level. Our business also could be adversely affected if retinal specialists and the facilities within which they operate are not adequately reimbursed by Medicare and other funding agencies for the cost of the procedure in which they implant the Argus II System on a basis satisfactory to the administering retinal specialists and their facilities. If the local contractors that administer the Medicare program and other funding agencies are slow to reimburse retinal specialists or provider facilities for the Argus II System, the retinal specialists may delay their payments to us, which would adversely affect our working capital requirements. Also if the funding agencies delay reimbursement payments to the hospitals, any increase to their working capital requirements could reduce their willingness to treat blind patients who wish to have our devices implanted. If reimbursement for our products is unavailable, limited in scope or amount, or if pricing is set at unsatisfactory levels, our business will be materially harmed.

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Our commercial and financial success depends on the Argus II System being accepted in the market, and if not achieved will result in our not being able to generate revenues to support our operations.

Even if we are able to obtain favorable reimbursement within the markets that we serve, commercial success of our products will depend, among other things, on their acceptance by retinal specialists, ophthalmologists, general practitioners, low vision therapists and mobility experts, hospital purchasing and controlling departments, patients, and other members of the medical community. The degree of market acceptance of any of our product candidates will depend on factors that include:

•	cost of treatment,
•	pricing and availability of future alternative products,
•	the extent of available third-party coverage or reimbursement,
•	perceived efficacy of Argus II System relative to other future products and medical solutions, and
•	prevalence and severity of adverse side effects associated with treatment.

The activities of competitive medical device companies, or others, may limit Argus II System’s revenue.

Our commercial opportunities for Argus II System may be reduced if our competitors develop or market products that are more effective, are better tolerated, receive better reimbursement terms, are more accepted by physicians, have better distribution channels, or are less costly.

Currently, to our knowledge, no other medical devices comparable to the Argus II System have been approved by regulatory agencies, both in the US and Europe, to restore some functional vision in persons who have become blind due to RP. Other visual prosthesis companies such as Retina Implant AG and Pixium Vision, both based in Europe, are developing retinal implant technologies to partially restore some vision in blind patients. Retina Implant has obtained a CE mark for its Alpha IMS product but has not yet sold it to our knowledge, and to our knowledge neither Retina Implant nor Pixium has filed for market approval with the FDA, nor to our knowledge has either company obtained an Investigational Device Exemption to begin the required clinical trials in the US. These competitive therapies if or when developed or brought to market may result in pricing and market access pressure even if Argus II System is otherwise viewed as a preferable therapy.

Many privately and publicly funded universities and other organizations are engaged in research and development of potentially competitive products and therapies, such as stem cell and gene therapies, some of which may target RP and other indications as our product candidates. These organizations include pharmaceutical companies, biotechnology companies, public and private universities, hospital centers, government agencies and research organizations. Our competitors include large and small medical device and biotechnology companies that may have significant access to capital resources, competitive product pipelines, substantial research and development staffs and facilities, and substantial experience in medical device development.

We may face substantial competition in the future and may not be able to keep pace with the rapid technological changes which may result from others discovering, developing or commercializing products before or more successfully than we do.

In general the development and commercialization of new medical devices is highly competitive and is characterized by extensive research and development and rapid technological change. Our customers consider many factors including product reliability, clinical outcomes, product availability, inventory consignment, price and product services provided by the manufacturer. Market share can shift as a result of technological innovation and other business factors. We believe these risk factors are partially mitigated by the Argus II System being the sole product that is currently available for commercial implantation in the US and Europe. Major shifts in industry market share have occurred in connection with product problems, physician advisories and safety alerts, reflecting the importance of product quality in the medical device industry, and any quality problems with our processes, goods and services could harm our reputation for producing high-quality products and would erode our competitive advantage, sales and market share. Our competitors may develop products or other novel technologies that are more effective, safer or less costly than any that we are developing and if those products gain market acceptance our revenue and financial results could be adversely affected.

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If we fail to develop new products or enhance existing products, our leadership in the markets we serve could erode, and our business, financial condition and results of operations may be adversely affected.

Risks Related to Our Business and Industry

We have incurred operating losses since inception and may continue to incur losses for the foreseeable future.

We have had a history of operating losses and we expect that operating losses will continue into the near term. Although we have had sales of the Argus II product, these limited sales have not been sufficient to cover our operating expenses. Our ability to generate positive cash flow will also hinge on our ability to correctly price our product to our markets, expand the use of the Argus II System, develop the Orion I visual prosthesis and obtain government and private insurance reimbursement. As of March 31, 2014 we have total stockholders’ deficiency of $14,406,198, and an accumulated deficit of $117,462,721 as of December 31, 2013. We cannot assure you that we will be profitable even if we successfully commercialize our products. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

We may be unable to continue as a going concern if we do not successfully raise additional capital or if we fail to generate sufficient revenue from operations.

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. The factors giving rise to this unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to Notes To Consolidated Financial Statements included elsewhere in this prospectus.

Primarily as a result of our limited revenue, history of losses to date and our lack of liquidity, there is substantial uncertainty as to our ability to continue as a going concern. If we are unable to raise additional capital or if we are unable to generate sufficient revenue from our operations, we may not stay in business. We have no committed sources of capital and there is no assurance that additional financing will be available when needed on terms that are acceptable, if at all. These circumstances may discourage some investors from purchasing our stock, lending us money, or from providing alternative forms of financing. The failure to satisfy our capital requirements would adversely affect our business, financial condition, results of operations and prospects. Unless we raise additional funds, either through the sale of equity securities or one or more collaborative arrangements, we will not have sufficient funds to continue operations. Even if we take these actions, they may be insufficient, particularly if our costs are higher than projected or unforeseen expenses arise.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

We derive a significant portion of our revenues from Europe, and we anticipate that revenue from Europe and other countries outside the US will increase. Accordingly, our operations are subject to risks associated with doing business internationally, including

•	currency exchange variations,
•	extended collection timelines for accounts receivable;
•	greater working capital requirements;
•	multiple legal Systems and unexpected changes in legal and regulatory requirements;

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•	the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements,

•	political changes in the foreign governments impacting health policy and trade,

•	tariffs, export restrictions, trade barriers and other regulatory or contractual limitations that could impact our ability to sell or develop our products in certain foreign markets,

•	trade laws and business practices favoring local competition,

•	adverse economic conditions, including the stability and solvency of business financial markets, financial institutions and sovereign nations and the healthcare expenditure of domestic or foreign nations.

The realization of any of these or other risks associated with operating in Europe or other non-U.S. countries could have a material adverse effect on our business, results of operations or financial condition.

We are subject to stringent domestic and foreign medical device regulation and any unfavorable regulatory action may materially and adversely affect our financial condition and business operations.

Our products, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces our compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing, distribution, and the safety and effectiveness of our medical devices. The process of obtaining marketing approval or clearance from the FDA and comparable foreign bodies for new products, or for enhancements, expansion of the indications or modifications to existing products, could:

•	take a significant, indeterminate amount of time,

•	require the expenditure of substantial resources,

•	involve rigorous pre-clinical and clinical testing, and possibly post-market surveillance,

•	involve modifications, repairs or replacements of our products

•	require design changes of our products,

•	result in limitations on the indicated uses of our products, and

•	result in our never being granted the regulatory approval we seek.

Any of these occurrences that we might experience will cause our operations to suffer, harm our competitive standing and result in further losses that adversely affect our financial condition.

We have ongoing responsibilities under FDA and international regulations, both before and after a product is commercially released. For example, we are required to comply with the FDA's Quality System Regulation (QSR), which mandates that manufacturers of medical devices adhere to certain quality assurance requirements pertaining among other things to validation of manufacturing processes, controls for purchasing product components, and documentation practices. As another example, the Medical Device Reporting regulation requires us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, that a malfunction occurred which would be likely to cause or contribute to a death or serious injury upon recurrence. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize such medical devices, order a recall, repair, replacement, or refund of such devices, or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA has been increasing its scrutiny of the medical device industry and the government is expected to continue to scrutinize the industry closely with inspections and possibly enforcement actions by the FDA or other agencies. Additionally, the FDA may restrict manufacturing and impose other operating restrictions, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against our officers, employees, or us. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material adverse effect on our financial condition and results of operations.

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The number of preclinical and clinical tests that will be required for regulatory approval varies depending on the disease or condition to be treated, the jurisdiction in which we are seeking approval and the regulations applicable to that particular medical device. Regulatory agencies, including those in the US, Canada, Europe and other countries where medical devices are regulated, can delay, limit or deny approval of a product for many reasons. For example,

•	a medical device may not be safe or effective,

•	regulatory agencies may interpret data from preclinical and clinical testing differently than we do,

•	regulatory agencies may not approve our manufacturing processes,

•	regulatory agencies may conclude that our device does not meet quality standards for durability, long-term reliability, biocompatibility, electromagnetic compatibility, electrical safety, and

•	regulatory agencies may change their approval policies or adopt new regulations.

The FDA may make requests or suggestions regarding conduct of our clinical trials, resulting in an increased risk of difficulties or delays in obtaining regulatory approval in the US. Any of these occurrences could prove materially harmful to our operations and business.

We are also subject to stringent government regulation in European and other foreign countries, which could delay or prevent our ability to sell our products in those jurisdictions.

We intend to pursue market authorizations for the Argus II System and other product candidates in additional jurisdictions. For us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. The approval procedure varies among countries and jurisdictions and can involve additional testing and the time and costs required to obtain approval may differ from that required to obtain an approval by the FDA. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. Violations of foreign laws governing use of medical devices may lead to actions against us by the FDA as well as by foreign authorities. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain all the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required for marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must maintain our ISO 13485:2003 certification and CE mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain the ISO 13485:2003 certification or CE mark certification or other international regulatory approvals would prevent us from selling in some countries in Europe and elsewhere. The failure to obtain these approvals could harm our business materially.

Even if we obtain clearance or approval to sell our products, we are subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of our clearance.

We, as well as any potential collaborative partners such as distributors, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. We are subject to similar regulations in foreign countries. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements is strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

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The CE marking regulations are subject to a significant effort to strengthen the regulatory regime for medical devices which, if adopted, will make clearance process more time consuming and costly for us to obtain access to and continue to market within the European markets.

We are subject to an annual audit of compliance with the rules necessary to support our CE Mark.  In 2012 the European Commission proposed a new regulatory scheme which is likely to come into effect in 2015 or 2016.  It is anticipated that that the proposals which are currently being discussed by the Council of the European Union, will impose significant additional obligations on medical device companies. The Council of the European Union expects that the proposals will be definitively adopted by the end of 2014 or early 2015. If it proves possible to adhere to this time line, the new Regulation on medical devices would enter into force by 2016. Devices with a current CE marking may have to comply with additional, more challenging regulatory obligations, the details of which are not yet clarified.  We expect changes being made to the Regulation will include stricter requirements for clinical evidence and pre-market assessment of safety and performance, new classifications to indicate risk levels, requirements for third party testing by government accredited groups for some types of medical devices, and tightened and streamlined quality management system assessment procedures.  Additionally we anticipate that the new Regulations will require clinical evidence as well as analytical performance levels, the details of which are yet to be provided. If the additional provisions proposed by the European Parliament are adopted, this could lead to the involvement of the European Medicines Agency (EMA) in regulation of some types of medical devices, in the qualification and monitoring of notified bodies (NBs), and enhancing the roles of other bodies, including a new Medical Devices Coordination Group (MDCG).  The Parliament’s proposed revisions would impose enhanced competence requirements for NBs and “special notified bodies” (SNBs) for specific categories of devices, such as implantable devices.  This could result in stricter conformity assessment procedures. Although the extent of the new regulations is currently uncertain the medical device industry anticipates that there will be significant changes under these initiatives to the regulation of medical devices which will increase the time and costs for obtaining CE marking.

We have no large scale manufacturing experience, which could limit our growth.

Our limited manufacturing experience may not enable us to make products in the volumes that would be necessary for us to achieve a significant amount of commercial sales. Our product involves new and technologically complex materials and processes and we currently experience low yields on our manufacturing process. As we move from making small quantities of our product for clinical trials to larger quantities for commercial distribution, we must develop new manufacturing techniques and processes that allow us to scale production. We may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. To date, our manufacturing activities have largely been to provide units for clinical testing and limited initial sales of the Argus II System. We may face substantial difficulties in establishing and maintaining manufacturing for our products at a larger commercial scale and those difficulties may impact the quality of our products and adversely affect our ability to increase sales.

Materials necessary to manufacture Argus II may not be available on commercially reasonable terms, or at all, which may delay development, manufacturing and commercialization of our products.

We rely on various suppliers to provide materials, components and services necessary to produce the Argus II System and next generation product candidates. These suppliers may be unable or unwilling to deliver these materials and services to us timely as needed or on commercially reasonable terms. Should this occur, we would seek to qualify alternative suppliers or develop in-house manufacturing capability, but may be unable to do so. Substantial design or manufacturing process modifications might be required to facilitate an alternate supplier. Even where we could qualify alternative suppliers the substitution of suppliers may be at a higher cost and cause time delays including delays associated with additional possible FDA review, that impede the commercial production of the Argus II System, reduce gross profit margins and impact our abilities to deliver our products as may be timely required to meet demand.

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Any failure or delay in completing clinical trials or studies for new product candidates or next generation of the Argus II System and the expense of those trials could adversely affect our business.

Preclinical studies and clinical trials required to demonstrate the safety and efficacy of incremental changes and obtain indication expansion for the next generation of the Argus II System and for new product candidates are time consuming and expensive. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we have contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for those product candidates, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended. Our product development costs also will increase if we experience delays in testing or approvals.

The completion of clinical trials for our product candidates could be delayed because of our inability to manufacture or obtain from third-parties materials sufficient for use in preclinical studies and clinical trials; delays in patient enrollment and variability in the number and types of patients available for clinical trials; difficulty in maintaining contact with patients after treatment, resulting in incomplete data; poor effectiveness of product candidates during clinical trials; unforeseen safety issues or side effects; and governmental or regulatory delays and changes in regulatory requirements and guidelines.

If we incur significant delays in our clinical trials, our competitors may be able to bring their products to market before we do which could result in harming our ability to commercialize our products or potential products. If we experience any of these occurrences our business will be materially harmed.

To establish our sales and marketing infrastructure, we will need to grow the size of our organization, and we may experience delays or other difficulties in managing this growth.

As our development and commercialization plans and strategies evolve, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Our management team may have to use a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize the Argus II System and our other product candidates and compete effectively will depend, in part, on our ability timely and effectively to manage any future growth and related costs. We may not be able to effectively manage a rapid pace of growth and timely implement improvements to our management infrastructure and control systems.

We may acquire additional businesses or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third-parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may have difficulty in developing, manufacturing and marketing the products of a newly acquired company that enhances the performance of our combined businesses or product lines to realize value from expected synergies. We cannot assure that, following an acquisition, we will achieve the revenues or specific net income that justifies the acquisition.

If we lose key management personnel, or if we fail to recruit additional highly skilled personnel, our ability to identify, develop and commercialize new or next generation product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.

We are highly dependent upon the principal members of our management team, including Robert J. Greenberg M.D., Ph.D., our President and Chief Executive Officer, Thomas B Miller, our Chief Financial Officer, and other members of our senior management team. Our executives have significant ophthalmic, regulatory industry, sales and marketing, operational, and/or corporate finance experience. The loss of any management executive or any other principal member of our management team could impair our ability to identify, develop and market new products or effectively deal with regulatory and reimbursement matters.

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Our ability to utilize and benefit from our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2013, we had federal and state of California income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $94,882,000 and $94,491,000, respectively. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until these unused losses expire. However, we may be unable to use these losses to offset taxable income before our unused losses expire at various dates that range from 2023 through 2033. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards to offset its post-change taxable income may be limited. Limitations may also apply to the utilization of other pre-change tax attributes as a result of an ownership change. We have experienced ownership changes in the past. We may experience additional ownership changes in connection with this offering and in the future as a result of shifts in our stock ownership, including shifts in our stock ownership that are outside of our control. As a result, our ability to use our pre-change NOL carryforwards to offset taxable income may be subject to limitations. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited under state tax law. For these reasons, we may not be able to utilize and benefit from a material portion of our NOL carryforwards and other tax attributes.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We intend to adopt policies for compliance with these anti-bribery laws, which often carry substantial penalties. We cannot assure you that our internal control policies and procedures always will protect us from reckless or other inappropriate acts committed by our affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our common stock to decline.

Risks Related to Intellectual Property and Other Legal Matters

If we or our licensors are unable to protect our/their intellectual property, then our financial condition, results of operations and the value of our technology and products could be adversely affected.

Patents and other proprietary rights are essential to our business and our ability to compete effectively with other companies is dependent upon the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. Our success will depend in part on the ability of our licensors to obtain, maintain (including making periodic filings and payments) and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute or continue to prosecute the patent applications which we have licensed. Even if patents are issued in respect of these patent applications, we or our licensors may fail to maintain these patents, may determine not to pursue litigation against entities that are infringing upon these patents, or may pursue such enforcement less aggressively than we ordinarily would. Without adequate protection for the intellectual property that we own or license, other companies might be able to offer substantially identical products for sale, which could unfavorably affect our competitive business position and harm our business prospects.

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Even if issued, patents may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection that we may have for our products.

Litigation or third-party claims of intellectual property infringement or challenges to the validity of our patents would require us to use resources to protect our technology and may prevent or delay our development, regulatory approval or commercialization of improvements in the Argus II System or new product candidates. Further, the validity of some of our patents has been challenged.

Pixium Vision (PV) has filed oppositions in the European Patent Office (EPO) challenging the validity of six European patents owned or exclusively licensed by Second Sight. Two of the patents are owned by Johns Hopkins University (JHU) and exclusively licensed to Second Sight. Four of the patents are owned by Second Sight. Second Sight was successful in the opposition division in the two JHU cases. However, at the appeal level one of the JHU patents was preserved and one of JHU patents was invalidated. In the third proceeding PV was successful in the opposition division, and we have appealed. In the fourth case we were successful in the opposition division. The last two have not reached a hearing in the opposition division. We have opposed one Pixium patent, which has not reached a hearing in the opposition division. These challenges to our patent portfolio, if successful, may affect our ability to block competitors from utilizing this intellectual property, but in our view have no material effect on our ability to make and sell the Argus II System or otherwise have any material effect upon us. These EPO proceedings involving us and PV include:

•	EP 1061874 Visual Prosthesis – upheld by the opposition and appellate divisions.

•	EP 1061996 Apparatus for Preferential Outer Retinal Stimulation – upheld by the opposition division, lost in the appellate division.

•	EP 1171188 Retinal Color Prosthesis for Color Sight Restoration – successfully opposed in the opposition division, pending before the Board of Appeal.

•	EP2219728 Electrode Array for Even Neural Pressure Having Multiple Attachment Points – successfully upheld in the Opposition Division.

•	EP1937352 Sub-threshold Stimulation to Precondition Neurons for Supra-threshold Stimulation – opposition hearing is scheduled for January 21, 2015 in Munich, Germany.

•	EP2192949 – Return Electrode for a Flexible Circuit Electrode Array - opposition and response filed, pending hearing.

•	EP1986733 (Pixium) – Device with Flexible Multilayer System for Contacting or Electro-stimulation of Living Tissue Cells or Nerves – Opposition and response filed. We have a favorable preliminary opinion and the hearing is set for March 11, 2015 in Munich, Germany. However, there is no assurance that the result following a hearing will be in our favor.

If we are the target of claims by third parties asserting that our products or intellectual property infringe upon the rights of others we may be forced to incur substantial expenses or divert substantial employee resources from our business and, if successful, those claims could result in our having to pay substantial damages or prevent us from developing one or more product candidates. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we experience patent infringement claims, or if we elect to avoid potential claims others may be able to assert, we or our collaborators may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly. The cost to us of any litigation or other proceeding, regardless of its merit, even if resolved in our favor, could be substantial. Some of our competitors may be able to bear the costs of such litigation or proceedings more effectively than we can because of their having greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Intellectual property litigation and other proceedings may, regardless of their merit, also absorb significant management time and employee resources.

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If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third-parties, we could lose license rights that are important to our business.

We hold exclusive licenses from Johns Hopkins University, Duke University, and the Doheny Eye Institute to intellectual property relating to the Argus II visual prosthesis. These licenses impose various commercialization, milestone payment, profit sharing, insurance and other obligations on us. If we fail to comply with any material obligations, the licensor will have the right to terminate the applicable license, which covers part of the system of the eye implant and thus will be a barrier to manufacture the Argus II System and impair our ability to sell the Argus II. The existing or future patents to which we have rights based on our agreements with Johns Hopkins University, Duke University and the Doheny Eye Institute may be too narrow to prevent third-parties from developing or designing around these patents. Additionally, we may lose our rights to the patents and patent applications we license in the event of a breach or termination of the license agreement. Each license expires with the expiration of the last of the licensed patents. In the case of JHU, the license will expire March 13, 2018. While the JHU agreement includes a patent which is a significant obstacle to our competitors, it is one of many other patents which in our view present material obstacles to our competitors. The DEI license includes ongoing research, making the expiration date indeterminate, but in any event the expiration date is no earlier than August 8, 2033. The total aggregate royalty on both agreements does not exceed 3.25% of Argus II System net sales. All of the patents in the DEI agreement are co-owned with the Doheny Eye Institute. We license the Doheny Eye Institute's interest in the patents to maintain our exclusive use on that intellectual property. Should the license terminate we retain the right to utilize the intellectual property, but may not be able to prevent others from doing so, in which case we may lose a competitive advantage.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon, among other things, unpatented proprietary technology, processes, trade secrets and know-how. Any involuntary disclosure to or misappropriation by third-parties of our confidential or proprietary information could enable competitors to duplicate or surpass our technological achievements, potentially eroding our competitive position in our market. We seek to protect confidential or proprietary information in part by confidentiality agreements with our employees, consultants and third-parties. While we require all of our employees, consultants, advisors and any third-parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. These agreements may be terminated or breached, and we may not have adequate remedies for any such termination or breach. Furthermore, these agreements may not provide meaningful protection for our trade secrets and know-how in the event of unauthorized use or disclosure. To the extent that any of our staff were previously employed by other pharmaceutical, medical technology or biotechnology companies, those employers may allege violations of trade secrets and other similar claims in relation to their medical device development activities for us.

If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets.

The strength of our patents involves complex legal and scientific questions and can be uncertain. As of August 11, 2014 we have 294 issued patents and 173 pending patent applications on a worldwide basis. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be too narrow to prevent third-parties from developing or designing around our intellectual property and in that event we may lose competitive advantage and our business may suffer.

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Further, the patent applications that we license or have filed may fail to result in issued patents. The claims may need to be amended. Even after amendment, a patent may not issue and in that event we may not obtain the exclusive use of the intellectual property that we seek and may lose competitive advantage which could result in harm to our business.

Third-party claims of intellectual property infringement may prevent or delay our commercialization efforts for Argus II and our development and commercialization activities for other product candidates.

Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to the Argus II System, the medical device industry is characterized by many litigation cases regarding patents and other intellectual property rights. Other parties may in the future allege that our activities infringe their patents or that we are employing their proprietary technology without authorization. We may not have identified all the patents, patent applications or published literature that affect our business either by blocking our ability to commercialize our product, by preventing the patentability of one or more aspects of our products or those of our licensors or by covering the same or similar technologies that may affect our ability to market our product.

In addition, even in the absence of litigation, we may need to obtain licenses from third-parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain future licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

We may become involved in future lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or of our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

The US Patent and Trademark Office may initiate interference proceedings to determine the priority of inventions described in or otherwise affecting our patents and patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if a prevailing party does not offer us a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the US.

 Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

We face a risk of product liability claims arising from the prosthesis being inserted into the eye, and it is possible that we may be held liable for eye injuries of patients who receive our product. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of our products. We maintain product liability insurance that cover our clinical trials and commercial sales, our aggregate coverage limit under these insurance policies for an amount of $5,000,000, and while we believe this amount of insurance currently is sufficient to cover our product liability exposure, these limits may not prove adequate to fully cover potential liabilities. In addition, we may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims, which could prevent or inhibit the commercial production and sale of our products. If the use of our products harm or are alleged to harm people, we may be subject to costly and damaging product liability claims that exceed our policy limits and cause us significant losses that could seriously harm our financial condition or reputation.

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CE Marking does not absolve us from strict conformity with all applicable European Union legislation and member state regulation where the product is offered and if we do not adhere to these directive and regulations we may incur fines and other penalties that will prevent or delay market penetration of our products.

The CE (European Conformity) marking is a symbol that manufacturers affix to products to indicate that a product conforms to all relevant EU rules and regulations and that the manufacturer has performed all necessary evaluation procedures. Although the CE mark allows manufacturers to place products on the market and permits free movement of goods, it is not a mark of approval by the EU. The manufacturer and its authorized representative in EU are responsible for all aspects of the product assessment, testing, documentation, declaration of conformity and CE marking, even where a formal processing agent, the notified body, is required, as in the case of non-European based manufacturers. In all cases the manufacturer and representative assume the full responsibility and liability even when using the services of a consultant or test laboratory. Liability is not transferrable to third parties, including the notified body which is required for processing the certification. Generally, there is strict liability applied to medical devices subject to the CE marking by directive 85/374/EEC, and testing and reporting does not change or reduce this liability.

Legislative or regulatory reform of the health care system in the US and foreign jurisdictions may adversely impact our business, operations or financial results.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. In March 2010, the Patient Protection and Affordable Care Act, or PPACA, and a related reconciliation bill were signed into law. This legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The law also contains provisions that will affect companies in the medical device industry and other healthcare related industries by imposing additional costs and changes to business practices.

Moreover, in some foreign countries, including countries in Europe and Canada, the pricing of approved medical devices is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 12 months or longer after the receipt of regulatory approval and product launch. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. Our business could be materially harmed if reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

We cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the U.S and Europe. These reforms could have an adverse effect on our ability to obtain timely regulatory approval for new products and on anticipated revenues from the Argus II System and other product candidates, both of which may affect our overall financial condition.

We may incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance requirements.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NASDAQ, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will be required to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time consuming and costly. These rules and regulations will make it more difficult and more expensive for us to maintain our existing director and officer liability insurance or to obtain similar coverage from an alternative provider.

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We are an "emerging growth company," and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For so long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not "emerging growth companies," including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an "emerging growth company," which could be as long as five years following the completion of this offering. Investors may find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile or may decline.

We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to furnish a report by our management on our internal control over financial reporting the year following our first annual report required to be filed with the SEC. The report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Risks Relating to Our Financial Results and Need for Financing

Fluctuations in our quarterly operating results and cash flows could adversely affect the price of our common stock.

The revenues we generate and our operating results will be affected by numerous factors such as:

•	the commercial success of the Argus II System,

•	our ability to obtain regulatory approval of the Argus II System in additional jurisdictions,

•	the emergence of products that compete with our product candidates,

•	the status of our preclinical and clinical development programs,

•	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs,

•	execution of collaborative, licensing or other arrangements, and the timing of payments received or made under those arrangements,

•	any intellectual property infringement lawsuits to which we may become a party,

•	and regulatory developments affecting our product candidates or those of our competitors, and

•	our ability to obtain reimbursement from government or private payers.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Any quarterly fluctuations in our operating results and cash flows may cause the price of our stock to fluctuate substantially. We believe that, in the near term, quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

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We will need additional capital beyond this offering to support our growth. Additional capital, may be difficult to obtain restricting our operations and resulting in additional dilution to our stockholders.

Our business will require additional capital for implementation of our long term business plan. Upon completion of this offering, we believe our cash, cash equivalents and other investments will be sufficient to fund our operations over approximately the next 18 to 24 months. However, the actual amount of funds that we will need for our business development will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

•	the amount of our future operating losses,

•	third party expenses relating to the commercialization of Argus II System,

•	the need and cost of conducting additional clinical trials of the Argus II System for other applications,

•	the amount of our research and development, including research and development for Orion I visual prosthesis, marketing and general and administrative expenses, and

•	regulatory changes and technological developments in our markets.

As we require additional funds, we may seek to fund our operations through the sale of equity securities, additional debt financing and strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on terms favorable to us or our stockholders. If we raise additional funds by selling shares of our capital stock, the ownership interest of our current stockholders will be diluted. If we are unable to obtain additional funds on a timely basis or on terms favorable to us, we may be required to cease or reduce further commercialization of the Argus II System, to cease or reduce certain research and development projects, to sell some or all of our technology or assets or business units or to merge all or a portion of our business with another entity.

Risks Related to This Offering, the Securities Market, and Ownership of Our Common Stock

The price of our common stock may be volatile and the value of your investment could decline.

Medical technology stocks have historically experienced high levels of volatility. The trading price of our common stock following this offering may fluctuate substantially. Following the completion of this offering, the market price of our common stock may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose substantially all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include:

•	announcements of new offerings, products, services, therapies, treatments or technologies, commercial relationships, acquisitions or other events by us or our competitors,
•	challenges to our patents and the patents underlying the patents and intellectual property that we license,
•	United States and European approvals or denials of our products,
•	price and volume fluctuations in the overall stock market from time to time,
•	significant volatility in the market price and trading volume of technology companies in general,
•	fluctuations in the trading volume of our shares or the size of our public float,
•	actual or anticipated changes or fluctuations in our results of operations,
•	whether our results of operations meet the expectations of securities analysts or investors,
•	actual or anticipated changes in the expectations of investors or securities analysts,
•	litigation involving us, our industry, or both,
•	regulatory developments in the United States, foreign countries, or both,
•	general economic conditions and trends,
•	major catastrophic events,

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•	lockup releases, sales of large blocks of our common stock,
•	departures of key employees, or
•	an adverse impact on the company from any of the other risks cited herein.

In addition, if the market for medical technology stocks or the stock market, in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public markets, including when the “lock-up” period ends, or the perception that sales might occur, could reduce the price of our common stock and may dilute your voting power and ownership interest in us.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon completion of this offering, we will have 34,543,835 shares of common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our “affiliates” as defined in Rule 144 under the Securities Act.

Subject to certain exceptions described under the caption “Underwriting,” our directors, officers and our stockholders beneficially owning 10% or more of our common stock and certain of our consultants have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of the underwriter for a period of 12 months from the date of this prospectus. Certain of our employees and consultants have agreed to similar lock-up agreements for a period of six months from the date of this prospectus. When these lockup periods expire, the locked-up security holders will be able to sell shares in the public market. In addition, the underwriter may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the applicable lock-up period. See “Shares Eligible for Future Sale” for more information. Sales of a substantial number of such shares upon expiration, or the perception that such sales may occur, or early release of the lock-up, could cause our share price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Holders of up to approximately               shares of our common stock including              shares of common stock underlying the underwriter’s warrant, will have rights, subject to some conditions, to require us to file a registration statement covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans.

Certain of our stockholders have the ability to control the outcome of matters submitted for stockholder approval and may have interests that differ from those of our other stockholders.

As of July 31, 2014 our executive officers, key employees, directors and their affiliates will beneficially own, in the aggregate approximately ___% of the outstanding voting power of our common stock after this offering. As a result, these stockholders, if acting together, may be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a manner that is adverse to your interests. This concentration of voting power may have the effect of deterring, delaying or impeding actions that could be beneficial to you, including actions that may be supported by our Board of Directors, and deprive our shareholders of an opportunity to receive a premium for their common stock as part of sale of our company and might ultimately affect the market price of our common stock.

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Our securities have no prior market and our stock price may decline after the offering.

Prior to this offering, there has been no public market for shares of our common stock. Although we have applied to list our common stock on the Nasdaq Capital Market, an active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering. For example, The Nasdaq Stock Market imposes certain securities trading requirements, including requirements related to a minimum bid price, minimum number of stockholders, minimum number of trading market makers, and minimum market value of publicly traded shares. Our company and the underwriter will negotiate to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following this offering. As a result, you could incur losses.

We have broad discretion in the use of proceeds and may allocate the net proceeds from this offering in ways that differ from the estimates discussed in the section titled “Use of Proceeds” with which you may not agree, and if we do not use those proceeds effectively your investment could be harmed.

We intend to use the proceeds of this offering to expand our sales and marketing efforts, enhance our current product, gain new marketing approvals, and continue research into next generation technology, as well as for working capital and general corporate purposes. The allocation of net proceeds of the offering set forth in “Use of Proceeds” in this prospectus below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, and our future revenues and expenditures.    Our management will have broad discretion over the specific use of the net proceeds that we receive in this offering and may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.  Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in “Use of Proceeds”.  You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds and will need to rely upon the judgment of our management with respect to the use of proceeds. As a result, you and other stockholders may not agree with our decisions. If we do not use the net proceeds that we receive in this offering effectively, our business, results of operations and financial condition could be harmed.

Holders of common stock who purchase shares in this offering, but who do not register and continuously hold shares in their name for two years will lose the Long Term Investor Right and opportunity to receive additional shares from us if those Long Term Investor Rights are triggered.

We are granting each purchaser of shares in this offering the Long Term Investor Right to receive for no additional investment or payment up to one additional share for each share purchased in this offering if the requirements discussed in “Description of Capital Stock – Long Term Investor Right to Receive Additional Shares” have been met including:

•	the purchaser registers those shares in its name, either in certificate or book entry form, within 90 days following the closing date of this offering,
•	the purchaser continuously holds those shares in its name until the second anniversary date of the closing date of this offering, and
•	the price per share of our common stock does not trade at 200% of the offering price or greater for any five consecutive trading days during the two year period after the closing date of this offering.

If the holder of the shares fails timely to register of record and to hold the shares continuously for the two years after the closing date of this offering, or if the price per share of our common stock trades at 200% of the offering price or greater for any five consecutive trading days during the two year period after the closing date of this offering, the Long Term Investor Right will terminate and the holder will lose the opportunity to benefit from receipt of shares if this Long Term Investor Right is triggered

Registering and keeping the shares in holder’s name can delay your ability to dispose of the shares and could cause partial or full loss of your investment in the event of a rapid decline in our share price.

Our shares might be susceptible to financial market volatility and other financial and business related risks that can cause the value of our shares to decline drastically within short period of time. If you register and keep your shares in your name there may be a delay your ability to timely dispose of your shares which can lead to partial or full loss of your investment.

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Even if the Long Term Investor Right is triggered we will become obligated to deliver additional shares according to a formula limited to no more than one share for each share acquired in this offering which may still lead to partial or substantial loss of your investment.

Even if you have fully qualified your Long Term Investor Right and it is triggered for the delivery of up to one share on the two years anniversary of the closing date of this offering, you cannot be assured that you will recover your investment or avoid incurring a loss when the additional shares under the Long Term Investor Right are delivered to you.

Because the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price of our common stock will be higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate dilution of $       per share, the difference between the price per share you pay (based on the assumed initial public offering price set forth on the cover page of this prospectus) for our common stock and the pro forma net tangible book value per share of our common stock as of March 31, 2014, after giving effect to the issuance of shares of our common stock in this offering. See “Dilution.”

We do not intend to pay dividends for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to our equity incentive plans, would result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities; our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

  If a public market for our common stock develops, it may be volatile.  This volatility may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

If a market for our common stock develops, the market price for the shares may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the medical device industry, and changes in state or federal regulations affecting us and our industry.  Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies.  Such broad market fluctuations may adversely affect the market price of our common stock, if a market for it develops.

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Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

If our common stockholders (including those persons who may become common stockholders upon exercise of our options or warrants) sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.

We have the right to issue shares of preferred stock.  If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors.  Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock.  No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock.  The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering.  The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of our company, to the detriment of the investors in the common stock offered hereby.  We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus.  These statements may be found under the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus, as well as in this prospectus generally.  In particular, these include statements relating to future actions, prospective products, applications, customers, technologies, future performance or results of anticipated products, expenses, and financial results.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	our limited cash and a history of losses,

•	our future financial and operating results and our ability to achieve profitability,

•	our limited experience in marketing our product at a sustainable commercial level and need to expand our domestic and international marketing programs,

•	emerging competition and rapidly advancing technology or alternative therapies and treatments for persons suffering from blindness,

•	customer demand for the products we develop, effective pricing and obtaining reimbursement under government and private insurance programs,

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•	our ability to secure additional FDA and CE Mark or other government approvals and certifications for treating AMD or other indications,

•	our need to conduct and pay for additional clinical trials to determine efficacy of the Argus II System in treating patients with AMD and for new products that we are planning on developing especially the Orion I product,

•	our ability to obtain adequate government and private party insurance reimbursements for our products domestically and in foreign markets,

•	the impact of competitive or alternative products, technologies and pricing,

•	general economic conditions and events and the impact they may have on us and our potential customers,

•	the adequacy of protections afforded to us by the patents that we own and license and the cost to us of maintaining, enforcing and defending those patents and licenses,

•	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property,

•	our exposure to and ability to defend third-party claims and challenges to our patents, licenses and other intellectual property rights,

•	our ability to obtain adequate financing in the future,

•	our ability to continue as a going concern,

•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business,

•	the timing and success of our plan of commercialization,

•	the effects of market conditions on our stock price and operating results,

•	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance,

•	our plans to use the proceeds from this offering,

•	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company and United States export regulations,

•	the attraction and retention of qualified employees and key personnel, and

•	other factors discussed in the “Risk Factors” section of this prospectus.

Forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws.  Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, we cannot assure you that the forward-looking statements contained in this prospectus will in fact occur.

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You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions based on such data and other similar sources, and on our knowledge of the markets for our solution. The market and industry information included in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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BUSINESS

Our Company

We were founded in 1998 with the mission to develop, manufacture, and market implantable prosthetic devices that can restore sight to the blind. In 2002, we began a clinical trial of our proof-of-concept device, the Argus I retinal prosthesis, at the University of Southern California. Six human subjects were implanted with the Argus I retinal prosthesis in a study that was designed to demonstrate the feasibility and safety of long-term electrical stimulation of the retina and its ability to restore some functional vision. By 2006, we developed a second generation device, the Argus II Retinal Prosthesis System that, among other attributes, is smaller, has more stimulating electrodes, and is easier to install surgically than the Argus I retinal prosthesis. In that year, we conducted a small pilot study in Mexico, and we utilized data from this pilot study to obtain FDA approval to begin an Investigational Device Exemption (IDE) clinical trial at six hospitals in the US during 2007. In 2008 we expanded the trial to include sites in three European countries. We completed enrollment for this study in August 2009. Based on the long-term results of this study, which demonstrated the benefits of Argus II System, we obtained CE Mark approval in EU in February 2011, and FDA marketing approval, under a Humanitarian Device Exemption, in February 2013. To our knowledge the Argus II System currently is the only retinal prosthesis to be commercialized anywhere in the world and currently is the only such product to obtain FDA marketing approval in the US.

Currently, after more than 15 years of research and development, more than $120 million of investment and over $29 million of direct grants received in support of our technology development, we employ over 100 people in the development (engineering and clinical), manufacture, and commercialization of the Argus II System and future products.

Our Markets

Second Sight is the global leader in vision restoration to the blind. We believe that our competitive advantage and ability to maintain market share in the future will be bolstered by the following:

•	We have extensive IP protection that covers every major aspect of the technology we have developed. We have 294 granted patents and 173 patent applications on a worldwide basis. We believe that our IP and our technical approach, which does not rely on light getting to the implant, will result in a device that can deliver cortical stimulation to the brain which, subject to additional research and development, may result in a device that can treat nearly all forms of blindness.

•	We have regulatory leadership in that, to our knowledge, we currently possess the only device that is both FDA approved and CE-marked to restore some functional vision to individuals who are or will become blind as a result of RP.

•	We continue to achieve meaningful reimbursement levels for the Argus II System in the US and some European countries. We are currently working to expand the number of countries that reimburse us for the Argus II System.

•	We plan to offer periodic software upgrades to enhance our customers’ experience, which arise from our strong engineering, research and clinical programs. We plan to offer the next upgrade in 2016.

•	We expect to expand the numbers of eligible blind persons who will benefit from the Argus II System through additional clinical trials, planned to commence in the fourth quarter of 2014, to treat patients blinded by AMD.

•	We intend to develop a new device, the Orion I visual prosthesis, within approximately the 24 to 36 months following this offering that we expect may favorably address virtually all other forms of blindness.

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During clinical studies the Argus II System demonstrated clear and significant improvement in visual function both in the clinic and in patient’s daily lives. Based on this data, the Argus II Retinal Prosthesis System has been approved for marketing in Europe, the US and at one medical center in Saudi Arabia. We have submitted other applications for regulatory approval or product registration in Canada, Saudi Arabia and Turkey.

The Argus II System is intended to restore some functional vision to patients who are blind and have lost most or all of their vision due to retinitis pigmentosa (which is the approved US indication for use) or due to outer retinal degeneration (which is the broader CE mark indication for use). While there are several diseases and syndromes that comprise outer retinal degeneration, the two most prominent of these are RP and age-related macular degeneration, or AMD. We believe that future product development of the Orion I visual prosthesis will expand the market for our products to include nearly all forms of blindness.

Retinitis Pigmentosa (RP)

RP is a group of inherited disorders that affect the retina. The retina is a layer of nerve cells at the back of the eye. RP is a disease that gradually robs relatively young people of their vision over time. Onset of RP is often noted in the teen years or early twenties, typically as night blindness. This is followed by a period of peripheral vision loss, until the patient is left with a tunnel of vision and then no remaining sight. Although there are various genetic causes (over 100) and thus variability in the disease progression, many people with advanced RP have lost all functional vision by their 40s or 50s. The Argus II System works by bypassing rods and cones which are defunct in these patients and sending electrical signals directly to the retina’s remaining healthy cells.

Although there are reported trials for other treatments underway, to our knowledge the Argus II System remains the only approved therapeutic option for end-stage RP in the US, and to our knowledge it is the only treatment option currently commercialized anywhere in the world.

Worldwide, an estimated 1.5 million people suffer from RP3, which includes about 100,000 in the US4. Pan-European data is not readily available, but we believe it is reasonable to estimate that the average prevalence throughout Europe is similar to the average prevalence within the US, and so the ratio of populations could be used to estimate the number of Europeans affected as 167,000 in the 28 EU countries5,6. Approximately 25% of people with RP in the US have vision that is 20/200 or worse (legally blind)7. Since the bare light perception or worse vision criterion for the US indication is worse than 20/200, we believe that the subset of patients that can be treated by the Argus II System is less than 25,000 in the US. In Europe, the indicated vision loss is severe to profound which, while better than bare light perception, remains somewhat worse than 20/200. We estimate that the subset of RP patients that can be treated in Europe to be somewhat smaller than 42,000. Worldwide, we estimate that 375,000 people are legally blind due to RP, and that a portion of these would be eligible for the Argus II System.

Age Related Macular Degeneration (AMD)

AMD is a relatively common eye condition and the leading cause of vision loss among people age 65 and older8. The macula is a small spot near the center of the retina and its damage results in loss of central vision. AMD can start as a blurred area near the center of vision and over time it can grow larger until loss of central vision occurs. Central vision is extremely important for everyday tasks such as reading, writing, and face recognition.

There are three stages of AMD defined in part by the size of drusen (yellow deposits) under the retina. Early and intermediate stage AMD has few symptoms or vision loss. These earlier stages of the disease are usually left untreated or dealt with using diet supplementation. People with advanced AMD have vision loss from damage to the macula. There are two types of late stage AMD:

3 Weleber, R.G. and Gregory-Evans, K. (2001) ‘Retinitis Pigmentosa and allied disorders.’ In Ryan, S.J. (ed.), Retina. Mosby, St. Louis, pp, 362-470.

4 The Foundation Fighting Blindness estimates that about 100,000 Americans are affected by RP or similar diseases.

5 Eurostat. Retrieved 1 January 2013.

6 Haim M. Epidemiology of retinitis pigmentosa in Denmark. Acta Ophthalmol Scand Suppl 2002; 1-34.

7 Grover et al., ‘Visual Acuity Impairment in Patients with Retinitis Pigmentosa at Age 45 Years or Older’, Ophthalmology. 1999 Sep; 106(9):1780-5.

8 The Eye Diseases Prevalence Research Group, 2004a; CDC, 2009.

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•    Dry AMD or geographic atrophy: There is a breakdown of light sensitive cells in the macula that send visual information to the brain, and the supporting tissue beneath the macula. This damage causes vision loss.

•    Wet AMD or neovascular AMD: Blood vessels grow underneath the retina, these vessels might leak blood which may lead to swelling and damage of the macula. This damage may be severe and fast.

Treatments for AMD:

•	The Implantable Miniature Telescope, a magnifying device that is implanted in the eye, is approved for use in patients with severe to profound vision impairment (best corrected visual acuity of 20/160 to 20/800) due to dry AMD. Candidates for the implantable telescope must also have a cataract in the eye intended for implantation. Some patients who are candidates for the Argus II device may also be candidates for the implantable telescope.

•	There are currently no treatments for AMD after the disease has caused complete blindness.

•	There are currently no established treatments that delay or reverse the progression of Dry AMD other than supplements.

•	Therapies exist for Wet AMD that delay the progression of visual impairment or slightly improve the vision, rather than completely curing or reversing its course. These therapies are approved in many regions throughout the world, including the US and EU.

Worldwide, between 20 and 25 million people suffer from vision loss due to AMD9, and of these about 2 million have vision that is considered legally blind, or worse10 . In the US, just over two million people experience vision loss due to AMD according to a 2010 study by the National Eye Institute. Of the 1.3 million legally blind Americans11, we estimate that 42.5% (552,500) are due to AMD.12 Applying this percent of legally blind due to AMD (42.5%) to the total number of legally blind people in Europe (2.55 million)13, we estimate the population of legally blind individuals from AMD to be about 1.08 million individuals in Europe. We believe the Argus II System may be able to help a subset of these legally blind AMD patients who have severe to profound vision loss.

We intend to seek FDA approval in the US for use of the Argus II System for AMD. We also intend to explicitly add AMD to our CE label for the use of the Argus II System in patients with AMD in Europe. Our approach will be to implant the electrode array in the central vision area where patients have vision loss and leave any peripheral vision largely unchanged.

Other Diseases resulting in Blindness that can be Treated by Orion I visual prosthesis

Many diseases outside of RP and AMD can also cause blindness. Many of the largest causes of visual impairment (i.e. refractive error and cataracts) are avoidable or curable, and their prolonged or untreated impact on vision is largely observed in developing nations. Some other causes of blindness, such as brain trauma, may also not be suitable for treatment by a cortical stimulator. However, the remaining causes of severe vision loss which include glaucoma, diabetic retinopathy, eye trauma, retinopathy of prematurity and many others can result in severe visual impairment that may prove to be treatable by Orion I visual prosthesis.

According to the World Health Organization (WHO)14, 285 million people suffer from vision loss worldwide. Of these, 39 million people are considered legally blind. The WHO further estimates that 80% of legal blindness is avoidable, leaving 7.8 million legally blind individuals, including those blind due to AMD and RP, or 5.8 million excluding AMD and RP. In the US, 1.3 million people are legally blind11, of which we estimate 44.3%, or 575,900, are legally blind due to causes other than preventable/treatable conditions, RP or AMD12.

9 Choptar, A., Chakravarthy, U., and Verma, D. ‘Age related Macular Degeneration’. BJM 2003;326:485.

10 Global Data on Visual Impairments 2010, World Health Organization.

11 National Eye Institute ( http://www.nei.nih.gov/eyedata/blind.asp)

12 Congdon N, O'Colmain B, Klaver CC, et al. Causes and prevalence of visual impairment among adults in the United States. Arch Ophthalmol. Apr 2004;122(4):477-485. This percent was derived from the rates of different causes of blindness by different races and racial demographic data from 2010 US Census data.

13 Global Data on Visual Impairments 2010, World Health Organization.

14 WHO Fact Sheet number 282, Updated October 2013.

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The potentially addressable market for the Orion visual prosthesis is a subset of the legally blind population cited here, or less than 5.8 million worldwide, 575,900 in the US, and 1.13 million in Europe.

Our Technology

We developed the Argus II System primarily in-house following its clinical conception in the early 1990s by a handful of leading retinal doctors, vision scientists, and engineers, and the subsequent formation of the company in 1998. During this development period we created long term safety, reliability and clinical benefit as we encountered, solved and frequently patented solutions to, a number of significant clinical and engineering challenges. These include:

•	Development of an electrode array that can rest on and interface with the delicate retina for multiple years without causing damage to the underlying neurons;
•	Miniaturization of the implantable micro-electronics package under the constraints of requiring it to be water tight, durable, biocompatible, and biostable, while featuring over 60 electrical connections;
•	Development of a flexible polymer based electrode array that does not break down and leak in-vivo for a period of up to decades as demonstrated by accelerated life tests and over five years of continuous use in patients;
•	Development of a biocompatible and stable connection to join the polymer array to the micro-electronics package;
•	Development of an electrode material that can withstand higher charge densities than the known best neurostimulation industry standard (platinum) - thereby enabling the use of smaller (and hence more in a given area) stimulating electrodes;
•	Development of a wireless power and data link that meets international standards and produces stable device function with a moving eye;
•	Development of stimulation and rehabilitation methods that improve patients’ outcomes; and
•	MRI conditional status, that is safe for the patients to undergo MRI under specified conditions.

The Argus II Retinal Prosthesis System consists of an implant, a small portable computer and a pair of glasses with a miniature video camera.

Implant

The implant is an epiretinal (that is, the retinal surface is the site of stimulation) prosthesis that includes a receiver coil (antenna), electronics, and an electrode array. It is implanted in and around the eye. The array has 60 platinum gray electrodes arranged in a 6x10 grid. Each electrode is 200 µm (0.008”) in diameter. The array covers about 20° of visual field (diagonally). The flexible polymer thin-film electrode array, which follows the curvature of the retina, is attached to the retina over the macula with a retinal tack. The extra-ocular portion of the Argus II Implant is secured to the eye by means of a scleral band and sutures.

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Figure 1: Surgical implant as implanted schematic (surgical implantation is typically performed in 2 to 4 hours)	Figure 2: Electrode array. Current version contains 60 platinum gray electrodes

Figure 3: Surgical implant.

Externals

The external equipment consists of a pair of glasses and a video processing unit or VPU. The glasses include a miniature video camera and a transmitter coil. The Argus II Clinician Programming Kit (capital equipment sold to implanting centers – not pictured) is used to program the Argus II System stimulation parameters and video processing strategies for each patient. The software provides modules for electrode control, permitting the clinicians to program the amplitude, pulse-with, and frequency of the stimulation waveform of each electrode.

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Figure 4: External Components of the Argus II System

How it works

In a healthy eye, the photoreceptors (rods and cones) on the retina convert light into tiny electrochemical impulses that are sent through the optic nerve and to the brain, where they are decoded into images. If the photoreceptors no longer function correctly (as in RP and AMD), the first step in this process is disrupted and the visual system cannot transform light into images, causing blindness. The Argus II System is designed to bypass damaged photoreceptors altogether and provides real-time visual information to blind patients. The miniature video camera captures a scene and the video is sent to the small VPU where it is processed and transformed into instructions that are sent back to the glasses. These instructions are transmitted wirelessly to the receiver coil in the implant. The signals are then sent to the electrode array, which emits small pulses of electricity. These pulses bypass the damaged photoreceptors and stimulate the retina’s remaining cells, which transmit the visual information along the optic nerve to the brain. This process is intended to create the perception of patterns of light which patients can learn to interpret as real-time visual patterns.

Figure 5: The patient perceives patterns of light created by electrical stimulation.

Long-Term Reliability

The Argus II System has been extensively tested at the component, sub-assembly, and system levels for long term reliability. The hermetic electronics case has been demonstrated to prevent moisture accumulation inside the device for many years. The Argus II implant is specified to last a minimum of five years, however, in vitro tests and actual clinical data suggest the device should last much longer. Production implants have reached more than ten years of lifetime use in accelerated in vitro testing and more than seven years use in real time in patients under active stimulation and normal use conditions.

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Our Research and Development

Second Sight’s research and development staff is focused on improving the level of vision that the Argus II System can provide to blind patients and adapting the technology to help a broader audience of blind individuals. A portion of the proceeds from this offering will go toward supporting the research and development efforts described below.

Increasing Resolution

We believe that increasing the resolution of the system should enhance the user experience; which would increase the value and benefits of the technology to the patient. We believe that we will be able to increase the system resolution by:

•	Developing enhanced image processing: Through enhanced image processing, including contrast enhancement and electronic ‘zoom’, one patient so far tested has achieved 20/200 level vision as measured by a grating acuity test. [15]

•	Creating multiple virtual electrodes: we believe we can use software to electronically create a number of virtual electrodes between the physical ones in the Argus II electrode array. This development could potentially enhance the resolution of existing devices by more than one order of magnitude. Although similar approaches have been successful in other neural stimulators, this approach has not yet been tested clinically on the retina.

Cortical Stimulator

Developing a cortical stimulator is central to our strategy of maintaining our world leadership in restoring sight to those who are blind. There are different diseases that damage the optic nerve or impair the total functioning of the retina. We believe that a cortical stimulator will permit us to bypass the eye and the optic nerve, thereby allowing treatment for a wider variety of disease-related blindness.

Research described in 1968 reported that it was possible for a blind subject to experience light though phosphenes (appearance of light) when the visual cortical region (surface) of the brain was electronically stimulated – just as the Argus II System does in the eye.16 Functional vision corresponding to visual acuities up to 20/1200 was reported in the early 2000s, and two subjects were reported to have a prototype of a functional prosthesis implanted for more than 20 years without infections or other severe medical reactions.17 Though these human experiments demonstrated proof of principle, no reliable implantable neurostimulator with a large number of electrodes was available before we developed and introduced the Argus II System.

By implementing relatively minor modifications to the Argus II technology, we believe that the Orion I visual prosthesis can be implanted directly on the surface of the brain in the visual cortex and may be able successfully to restore some functional vision in almost all cases of disease related blindness. Our small electronics case will be implanted under the scalp and the electronic array placed in the visual cortex region of the brain. A transmitter coil similar to the one in current production will send power and signals to the implanted device. We plan to place our electrode array in an indentation in the back of the brain where a location along the surface of the brain maps to a location in our visual world.18

15 Sahel JA, Mohand-Said S, Stanga PE, Caspi A, Greenberg RJ. Acuboost™: Enhancing the maximum acuity of the Argus II Retinal Prosthesis System. IOVS 2013 May; 1389. ARVO E-Abstract.

16 Brindley, G.S. and W.S. Lewin, The sensations produced by electrical stimulation of the visual cortex. J Physiology 1968. 196(2): p. 479-93.

17 Dobelle WH. Artificial vision for the blind by connecting a television camera to the visual cortex. ASAIO J 2000;46:3-9.

18 Benson, N.C., et al., The retinotopic organization of striate cortex is well predicted by surface topology. Curr Biol, 2012. 22(21): p. 2081-5.

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We anticipate that many of the challenges that we encountered and solved in the process of developing the Argus II System are largely the same challenges in developing a product intended for enabling some functional vision through directly stimulating the brain. For example, a robust implant with a large number of electrodes is required for a cortical or retinal visual prosthesis. We believe the knowledge and technology gained in the development of the Argus II System will contribute to accelerating the development of a cortical stimulator directed at treating blindness.

We can also leverage public information learned from other electrical stimulation implants that are FDA-approved for use in the brain such as Medtronic’s Activa deep brain stimulator for Parkinson’s, Essential Tremor and Dystonia and more recently Neuropace’s RNS brain stimulator for epilepsy. Furthermore, we believe that our specific experience obtaining regulatory approval for these types of devices in the United States and other regions will prove to be helpful in our effort to expand and get new products, such as Orion I visual prosthesis, approved throughout the world.

A: Rendering of the array design seen from top. Bottom has similar outline of electrodes. B: Placement of array in the calcarine sulcus. Array is in blue, the electronics capsule in dark gray and the receiver coil in light gray on the outer surface of the skull. C: Covered visual field with planned array in gray.

Clinical Trials

Second Sight completed a pre-market clinical trial of the Argus II System and data from this trial supported both the FDA (US) and CE Mark (EU) approval of device. Second Sight is currently conducting post-market studies of the Argus II System to continue to collect data regarding the long-term safety and benefit of the Argus II System in patients with severe to profound RP/outer retinal degeneration. We are planning two future clinical trials – one to support expanding the indications for use of the Argus II System for Age-Related Macular Degeneration (AMD) in fourth quarter 2014, and the other to conduct a feasibility study of the Orion I visual cortical prosthesis, planned to start in the fourth quarter of 2016.

Pre-market Clinical Trial of the Argus II System for Retinitis Pigmentosa/Outer Retinal Degeneration

The Argus II System, indicated for patients with severe to profound outer retinal degeneration (limited to RP in the United States), was studied in a clinical trial of 30 subjects in the U.S and EU. The study is registered at www.clinicaltrials.gov under study ID NCT00407602. The study began in 2007 and as of May 2014, there were over 160 subject-years in the clinical trial. As part of post-market surveillance, this study is continuing and we intend to follow subjects for a total of ten years each.

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Data collected in this trial demonstrated that the Argus II system has a reasonable safety profile for an ophthalmic device that requires vitreoretinal surgery to implant. There were no unexpected adverse events. The most common, serious adverse events were conjunctival erosion/dehiscence, hypotony (low eye pressure), endophthalmitis (infection in the eye), retinal tear or detachment, and re-tacking. It was also demonstrated that the device can be safely removed: one implant, including the retinal tack, was safely explanted to resolve an adverse event, and three retinal tacks were safely removed during elective revision surgeries to reposition arrays. All adverse events were treatable with standard practices utilized by ophthalmologists. In general, these events did not adversely affect performance with the Argus II system.19 Furthermore, since approval, we have observed a decrease in the rate of adverse events, most likely in our view due to increased surgical experience with the technology.20

The Argus II System provides visual information that can range, depending on the patient, from light detection to form detection. A sub-study of Argus II System clinical trial patients demonstrated that 72% of patients could identify closed set letters, and a subgroup of six patients was able to consistently read letters of reduced size, the smallest measuring 0.9 cm (1.7°) at 30 cm and four patients correctly identify unrehearsed two-, three- and four-letter words.21 Patients are able to use this visual information to perform functional tasks (such as, locating windows and doors, following lines in a cross walk), to allow them to feel more connected with others (for example, seeing when a person approaches them or when someone walks away), and to simply enjoy visual perception again (such as, seeing the changing light levels on a TV, tracking groups of players as they move around the field at an athletic event and being able to locate the moon). For people with bare or no light perception, even limited restoration of vision can make a significant difference in their lives. 22

In the clinical trial, the Argus II System provided all 30 subjects with benefit as measured by high-contrast visual function tests. The degree of benefit varied from subject to subject. The Argus II System was also able to provide subjects with clinical benefit as measured by objectively-scored functional vision tests. Subjects performed better with the Argus II system ON vs. OFF on orientation and mobility tests (finding a door and following a line) and on functional vision tasks (sorting white, black and grey socks; following an outdoor sidewalk; and determining the direction of a person walking by).23

An assessment of Argus II System subjects’ functional vision in and around their home by independent, certified low-vision rehabilitation specialists was also performed. The assessment was called the Functional Low-vision Observer Rated Assessment, or FLORA®. In no cases, did the low vision specialists report that the Argus II System had a negative impact on subjects. In 77% of cases, low vision specialists determined that the subject was receiving (or had received at one time) functional vision and/or well-being benefit from the Argus II System.24 The results from this clinical trial demonstrated that the Argus II System provided benefits for these blind subjects in terms of visual function (how the eye works), functional vision (performance in vision related activities), and well-being. The study also demonstrated that the Argus II System does not pose an unacceptable risk to blind patients with severe to profound RP with bare or no light perception in both eyes. In 2012, after an in depth review of the clinical trial data, a 22 person (19 voting) FDA-convened panel of experts voted unanimously that the benefits of the Argus II System outweighed the risks.25

19 Sponsor Executive Summary, FDA Ophthalmic Devices Advisory Panel, September 28, 2012. (http://www.fda.gov/AdvisoryCommittees/Calendar/ucm312582.htm)

20 Humayun MS, da Cruz L, Dagnelie G, Stanga PE, Ho AC, Greenberg RJ, Birch DG, Duncan JL, Sahel JA. An update on the Argus II epiretinal implant. IOVS 2014 May; 5968. ARVO E-Abstract.

21 da Cruz L, Coley BF, Dorn J, et al. The Argus II epiretinal prosthesis system allows letter and word reading and long-term function in patients with profound vision loss. Br J Ophthalmology 2013;97:632-6.

22 Sponsor Executive Summary, FDA Ophthalmic Devices Advisory Panel, September 28, 2012.

23 Sponsor Executive Summary, FDA Ophthalmic Devices Advisory Panel, September 28, 2012.

24 Sponsor Executive Summary, FDA Ophthalmic Devices Advisory Panel, September 28, 2012.

25 Sponsor Executive Summary, FDA Ophthalmic Devices Advisory Panel, September 28, 2012.

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Post-Market Clinical Trials

Following CE Mark and FDA approval for the Argus II System, Second Sight is conducting two post-market studies of the device (one in EU and one in the US) to collect additional long-term data on the use of the Argus II System in patients with severe to profound outer retinal degeneration (or RP in the United States). Post-market studies are typically conditions of market approval for medical devices.

In the United States, the study is designed to enroll 53 subjects and will follow each subject for five years. Adverse events, visual function, and functional vision data are being collected for all study participants. Enrollment began in February 2014 and two subjects have been enrolled as of June 30, 2014. The study is registered at www.clinicaltrials.gov under study ID NCT01860092.

In Europe, Second Sight is conducting a post-market study that is designed to enroll 45 subjects and will follow each subject for three years. Adverse events, visual function, and functional vision data are being collected for all study participants. Enrollment began in December 2011 and 29 subjects have been enrolled as of June 30, 2014. The study is registered at www.clinicaltrials.gov under study ID NCT01490827.

In France, Second Sight was selected to receive the first "Forfait Innovation" (Innovation Bundle Payment) from the Ministry of Health, which is a special funding for breakthrough procedures to be introduced into clinical practice. As part of this program Second Sight will be conducting a post market study in France which will enroll 18 subjects and follow them for two years.

Future Clinical Trials

AMD

Second Sight intends to conduct a pilot study of the Argus II System for use in patients with age-related macular degeneration, or AMD. We expect that Argus II System will be used in its current RP configuration, without any significant modifications. We plan to enroll five subjects in the pilot study who have central vision loss due to dry AMD; the subjects will be followed for three years. The study will be conducted at a single center in the UK and we anticipate that the study will begin in late 2014.

Assuming the early results from this pilot study are positive, Second Sight intends to apply for approval to conduct a larger study of AMD (both wet and dry) in the United States and EU in late 2015. This larger study will be used to support efforts to obtain regulatory approval to expand the label for the Argus II System to include AMD in its indications for use. The study would also be used to support efforts to obtain reimbursement in the United States and EU for this expanded indication for use.

Cortical Prosthesis

Second Sight intends to use a portion of the proceeds of this offering in development of a visual cortical prosthesis which will entail modifying the Argus II System. Following completion of the development effort, including verification and validation of the design, we intend to conduct a feasibility clinical trial to assess the safety and benefit of the device in blind individuals. We expect that this feasibility study will be conducted outside the United States and should begin in 2016.

Our Commercialization Plan

We launched the Argus II System in Italy and Germany in late 2011. We have, since early in 2012, also launched the Argus II System in France, the UK, The Netherlands, Spain and Saudi Arabia. In 2013, the Argus II System received FDA approval, and the product was launched in the US in January of 2014, after receiving a required FCC Grant of Equipment Authorization late in 2013. Since that time an investigator-sponsored study in Toronto, Canada has resulted in unit sales to that center (Health Canada marketing approval is being sought, but an exemption for the study has been granted). In this early stage of commercialization, we focused on a controlled launch to ensure adequate service to the centers and to integrate new knowledge gained so as to make necessary adjustments to our products and services in the following larger commercial launch. We currently are poised for a broader launch phase, where the treatment will be made available to more patients. We expect to use a portion of the proceeds of this offering over the next 18 months to expand the commercial roll out of the Argus II System.

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Our successful commercialization of this technology and therapy is dependent on implementing our sales and marketing strategy, and obtaining reimbursement of the device by payers.

Sales Strategy

During our commercial launch, we are employing a Centers of Excellence sales strategy and deploying the Argus II System at prominent and reputable eye hospitals. We believe this strategy represents an efficient use of our capital after giving consideration to the following factors:

•	The size of the RP patient population.
•	The complexity of the technology, surgery, and treatment paradigm.
•	The cost of selecting, qualifying, training and supporting new centers.

When selecting new sites, we focus on high quality health providers utilizing the following considerations:

•	Geographic desirability,
•	Facility and Surgeon skill and reputation,
•	Access to patients,
•	Regulatory pathway, and
•	Reimbursement environment from government agencies or contractors and third party insurers.

In the United States and Canada, we currently have seven centers that are actively implanting and/or recruiting patients to schedule their Argus II retinal prosthesis surgeries. Additionally, we have 11 other centers that have been selected as implanting centers and that are in the process of getting ready to implant their first patients. We expect that of these 11 additional centers, four will be ready to implant in 2014. We intend to continue seeking and recruiting more centers to open additional other active centers in 2015. We anticipate opening other new centers in subsequent years. We believe that we will be able to serve the domestic RP market by having about 70-80 implanting centers across the US.

Outside North America we currently have six centers that actively are implanting and/or recruiting patients to schedule their Argus II retinal prosthesis surgeries (five in Germany and one in Saudi Arabia). Additionally, we have 15 other centers that are either preparing to implant patients or are in the qualification process. Of these 15, we expect that about five additional centers will become active in 2014. We intend to continue recruiting additional centers in 2014 to yield further active centers in 2015. We anticipate that annual new center recruitment, in subsequent years will prove to be an important driver of our implant and revenue growth in foreign markets. We believe that we will be able to serve the European markets for RP by having about 100-120 centers across Europe.

To date, we have employed direct sales to service our initial markets during our controlled launch phase. We believe we can more efficiently support centers that are located at distances from our US and European headquarters by securing distributors in several key markets in order to expand our reach of client marketing and support. To date, we have appointed a distributor in Spain and expect also to appoint a distributor in Turkey before the end of 2014. We expect that our distributors will commit to providing support services that include marketing, market access, reimbursement, sales and service and also commit to annual minimum quantities and volume targets depending on their territories.

To date, we have not faced traditional sales challenges in any of our markets, largely due to the currently unmet clinical need and the lack of any other approved device or competitive treatment for RP caused blindness. Due to pending reimbursement approvals in the United States, many doctors and facilities have expressed interest in providing the Argus II System for their patients but have been unable to do so. We have had unsolicited direct contact from over 1,700 potential patients as a result of media coverage and news of awards that we have received. We have not expended additional significant efforts in recruiting or converting physicians, or with recruiting potential patients. Our patient pipeline has over 50 US patients deemed currently eligible by implanting physicians and awaiting reimbursement authorization to be implanted.

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Due to the high cost of the system, government reimbursement (coding, coverage, and payment) is paramount to being able to provide this device to our patients. Please see ‘Reimbursement’ below. Our primary challenges will be to keep a growing patient pipeline while expanding reimbursement coverage.

Marketing Strategy

To date, and for the foreseeable future, our marketing efforts have been primarily focused on promoting both our brand (for both the product and the company) and on raising awareness amongst and educating certain target groups which include the following:

•	Potential patients,
•	Potential implanting physicians and medical centers, and
•	Potential referring physicians (general practitioners, ophthalmologists, optometrists, and low-vision specialists)

To achieve these objectives we have employed a mix of marketing plans and approaches which includes media relations, trade and professional show attendance, exhibition, and podium presence, sponsoring medical symposia, conducting regional education sessions, partnering with patient advocacy groups focused on blindness and retinal degeneration, and a limited amount of advertising. We employ two in-house marketing professionals currently and a number of specialized consultants.

In the US and abroad, we receive press coverage and we regularly field requests for interviews, filming, and other reporting activities both in consumer and trade media. In the US, the Argus II System has been featured on all four major networks, including ABC World News Tonight with Diane Sawyer, Good Morning America, and The Today Show. Second Sight and Argus II have also been prominently featured in print media including, TIME Magazine, The Wall Street Journal, Bloomberg Businessweek, and many other media outlets. In Europe, the Times of London, the BBC, and the Economist have published articles on us and on the Argus II System.

Articles and other press coverage on the Argus II System have appeared in many prominent ophthalmic and healthcare trade media, including Retinal Physician, OSN, Ophthalmology Times, Retina Today, Retina Times, Advanced Ocular Care, Review of Ophthalmology, Medical Device Daily and Medical Devices Today,

As a result of our marketing efforts along with what we believe to be the compelling and novel nature of our technology as well as the clinical and practical benefits that the Argus II System retinal prostheses has delivered to patients, Second Sight has received various awards within the past two years including:

•	TIME: Best Innovations of 2013,
•	CNN: The CNN 10: Inventions of 2013,
•	MD+DI: 2013 Medical Device Manufacturer of the Year,
•	Popular Science: 2013 Innovation of the Year,
•	Inc.: The 25 Most Audacious Companies 2013,
•	FFB: Visionary Award – Dr. Robert Greenberg,
•	OIS: Eye on Innovation Award,
•	Cleveland Clinic: Top Medical Innovation of 2014,
•	World Economic Forum: Technology Pioneer 2014,
•	Edison Awards: 2014 Gold Winner – Science/Medical Category, and
•	MIT Technology Review: The 50 Smartest Companies for 2014.

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Reimbursement

Reimbursement, which is third party coverage and payment for health care services rendered to patients by government and private insurance providers, varies significantly in form and function across countries.

United States

In the US, hospitals or ambulatory surgery centers, known as ASCs, are the primary purchasers of the Argus II system. Hospitals, ASCs and physicians bill third-party payers, including Medicare, Medicare Advantage and private payers for costs associated with providing the services and the Argus II System. Regardless of age, Medicare provides coverage to the blind simply on the basis of their disability, and so the majority of patients for Argus II System are insured by Medicare or Medicare Advantage plans.

In order to have adequate reimbursement for devices and services, we are required to obtain coding, coverage, and payment. Additionally, the required codes and payment vary based on the site of service such as in-patient hospital, out-patient hospital, ASC, or physician’s office. Most Argus II System procedures are performed on an out-patient basis, while a small number may be performed in an in-patient setting. The company has successfully obtained a required code and payment (at the US list price) from the national office of Medicare in both settings of care.

Medicare contractors, Advantage Plans, and private payers determine coverage based on their opinion that a procedure or service is considered medically necessary. Some payers may deny reimbursement if they decide that the procedure or the device is not medically necessary. As of July 1, 2014, the Argus II System is or has been covered by some Medicare, Medicare Advantage plans and private payers through a formal coverage policy or on a case-by-case basis. However, some Medicare contractors and private payers are not yet covering the procedure. Currently, two Medicare contractors are covering the Argus II System, two are not, and four remain silent. Second Sight is actively engaging the dissenting plans to obtain favorable coverage for the Argus II System through either a formal coverage policy or on a case-by-case basis. Although we expect more and more payers to agree to cover the Argus II System, there can be no assurance that all Medicare, Medicare Advantage or private payers will, in fact, cover and reimburse the procedures using our products in whole or in part in the future or that payment rates will be adequate.

Europe

Second Sight achieved reimbursement for the Argus II System in Germany in 2011 with a process dedicated to innovative procedures referred to as NUB (Neue Untersuchung und Behandlungsmethoden). This reimbursement under NUB is valid for one year in a specific number of hospitals. Under the NUB program, each hospital negotiates the payment for the procedure with the insurances for "additional costs associated with the innovative treatment", and in 2011 two hospitals managed to get a sustainable funding to start the first procedures. Between 2011 and 2014 the funding was renewed four times and the number of successful hospitals increased from two to seven. More than 10,000 different applications for these reimbursement schemes are submitted yearly, and only approximately 10-15% of procedures are reimbursed. Over the next few years we expect our Argus II therapy to be covered under the standard payment system which would mean the device would be reimbursed at all centers and the annual negotiation would no longer be necessary.

In France, Second Sight was selected to receive the first "Forfait Innovation" (Innovation Bundle Payment) from the Ministry of Health, which is a special funding for breakthrough procedures to be introduced into clinical practice. This program has been commissioned for the first time in 2014, and to our knowledge the Argus II System is one of only two products that have been selected for this funding after rigorous healthcare technology assessment by "haute authorité de santé" (French HTA authority). In the longer term, we expect Argus II therapy to be covered under the standard payment system (GHM-LPP system).

In Italy the Argus II System has been available in the Tuscany region since 2011 under a hospital/regional funding program. We expect that the Argus II System will be available in several other regions as well under similar funding programs and patients across the country will have a possibility to be treated in these centers with prior government approvals required in some of these regions. Within the next several years, we expect to have the Argus II System be accessible across Italy with funding from national government or regional governments.

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The Argus II System is going through a review process under National Specialized Services program in England and other funding programs in a few other markets across EU and the Middle East where we expect the Argus II System to become eligible for reimbursement at the national or regional level for eligible patients during next one to three years. We expect the number of markets granting reimbursement to grow from two to four in the next 12 months.

A multi-market economic evaluation (Anil Vaidya, Elio Borgonovi, Rod S Taylor, José-Alain Sahel, Stanislao Rizzo, Paulo Eduardo Stanga, Amit Kukreja, Peter Walter; BMC Ophthalmology 2014; 14: 49. Published online 2014 April 14. doi: 10.1186/1471-2415-14-49) has been conducted on the Argus II System that affirms the Argus II System to be a cost-effective intervention compared to the usual care of RP patients. The lifetime analysis ICER (Incremental Cost Effectiveness Ratio) for the Argus II System falls below the published societal willingness to pay in EU. According to this assessment, the Argus II System treatment has a cost that is still fairly low for a technology addressing a rare population such as retinitis pigmentosa.

Warranty

We generally provide a standard limited warranty for the Argus II System covering replacement over the following periods after implant

•	three years on implanted epiretinal prosthesis,

•	one or two years (depending on domestic or foreign market requirements) on external components other than batteries and chargers, and

•	three months on batteries and chargers.

Based on our experience to date, the Argus II System has proven to be a reliable device generally performing as intended. We have accrued warranty expense of $334,205 as of March 31, 2014, which we believe to be adequate.

Our Competition

The US life sciences industry is highly competitive and well-positioned for future growth. The treatment of blindness varies based on the cause; generally there are six categories of treatments in development for the treatment of blindness from retinal disease:

•	Retinal Prostheses: aimed at giving more visual ability to a blind patient via implanting a device in the eye to stimulate remaining retina cells. Electrical neurostimulation technology has seen growing use in recent years for numerous applications– such as chronic pain, Parkinson’s, Essential tremor, Epilepsy, and others.
•	Transplants: transplanting retinal tissue to stimulate remaining retina cells.
•	Genetics and Gene Therapy: involves identifying a specific gene that is causing retinal problems (there are over 120 for retinitis pigmentosa alone) resulting in visual impairments and blindness; and inserting healthy genes into an individual’s cells using a virus to treat the diseases.
•	Stem Cells: generally involves implanting immature retinal support cells aimed at slowing retinal degeneration.
•	Optogenetics Therapy: aimed at slowing down, reversing, and/or eliminating the process by which photoreceptors in the eye are compromised. This therapy also requires infecting the patient’s cells with a virus. However, instead of fixing a gene defect, this approach would cause cells within the eye to become light sensitive. Animal work has shown that these cells are not sensitive enough to respond to ambient light, so this approach currently also requires a light amplifier outside the body to increase light delivered to the retina.
•	Nutritional Therapy: involves diets or supplements that are thought to prevent or slow the progress of vision loss.

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Projects in these six areas are still undergoing either animal or early clinical trials; some, like gene therapy, stem cell therapy and optogenetics remain highly speculative for most conditions. Additionally, we believe that it is currently unlikely that gene therapy and stem cell therapy will prove effective in end stage RP patients.

In the area of retinal prosthetics, there are a number of potentially competing efforts underway. We believe that most, if not all of these efforts, are not as advanced as the Argus II System in terms of commercialization, especially in the United States.

Commercial efforts by others include:

•	Retina Implant AG: A German company that is developing the Alpha IMS, a wireless sub-retinal implant using the image from the eye’s own optical system Retina Implant AG has a CE mark and to our knowledge expects to start commercialization of its product during 2015 in EU. To our knowledge, Retina Implant has not yet applied for or obtained FDA approval to begin a clinical trial.

•	Pixium Vision: A French company that is developing the IRIS (Intelligent Retinal Implant System) that is surgically placed into the eye and attached to the surface of the retina. Similar to our Argus II technology, its system uses a camera and a wireless transmitter. Pixium is reported to be in clinical studies with IRIS and we believe plans to submit a CE mark application in 2015[26]. To our knowledge, Pixium Vision has not yet applied for or obtained FDA approval to begin a clinical trial.

•	NanoRetina in Israel and several other early stage companies are reported to have developed intellectual property or technology that may improve retinal prostheses in the future, but to our knowledge none of these efforts has resulted in a completed system that has been tested clinically in patients anywhere.

Academic entities are also working on vision restoring implants. To our knowledge these include Bionic Vision Australia (early prototype device developed and to our knowledge implanted in three human subjects), Boston Retinal Implant project (preclinical phase) and Stanford University (preclinical). Of these projects, we believe most have not yet demonstrated a working implant, only one has begun long-term clinical work in humans, and to our knowledge none has received FDA approval to begin clinical trials in the US.

No other device to our knowledge has been successful in long-term human trials, currently making the Argus II System the sole implant being marketed for treating RP in the US, EU, and Saudi Arabia. We anticipate that our identified competitors are unlikely to obtain significant commercial traction in EU (even should they obtain CE Marks) until they have developed in depth clinical data showing the reliability, effectiveness, and safety of their devices. Based on current FDA guidance for retinal prostheses, we estimate any other competitor is at a minimum five years away from obtaining FDA approval in the US.

Government Regulations

The Argus II System is regulated within the category of medical devices. Medical device products are subject to rigorous FDA and other governmental agency regulations in the United States and as well as in foreign countries. Noncompliance with applicable requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals or clearances, recall or seizure of products, operating restrictions, denial of export applications, governmental prohibitions on entering into supply contracts, and criminal prosecution. Failure to obtain regulatory approvals or the restriction, suspension or revocation of regulatory approvals or clearances, as well as any other failure to comply with regulatory requirements, would have a material adverse effect on our business, financial condition and results of operations.

The FDA regulates, among other things, the clinical testing, design, manufacture, labeling, packaging, marketing, distribution, post-market surveillance, and record-keeping for these products to ensure that medical products distributed in the United States are safe and effective for their intended uses.

26 http://www.lerevenu.com/bourse/biotechs-et-medtechs/l-actualite-du-secteur/201405285385f194c6854/pixium-vision-interview-du-pdg-bernard-gilly

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In the United States, the Argus II System is classified as a Class III device, which is reserved for life-sustaining, life-supporting and implantable devices. The most common path to market approval for Class III devices in the US is the Pre-Market Approval (PMA) process. To obtain PMA approval, the manufacturer must demonstrate that a device is safe and effective for its intended use. Class III devices intended for rare patient populations may also be approved under an alternative regulatory pathway, called the Humanitarian Device Exemption (HDE). To utilize the HDE approval process, a device must be designated a Humanitarian Use Device (HUD). To qualify as a humanitarian use device, the device must be used to treat or diagnose a disease or condition that manifests itself in fewer than 4,000 individuals per year in the United States, and there must be no alternative treatments available in the United States. To obtain HDE approval, the manufacturer is required to demonstrate that a device is safe and provides a probable benefit for its intended use.

Significant changes to existing products and new products, such as the cortical stimulation to be utilized by Orion I visual prosthesis, must be approved by the FDA prior to distribution. Modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require new PMA or HDE application and approval. Other changes may require a supplement or other change notification that must be reviewed and approved by the FDA. Modified devices for which a new PMA or HDE application, supplement or notification is required cannot be distributed until the application is approved by the FDA. An adverse determination or a request for additional information could delay the market introduction of new products, such as Orion I visual prosthesis, which could have a material adverse effect on our business, financial condition and results of operations. We may not be able to obtain PMA or HDE approval in a timely manner, if at all, for Orion I visual prosthesis or any future devices or modifications to Orion I visual prosthesis or such devices for which we may submit a PMA or HDE application.

PMA and HDE applications must contain valid scientific evidence to support the safety and effectiveness (or probable benefit for an HDE) of the device, which includes the results of clinical trials, all relevant bench tests, and laboratory and animal studies. The application must also contain a complete description of the device and its components, as well as a detailed description of the methods, facilities and controls used for its manufacture, including, where appropriate, the method of sterilization and its assurance. In addition, the application must include proposed labeling, advertising literature and any required training methods.

If human clinical trials of a device are required in connection with an application and the device presents a significant risk, the sponsor of the trial is required to file an application for an Investigational Device Exemption (IDE) before beginning human clinical trials. Usually, the manufacturer or distributor of the device is the sponsor of the trial. The IDE application must be supported by data, typically including the results of animal and laboratory testing, and a description of how the device will be manufactured. If the application is reviewed and approved by the FDA and one or more appropriate Institutional Review Boards (IRBs), human clinical trials may begin at a specified number of investigational sites with a specified number of patients. If the device presents a non-significant risk to the patient, a sponsor may begin clinical trials after obtaining approval for the study by one or more appropriate institutional review boards, but FDA approval for the commencement of the study is not required. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study if the compensation received does not exceed the costs of manufacture, research, development and handling. A supplement for an Investigational Device Exemption must be submitted to and approved by the FDA before a sponsor or an investigator may make a significant change to the investigational plan that may affect the plan’s scientific soundness or the rights, safety or welfare of human subjects.

Upon receipt of a PMA or HDE application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA makes this determination, it will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the application. An FDA review of a PMA application generally takes one to two years from the date the application is accepted for filing; review of an HDE application can be shorter than a PMA. However, this review period is often significantly extended by requests for more information or clarification of information already provided in the submission. During the review period, the submission may be sent to an FDA-selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that may include conditions for approval. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA or HDE application review process, the FDA will conduct an inspection of the manufacturer’s facilities to ensure that the facilities are in compliance with applicable good manufacturing practice. If the FDA evaluations of both the PMA/HDE application and the manufacturing facilities are favorable, the FDA will issue a letter. This letter usually contains a number of conditions, which must be met in order to secure final approval of the application. When those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue an approval letter authorizing commercial marketing of the device for specified indications and intended uses.

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The PMA/HDE application review process can be expensive, uncertain and lengthy. A number of devices for which PMA/HDE approval has been sought have never been approved for marketing. The FDA may also determine that additional clinical trials are necessary, in which case the approval may be significantly delayed while trials are conducted and data is submitted in an amendment to the PMA/HDE application. Modifications to the design, labeling or manufacturing process of a device that has received PMA/HDE approval may require the FDA to approve supplements or new applications. Supplements to a PMA/HDE application often require the submission of additional information of the same type required for an initial premarket approval, to support the proposed change from the product covered by the original application. The FDA generally does not call for an advisory panel review for PMA/HDE supplements, though applicants may request one. If any PMAs/HDEs are required for our products, we may not be able to meet the FDA’s requirements or we may not receive any necessary approvals. Failure to comply with regulatory requirements or to receive any necessary approvals would have a material adverse effect on our business, financial condition and results of operations.

Regulatory approvals, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. Conditions of approval for a PMA/HDE application also often include the requirement to conduct a post-market study or studies. In addition, to obtain regulatory approvals and clearances, the FDA and some foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products we manufacture or distribute under FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. The FDA also requires us to provide it with information on death and serious injuries alleged to have been associated with the use of our products, as well as any malfunctions that would likely cause or contribute to death or serious injury.

The FDA requires us to register as a medical device manufacturer and list our products. We are also subject to inspections by the FDA to confirm compliance with good manufacturing practice. These regulations require that we manufacture our products and maintain documents in a prescribed manner with respect to manufacturing, testing, quality assurance and quality control activities.

We are also subject to a variety of other controls that affect our business. Labeling and promotional activities are subject to scrutiny by the FDA and, in some instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved users. We are also subject, as are our products, to a variety of state and local laws and regulations in those states and localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those regions. Manufacturers are also subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with these laws and regulations now or in the future. These laws or regulations may have a material adverse effect on our ability to do business.

International sales of our products are subject to the regulatory requirements of each country in which we market our products. The regulatory review process varies from country to country. In EU, the European Union has promulgated rules that require medical products to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical directives. Once the CE mark has been duly applied to a device, the manufacturer may commercially distribute the product in all countries that are members of the European Union, and in several other countries that recognize the CE Mark, such as Switzerland and Turkey. Similar to the US, once the device has received the CE mark, companies are required to report certain serious adverse events, are required to conduct post-market surveillance, and in some countries are required to register or list the products.

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To obtain the CE Mark for the Argus II System, we were required to demonstrate compliance with several European directives and standards, including the Active Implantable Medical Device Directive (AIMDD), and ISO 13485:2003 (“Medical devices, Quality management systems, and Requirements for regulatory purposes”). Second Sight contracts with a European Notified Body, an organization that reviews design documentation for our device and audits us annually to ensure compliance to the AIMDD directive and the ISO 13485 standard. In addition, significant changes to our device design, and new devices or new indications for existing products, would need to be reviewed and approved by the Notified Body, prior to allowing us to apply the CE mark to the new product. Losing the right to affix the CE mark to our Argus II device or any future products could have a material adverse effect on our business, financial condition and results of operations.

In EU, replacement of the existing Medical Device Directive and Active Implantable Medical Device Directive with new regulations have been proposed and are under review by governing bodies in EU. Two of the proposed changes that could have a significant impact on the review of Second Sight’s products by European Union regulators include: (1) requiring review of applications for certain high risk devices by an outside committee, which is in addition to review by the Notified Body; and (2) increasing the requirements for clinical data that are used to support an application. If the proposed changes are adopted into law, this could increase the cost and time required to obtain approval for our products in EU.

We will be responsible for obtaining and maintaining regulatory approvals for our products. The inability or failure to comply with the varying regulations or the imposition of new regulations would materially adversely affect our business, financial condition and results of operations.

Our Intellectual Property

Our success depends, partially, on our ability to protect our core technology and intellectual property. We rely on a combination of patents, patent applications, trademarks, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights, to protect our proprietary rights.

As of June 30, 2014, we have:

•    95 pending US patent applications and provisional patent applications

•    211 US granted patents

•    78 pending foreign patent applications

•    83 foreign granted patents

Our issued patents expire between March 2018 and October 2033. We cannot assure that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. In addition, any patents may be contested, circumvented, found unenforceable or invalid, and we may not be able to prevent third parties from infringing them. As we intend to expand our international operations, our patent portfolio, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

Our international patents include:

•	49 Australia;
•	20 France, UK, and Germany;
•	1 France, UK, Germany and Switzerland;
•	1 UK, Germany and Switzerland;
•	9 Japan; and
•	3 Canada

We have focused on obtaining patents primarily in the US and EU, as we have identified these jurisdictions to be our primary markets. We believe that the significant development and regulatory costs and expense of commercializing a product such as the Argus II System will be a material impediment to any competitor who attempts to market a visual prosthesis if excluded from these markets by not having access to our intellectual property.

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We actively seek to identify and protect our intellectual property. We have a dual strategy of filing for and obtaining patents to block potential competitors, and filing patents where we believe our technology would be useful in other products. Our patent portfolio covers many aspects of our implant device and its supporting equipment. We have also patented alternative intellectual property paths that do not cover our device, but could present a possible alternative implant solution to a competitor. However, there can be no assurance that our pending patent applications or any future patent applications will be approved or will not be challenged successfully by third parties, that any issued patents will protect our technology or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to conduct our operations. No assurance can be given that others will not independently develop a similar or competing technology or design around any patents that have been or may be issued to us.

Our Licenses and Agreements

We have exclusive world-wide royalty-bearing licenses on intellectual property related to the Argus II System from Johns Hopkins University, Duke University which we entered into in October 2000, and the Doheny Eye Institute which we entered into in April 2002. Total royalties we pay under these licenses will not exceed 3.25 % of our net revenue. The Johns Hopkins license includes a patent covering a system of wireless communication between the external part and implanted part of our device. While the Johns Hopkins patents licensed to us may present a significant impediment to any competitors selling in the US or European markets, they expire in 2018.

Grants

We and our partners have been successful at securing a number of grants from the US federal government. These grants support our research and development, are non-dilutive to our equity and do not need to be repaid. The government, however, retains ‘March-In’ rights in connection with these grants - a non-exclusive right to practice inventions developed from grant funding. Grants received by us to-date include:

•	R24 EY012893 – Development/Testing of Artificial Retinas for the Blind, in the amount of $13, 197,584,

•	R01 EY012893 – Research/Development of Artificial Retinas for the Blind, in the amount of $12,917,718,

•	RC3 EY020778 – Development and Testing of Low Vision Assessment Tools for Retinal Prosthesis, Robert Greenberg in the amount of $2,988,224, and

•	R41 NS058244 – Hermetic Nanowire Interconnects for Neural Prostheses, in the amount of $459,172.

•	Source: http://projectreporter.nih.gov/

We also intend to apply for future grants to help offset research and development costs.

Our Manufacturing and Quality Assurance

We have a single manufacturing facility, located at our principal office in Sylmar, California. The manufacturing areas at this location are housed in a single building, and include approximately 10,000 square feet of controlled environment rooms (CERs) suitable for implant manufacturing. At present less than half of this space is being used for Argus II implant production. At the same site are spaces for assembling the external (non-implantable) components of our system and for the labeling, receiving and shipping, and stockroom functions. Finished goods are held at this location and at our contracted distributor in Europe.

We rely on many suppliers to provide materials and services necessary to produce and test our products. Many of these materials or services are currently provided by sole source suppliers. We expect to secure additional providers as our production volumes increase. We attempt to mitigate the sole source risk, by among other things, increasing parts inventory as a partial hedge against interruptions in parts supply. In many cases, where it is known that a second or alternative supplier would be costly and/or time consuming to develop, we are actively seeking to develop such alternative sources.

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Our manufacturing department currently employs 45 persons and the quality assurance department has an additional nine members. We operate a day shift and smaller swing shift, and at this staffing level we can manufacture up to 10 devices per month. To support anticipated added demand from the commercial launch of the Argus II System, we believe that the space available at the current facility when fully utilized and operating at two full shifts will prove sufficient to build and assemble approximately 100 devices per month.

Employees

As of June 30, 2014 we had 112 employees, including approximately 53 in operations; eight in selling, marketing and distribution; 37 in clinical, regulatory and research and development; and 14 in administration. Of these persons, we employed 96 in the United States and 16 in Europe. We believe that the continued success of our business will depend, in part, on our ability to attract and retain qualified personnel, and we are committed to developing our people and providing them with opportunities to contribute to our growth and success. None of these employees is covered by a collective bargaining agreement, and we believe our relationship with our employees is good to excellent.

Properties

Our principal office and facilities are located at 12744 San Fernando Road, Building 3, Sylmar, California 91342, and consists of approximately 45,351 rentable square feet at a base rent of $30,883 per month. Our lease expires in February 2022 and grants us an option to extend the lease term for an additional 60 months period. We have rented these premises from Mann Biomedical Park LLC, an entity affiliated with our Chairman of the Board, Alfred E. Mann. We believe that the terms of this lease are at least as favorable as those that may have been obtained from a non-affiliated third party. We believe that these premises are adequate for our foreseeable needs.

Our European offices are located on the Innovation Park at EPFL, Rue Jean Daniel Colladon, CH 1015 Lausanne. The lease consists of 180 square meters at a base rent of 7,079 CHF per month, or currently about $7,922 per month. Our lease is currently monthly with a six month notice required for termination, with the Foundation for the Innovation Park at EPFL.

Legal Proceedings

We are not a party to any pending legal proceedings other than those involving Pixium Vision described in “Risk Factors—Risks Related to Intellectual Property and Other Legal Matters” on page 22.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Selected Financial Information” and our financial statements and related notes appearing elsewhere in this prospectus.  In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We were founded in 1998 with a mission to develop, manufacture, and market prosthetic devices that restore vision to the blind. Our principal offices are located in Sylmar, California, approximately 25 miles northwest of downtown Los Angeles. We also have an office in Lausanne, Switzerland, that manages our commercial and clinical operations in Europe and the Middle East.

Our first commercial product, the Argus II System, is a retinal prosthesis that can provide some functional vision to individuals blinded by retinitis pigmentosa (RP). The Argus II System is an implantable neurostimulation device that uses electrical stimulation of the retina (based on a wireless video camera feed) to replace the function of the defunct photo-receptors in RP patients.

Our major corporate, clinical and regulatory milestones include:

•	In 1998, we were founded.
•	In 2002, we commenced clinical trials for our prototype product, the Argus I retinal prosthesis.
•	In 2006, we commenced clinical trials for the Argus II System, which later became our first commercial product.
•	In 2011, we received marketing approval in Europe (CE Mark) for the Argus II System.
•	In 2013, we received marketing approval in the United States (FDA) for the Argus II System.

We began selling the Argus II System in Europe at the end of 2011, in Saudi Arabia in 2013, and in the United States and Canada in 2014. We have limited regulatory approval in Canada and Saudi Arabia, and we are currently applying for full approval. To date, all of our sales have been made by our direct sales force, but we plan to add partners and distributors to enhance our coverage of existing and future markets. In 2014, we entered into our first distribution agreement, that covers the country of Spain, and we are at various stages of negotiations with a number of other distributors for countries in Europe and the Middle East.

We have achieved certain insurance reimbursement milestones in the United States (Medicare Transitional Pass Through Payment, New Technology Add-on Payment, and coverage by a number of insurers/payers), but reimbursement hurdles remain as not every payer is covering this technology. In Europe, we have achieved government reimbursement in Germany, and additional reimbursement is being sought in a number of other countries. Obtaining reimbursement from governmental or private insurance companies is critical to our future commercial success. Due to the cost of the Argus II System, our sales will be limited without the availability of third party reimbursement.

Going Concern

From inception, our operations have been funded primarily through the sales of our common stock and convertible debt, research and clinical grants, and product revenue generated by the sale of our Argus II System. During the two years ended December 31, 2013, we funded our business primarily through the issuance of convertible debt with the face value of $19,519,162 and $10,000,000 in 2013 and 2012, respectively, and the issuance of common stock aggregating $2,400,685 and $7,880,080 in 2013 and 2012, respectively. See Notes 9 and 11 of the Notes to our Consolidated Financial Statements for the years ended December 31, 2013 and 2012 for a discussion of our convertible debt and common stock issuances during 2013 and 2012.

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Our financial statements have been presented on the basis that our business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  We are subject to the risks and uncertainties associated with a business with one product line and limited commercial product revenues, including limitations on our operating capital resources and uncertain demand for our products. We have significant convertible debt and have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for at least the next few years. As a result, our independent registered public accounting firm, in its report on the Company’s 2013 and 2012 consolidated financial statements, has raised substantial doubt about our ability to continue as a going concern without this offering which will raise operating capital and convert the debt to equity.

Plan of Operation

We intend to use the proceeds of this offering to fund our current business operations, expand our sales and marketing efforts, enhance our current product, gain new marketing approvals, and continue research into next generation technology.

We currently market and sell our products in the United States, Europe and Saudi Arabia. We will use a portion of the proceeds from this offering to expand our sales and marketing organizations in these existing markets to increase sales coverage, market penetration and revenue in these markets. Over the next 12 to 18 months, we intend to introduce the Argus II System in additional countries through our direct sales force or by working with partners and distributors.

We intend to use a portion of the proceeds of this offering to enhance the resolution of our Argus II System. Increasing the resolution of the system may enhance the user experience and increase our potential market size. Image resolution may be achieved by enhanced image processing, including contrast enhancement and electronic zooming. In addition, we believe that, through software enhancements, we may be able to create a number of virtual electrodes between the physical electrodes on the current retinal implant. This could potentially enhance the resolution of existing devices by ten-fold or more.

Currently, our Argus II System is approved for persons suffering from RP. We believe we can expand the market for the Argus II System beyond RP to patients with severe to profound vision loss due to age-related macular degeneration or AMD. We intend to use a portion of the proceeds of this offering to conduct a pilot study, of about five patients, in Europe beginning in late 2014 to determine the utility of the Argus II System for use in persons suffering from AMD. If successful, we will conduct further clinical studies to gain marketing approval for this expanded indication. If the Argus II System is successfully developed and approved for sale to treat AMD, as to which there can be no assurances, we believe that the potential addressable market opportunity for that device will significantly exceed our existing RP markets for the Argus II System.

We also plan to also use a portion of the proceeds from this offering to design and develop a product for cortical stimulation that we refer to as the Orion I visual cortical prosthesis, which we expect will be able to provide some vision restoration to individuals with almost all unpreventable forms of blindness. Our objective in designing and developing the Orion I visual cortical prosthesis is to bypass the retina and optic nerve and to directly stimulate the visual cortex region of the brain. If the Orion I visual cortical prosthesis is successfully developed and approved for sale, as to which there can be no assurances, we believe that the potential addressable market opportunity for that device will greatly exceed our existing RP markets for the Argus II System.

The amounts that we actually spend for any specific purpose may vary significantly and will depend on a number of factors, including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to research and development, clinical testing, regulatory approval, market conditions, insurance reimbursement, and changes in or revisions to our product, sales and marketing strategies.  Investors will be relying on the judgment of our management regarding the application of the proceeds from the sale of our common stock.

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Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for reporting periods beginning after December 15, 2016, and early adoption is not permitted. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (ASU 2014-08), Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360). ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the company's operations and financial results should be presented as discontinued operations. This new accounting guidance is effective for annual periods beginning after December 15, 2014. The company is currently evaluating the impact of adopting ASU 2014-08 on the company's results of operations or financial condition.

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.  This guidance provides direction for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in US GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance will become effective for the company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The company adoption of this guidance had no material impact on the company’s consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830). This guidance resolves the diversity in practice relating to financial reporting involving a parent entity’s accounting for the cumulative translation adjustment of foreign currency into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. In addition, this guidance resolves the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. This guidance will become effective for the company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The company adoption of this guidance had no material impact on the company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Loss, or a Tax Credit Carryforward Exists (a consensus the FASB Emerging Issues Task Force). This guidance provides direction on financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this guidance was to eliminate diversity in practice resulting from a lack of guidance on this topic in current US GAAP. This guidance applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. This guidance will become effective for the company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The company adoption of this guidance had no material impact on the company’s consolidated financial statements.

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Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not, or are not believed by management to, have a material impact on the company's present or future consolidated financial statements.

Critical Accounting Policies

The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.  See Note 2 to our consolidated financial statements for the years ended December 31, 2012 and 2013 for a more complete description of our significant accounting policies.

Revenue Recognition. Our revenue is derived from the sale of its Argus II System, which is implanted during a surgery, and intended to provide some functional vision to patients blinded by retinitis pigmentosa (RP).  We sell to university hospitals, teaching hospitals, large medical centers, and ambulatory surgical centers. We recognize revenue when four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) surgical implantation has occurred; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. We generally use customer purchase orders or purchase agreements to determine the existence of an arrangement. Sales transactions are based on prices that are determinable at the time we accept the customer’s purchase order. In order to determine whether collection is reasonably assured, we assess a number of factors, including creditworthiness of the customer and medical insurance coverage.  If we determine that collection is not reasonably assured, we will defer the recognition of revenue until collection becomes reasonably assured, which is generally upon receipt of payment. We may periodically grant special terms, such as extended payment terms. We defer revenues when these special terms are granted until a final price is fixed and collection becomes reasonably assured. Due to the nature of our revenue recognition policy of recording revenue only after surgical implantation, we have had no returns related to Argus II System recorded as revenue.

Stock-Based Compensation. Pursuant to Financial Accounting Standards Board (“FASB”) ASC 718 Share-Based Payment (“ASC 718”), the Company records stock-based compensation expense for all stock-based awards.

Under ASC 718, the Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

-	Grant Price — the grant price of the issuances are determined based on the estimated fair value of the shares at the date of grant.

-	Risk-free interest rate — the risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.

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-	Expected lives — as permitted by SAB 107, due to the Company's insufficient history of option activity, the management utilizes the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding.

-	Expected volatility — is determined based on average historical volatilities of comparable companies in the similar industry.

-	Expected dividend yield — is based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Patent Costs. The Company has over two hundred domestic and foreign patents. Due to the uncertainty associated with the successful development of one or more commercially viable products based on Company’s research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs were $669,011 and $689,633 for the years ended December 31, 2013 and 2012, respectively, and are included in general and administrative expenses in the consolidated statements of operations.

Convertible Promissory Notes and Warrants. The warrants and embedded beneficial conversion feature of convertible promissory notes are classified as equity under FASB ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company allocates the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date. The fair value of the financial instruments related to warrants associated with convertible promissory notes is determined utilizing the Black-Scholes option pricing model and the respective allocated proceeds to the warrants is recorded in additional paid-in capital. The Company utilized the Black-Scholes option valuation model using the same valuation assumptions as described herein for Stock Based Compensation. The embedded beneficial conversion feature associated with convertible promissory notes is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt — Debt with Conversion and Other Options.” The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes is being amortized over the life of the convertible promissory notes. For the portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature, it is amortized over the term of the notes from the respective dates of issuance.

Results of Operations

Product Revenue. Our product revenue is derived from the sale of our Argus II System. We began selling our product in Europe in 2011, Saudi Arabia in 2012, and the United States and Canada in 2014. Our objective is to increase our product revenue over the next several years as we pursue commercialization of our product, as our product becomes more well-known and accepted in the market, and as insurance coverage becomes more widespread.

Cost of sales. We have two components to our cost of sales: the cost of goods sold and production process development costs. Our cost of sales also includes a non-cash component related to the amortization of deferred stock-based compensation.

-	Cost of goods sold consists of the cost of our Argus II System that we manufacture at our Sylmar, California facility, and the cost includes salaries, other personnel costs, material, overhead, warranty and other costs.

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-	Production process development expenses consist of salaries and related personnel costs, and material costs related to developing and refining our production processes. Our product involves new and technologically complex materials and processes. As we move from making small quantities of our product for clinical trials to larger quantities for commercial distribution, we must develop new manufacturing techniques and processes that allow us to scale production. We are currently experiencing low yields on our manufacturing process, but we expect that over the next few years we will be able to refine our processes and improve our manufacturing yields. Accordingly, we expect that manufacturing process development expenses will decline over the next few years.

Operating Expenses. We generally recognize our operating expenses as we incur them in four general operational categories: research and development, clinical and regulatory, sales and marketing, and general and administrative. Our operating expenses also include a non-cash component related to the amortization of deferred stock-based compensation allocated to research and development, clinical and regulatory, sales and marketing and general and administrative personnel. From time to time we receive grants from institutions or agencies, such as the National Institutes of Health, to help fund the some of the cost of our development efforts. We record these grants as offsets to the costs as they are incurred to complete the related work.

-	Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products, offset by grant revenue received in support of specific research projects. We expense our research and development costs as they are incurred. We expect research and development expenses to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future products, such as the Orion I visual cortical prosthesis. We also expect to receive additional grants in the future that will be offset primarily against research and development costs.

-	Clinical and regulatory expenses consist primarily of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies. We expect clinical and regulatory expenses to increase substantially as we assess the safety and efficacy of enhancements to our current Argus II System, seek to expand the indications for the Argus II System, such as AMD, and prepare to initiate clinical studies of potential future products, such as the Orion I visual cortical prosthesis.

-	Sales and marketing expenses consist primarily of salaries, commissions, travel and related expenses for personnel engaged in sales, marketing and business development functions, as well as costs associated with promotional and other marketing activities. We expect sales and marketing expenses to increase substantially as we hire additional sales personnel, initiate additional marketing programs, develop relationships with new distributors, and expand the number of doctors and medical centers that buy and implant our Argus II System and any future products.

-	General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing costs, insurance costs and other general corporate expenses, including rent. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operation as a public company.

Interest expense on convertible promissory notes. Interest expense is a non-cash expense associated with the Company’s convertible promissory notes. Simple interest is accrued at 7.5% per annum based on the face value of the convertible promissory notes outstanding during the year. The accrued interest is added to the amount of outstanding debt, but does not earn additional interest. The terms of the convertible promissory notes provide for conversion of principal and accrued interest into equity on an IPO, among other events, at $5.00 per share. Accordingly, there will be no interest expense related to the convertible promissory notes after our planned IPO.

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Amortization of discount on convertible promissory notes. As discussed more fully above, our convertible promissory notes issued during 2012 and 2013 were issued with detachable warrants and an embedded beneficial conversion feature, which were recorded as an issuance discount with an offsetting credit to additional paid-in capital. This issuance discount is amortized as a non-cash charge over the term of the convertible promissory note. The terms of the convertible promissory notes provide for conversion into equity on an IPO, among other events, at $5.00 per share. At December 31, 2013, the unamortized issuance cost related to our convertible promissory notes was $12,032,146. In the event the convertible promissory notes are converted into equity before their maturity dates, this unamortized discount will be written off as a charge to the current period’s net income. Accordingly, in fiscal periods after the planned IPO, there will be no amortization of the issuance discount related to the convertible promissory notes.

Comparison of the Years Ended December 31, 2013 and 2012

Overview. During 2012 the company completed clinical trials that led to the February 2013 FDA marketing approval for the Argus II System. In early 2013, the company shifted resources from product development and clinical testing to increase investment in production capabilities and commercialization efforts. This shift in spending was accomplished by decreasing staffing levels in the research and development and clinical and regulatory areas during the first quarter of 2013 while increasing staffing levels in operations and sales and marketing throughout the year. For the 2013 year, total employee count increased from 108 at January 1 to 112 at December 31, but the mix of employees shifted towards production and commercialization.

Revenue. Our product sales increased from $1,367,224 in 2012 to $1,564,933 in 2013, an increase of $197,709, or 14%. This increase in product revenue was due to implanting twenty-two Argus II Systems in 2013 compared to fifteen implants in the prior year. In 2012, all implants were sold in Europe; in 2013, implants were sold in Europe and the Middle East. Product sales did not commence in the United States and Canada until 2014.

Cost of sales. Cost of sales increased from $4,396,746 in 2012 to $5,629,320 in 2013, an increase of $1,232,574, or 28%. This increase consists of an $118,008, or 12%, increase in cost of products sold and a $1,114,566, or 33%, increase in production process development costs. The increase in cost of goods sold is primarily attributable to shipping more units in 2013 compared to 2012. The increase in production process development costs is primarily due to increasing our production capacity, including the addition of direct and indirect personnel, while still experiencing low yields. We will continue to invest in improving our manufacturing processes, and we expect manufacturing yields to improve and we expect our production process expenses to decrease over the next several years, although we expect significant fluctuations on a quarter to quarter basis.

Research and development expense. Research and development expense increased from $3,045,157 in 2012 to $3,248,466 in 2013, an increase of $203,309, or 7%. This increase in expense is primarily due to $426,690 of lower grant revenue offsets in 2013 compared to 2012, and to a higher level of stock-based compensation in 2013. Offsetting these increases, compensation costs were lower in 2013 due to a lower level of staffing. We expect research and development costs to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future cortical implant product.

Clinical and regulatory expense. Clinical and regulatory expense decreased from $3,726,556 in 2012 to $3,215,290 in 2013, a decrease of $511,266, or 14%. This decrease from 2012 to 2013 is primarily attributable to a lower level of staffing during 2013 compared to 2012, and a lower level of clinical trial activity after the company received FDA marketing approval for the Argus II System. We expect clinical and regulatory costs will increase in the future as we conduct clinical trials to assess possible enhancements to our existing product, and assess safety and the efficacy of our current product for treating blindness due to age related macular degeneration, or AMD.

Selling and marketing expense. Selling and marketing expense increased from $2,194,590 in 2012 to $3,301,452 in 2013, an increase of $1,106,862, or 50%. This increase in costs is attributable to an increase in selling and marketing personnel, resulting in higher compensation costs, as well as higher marketing and market research related costs. While we expect these costs to increase in the future as we increase our selling and marketing resources to accelerate the commercialization of our product, we expect selling and marketing expense to decrease over time when expressed as a percentage of revenue.

General and administrative expense. General and administrative expense increased from $4,025,558 in 2012 to $4,167,934 in 2013, an increase of $142,376, or 4%. After we become a public company, we expect these costs to increase as we incur the additional costs of being a public company, including higher legal, accounting, insurance, exchange listing, and other costs.

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Interest expense on the convertible promissory notes. Interest expense on the convertible promissory notes increased from $138,934 in 2012 to $1,588,687 in 2013, an increase of $1,449,753, or 1,043%. This increase is due to the higher average level of debt outstanding during 2013 compared to 2012.

Amortization of issuance discount on convertible promissory notes. Amortization of issuance discount on convertible promissory notes increased from $128,097 in 2012 to $3,424,931 in 2013, an increase of $3,296,834, or 2,574%. This increase is due to the higher average level of debt outstanding during 2013 compared to 2012, and to higher value attributed to the beneficial conversion feature associated with promissory notes issued in 2013. As of December 31, 2013, the unamortized issuance discount on the convertible promissory notes was $12,032,146.

Net loss. Net loss was $16,279,127 for the year ended December 31, 2012, as compared to $22,968,925 for the year ended December 31, 2013.

Comparison of the Three Months Ended March 31, 2014 and 2013

Revenue. Our revenue increased from $451,875 in the first quarter of 2013 to $656,726 in 2014, an increase of $204,851, or 45%. This increase in product revenue was due to implanting six Argus II Systems in the first quarter of 2014 compared to four implants in the first quarter of the prior year. In 2013, all implants were in Europe and the Middle East, whereas in the first quarter of 2014, there were four implants in the United States and two in Europe.

Cost of sales.  Cost of sales decreased from $1,897,179 in the first quarter of 2013 to $727,433 in the first quarter of 2014, a decrease of $1,169,746, or 62%.  This decrease consists of a $71,130 decrease in cost of products sold and a $1,098,616 decrease in process development costs.  The decrease in process development costs is primarily due to increasing our production yields in the first quarter of 2014 relative to the first quarter of 2013.  We will continue to invest in improving our manufacturing processes, and we expect manufacturing yields to improve and we expect our production process development expenses to decrease over the next several years, although we expect significant fluctuations on a quarter to quarter basis.

Research and development expense. Research and development expense decreased from $1,079,478 in the first quarter of 2013 to $1,039,486 in the first quarter of 2014, a decrease of $39,992, or 4%. This decrease is primarily due to lower stock-based compensation charges in the current year. We expect research and development costs to increase in the future as pursue further enhancements of our existing product and develop technology for our potential future cortical implant product.

Clinical and regulatory expense. Clinical and regulatory expense decreased from $811,410 in the first quarter of 2013 to $594,662 in the first quarter of 2014, a decrease of $216,748, or 27%. This decrease is primarily attributable to lower levels of staffing in 2014 compared to 2013. We expect clinical and regulatory costs to increase in the future as we conduct clinical trials to assess possible enhancements to our existing product, and assess the safety and efficacy of our current product for treating blindness due to age related macular degeneration.

Selling and marketing expense. Selling and marketing expense increased from $613,779 in in the first quarter of 2013 to $1,254,503 in same period in 2014, an increase of $640,724, or 104%. This increase in costs is attributable to an increase in personnel, as well as higher marketing related costs, as we increased our efforts to commercialize the Argus II System. While we expect these costs to increase in the future as we increase our selling and marketing resources to accelerate the commercialization of our product, we expect selling and marketing expense to decrease over time when expressed as a percentage of product revenue.

General and administrative expense. General and administrative expense increased from $993,921 in the first quarter of 2013 to $1,497,127 in the same period of 2014, an increase of $503,206, or 51%. This increase is primarily attributable to stock-based compensation charges of $392,737 related to an option grant to our chief executive officer in the first quarter of 2014. After we become a public company, we expect our general and administrative costs to increase as we incur the additional costs of being a public company, including higher legal, accounting, insurance, exchange listing, and other costs.

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Interest expense on the convertible promissory notes. Interest expense on the convertible promissory notes increased from $219,801 in the first quarter of 2013 to $545,900 same period of 2014, an increase of $326,099, or 148%. This increase is due to the higher average level of debt outstanding during the first quarter of 2014 compared to same period of 2013.

Amortization of issuance discount on convertible promissory notes. Amortization of issuance discount on convertible promissory notes increased from $285,596 in the first quarter of 2013 to $1,440,017 in same period of 2014, an increase of $1,154,421, or 404%. This increase is due to the higher average level of debt outstanding during the first quarter of 2014 compared to same period of 2013, and to higher value attributed to the beneficial conversion feature associated with promissory notes issued in 2013. As of March 31, 2014, the unamortized issuance discount on the convertible promissory notes was $10,592,129.

Net loss. Net loss was $5,447,344 for the three months ended March 31, 2013, as compared to $6,438,753 for the three months ended March 31, 2014.

Liquidity and Capital Resources

Our company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have experienced recurring operating losses and negative operating cash flows since inception, and have financed our working capital requirements through the recurring sale of our equity securities.  As a result, our independent registered public accounting firm, in its report on our 2013 and 2012 consolidated financial statements, has raised substantial doubt about our ability to continue as a going concern (see “Going Concern” above”).

We are planning an initial public offering of approximately 3,500,000 shares of our common stock (a “Share”), generating gross proceeds of approximately $31,500,000, and intend to use the proceeds from such offering to invest in our business to expand sales and marketing efforts, enhance current product, gain regulatory approvals for additional indications, and continue research and development into next generation technology. Each Share sold in this offering will be coupled with a non-transferable contractual right which could allow the holder to obtain at no additional cost up to one additional share on the second anniversary of the closing date of the offering (the “Long Term Investor RightSM”). For a holder of a Share to benefit from the Long Term Investor Right, the holder must: (1) hold the Share obtained in the offering after the closing date of the offering, (2) register the Share in its name, and not in “street name,” no later than 90 days after the closing date of the offering, and (3) continuously hold the Share in certificate or book entry form during the two years after the closing date of the offering. If the holder of the Share fails to timely make the registration and to hold the Share continuously for the two years after the closing date of the offering, the Long Term Investor Right will terminate. If the common stock trades on its principal exchange at 200% of the Offering Price or greater on five consecutive trading days during the two years after the closing date the Long Term Investor Right will terminate. The Long Term Investor Right will convert into common stock if our shares do not trade on their principal exchange at 200% of the Offering Price or greater on five consecutive trading days during the two years after the closing date.

At December 31, 2013, we had cash and money market funds totaling $8,674,179, as compared to $4,454,792 at December 31, 2012, an increase of $4,219,387, or 95%. Working capital was $9,104,436 at December 31, 2013, as compared to $4,275,975 at December 31, 2012, an increase of $4,828,461 or 113%. We use our cash, money market funds and working capital to fund our operating activities.

During 2013, we used $17,426,862 of cash in operating activities, consisting of a net loss of $22,968,925, reduced by non-cash charges of $6,099,284 for depreciation and amortization of property and equipment, stock-based compensation, amortization of discount on convertible notes payable, and non-cash interest accrued on convertible notes payable, and increased by a net change in operating assets and liabilities of $557,221. This compares to 2012, when we used $15,321,214 of cash in operating activities, consisting of a net loss of $16,279,127, reduced by non-cash charges of $1,499,605 for depreciation and amortization of property and equipment, stock-based compensation, amortization of discount on convertible notes payable, and non-cash interest accrued on convertible notes payable, and increased by a net change in operating assets and liabilities of $541,692.

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Investing activities in 2013 and 2012 used $4,547,580 and $2,847,259 of cash, respectively. Of these totals, $4,301,576 related to investments in money market funds in 2013, compared to $2,651,176 in 2012. We also used $246,004 to purchase property and equipment in 2013, compared to $196,083 in 2012.

Financing activities provided $21,974,617 of cash in 2013, including $19,519,162 from the issuance of convertible promissory notes primarily to existing investors and $2,400,685 from the issuance of common stock to new investors at $7.00 per share. In 2012, financing activities provided $17,984,016 of cash, including $10,000,000 from the issuance of convertible promissory notes and $7,880,080 from the issuance of common stock primarily to existing investors at $5.00 per share. In 2013, we repaid convertible promissory notes totaling $53,666. Cash provided by stock option exercises was $108,436 in 2013 and $103,936 in 2012.

At March 31, 2014, we had cash and money market funds of $4,583,421, as compared to $8,674,179 at December 31, 2013, a decrease of $4,090,758, or 47%, during the first quarter of 2014. Working capital was $5,883,001 at March 31, 2014, as compared to $9,104,436 at December 31, 2013, a decrease of $3,221,435, or 35%.

During the first quarter of 2014, we used $4,656,850 of cash in operating activities, consisting primarily of a net loss of $6,438,753, offset by non-cash charges of $2,659,002 for depreciation and amortization of property and equipment, stock-based compensation, amortization of discount on convertible notes payable, and non-cash interest accrued on convertible notes payable, and increased by a net change in operating assets and liabilities of $877,099. This compares to the first quarter of 2013, when we used $4,637,359 in operating activities, consisting primarily of a net loss of $5,447,344, offset by non-cash charges of $877,306 for depreciation and amortization of property and equipment, stock-based compensation, amortization of discount on convertible notes payable, and non-cash interest accrued on convertible notes payable, and increased by a net change in operating assets and liabilities of $67,321.

Investing activities in the first quarter of 2014 provided $4,389,036, reflecting $4,480,759 in proceeds from money market investments, offset by $91,723 for the purchase of equipment. In the first quarter of 2013, investing activities used $1,748,060 of cash, reflecting $1,703,837 investment in money market funds and $44,223 used for the purchase of equipment.

Financing activities provided $703,494 of cash in first quarter of 2014, from the issuance of $700,000 of common stock at $7.00 per share to new investors and $3,494 from stock option exercises. In the first quarter of 2013, financing activities provided $6,365,664 of cash from the issuance of $6,385,545 of convertible promissory notes to existing investors and $33,785 from the exercise of stock options, offset by convertible note repayments totaling $53,666.

To date, we have not generated sufficient revenue from product sales to finance our operations. Funding for the business has come primarily through the issuance of equity and convertible debt, and grants from private institutions and government agencies. Over the next few years, we intend to invest in (1) sales and marketing in order to increase the distribution and demand for our products, (2) research and development to enhance our existing products and develop next generation products, and (3) clinical and regulatory efforts to expand indications for our existing product and to assess the feasibility of future products. Additionally, after the completion of the proposed public offering, we expect that our general and administrative expenses will increase as we incur the substantial incremental costs associated with being a public company. While our objective is to generate sufficient revenue from the sales of our products to reach breakeven on a cash flow basis in the next several years, there can be no assurance that we will be successful in doing so. If we are unsuccessful in generating a sufficient level of product revenue to fund all or part of our business, the proceeds from this proposed public offering may not be sufficient to finance the company beyond the next eighteen to twenty-four months and we will need to raise additional capital (of which there can be no assurances).

Principal Commitments

Effective February 2012, the company entered into a lease agreement (the “Sylmar Lease”) with a company owned by the major stockholder of the company for office space for a term of five years that expires on February 28, 2017. The Sylmar Lease included rental of additional space commencing January 1, 2013 and a five year option to renew. The lease requires the company to pay real estate taxes, insurance and common area maintenance each year, and is subject to periodic cost of living adjustments. In April 2014, the Sylmar Lease was renegotiated with the term ending on February 28, 2022, and a five year option to renew. The new lease also requires the company to pay real estate taxes, insurance and common area maintenance each year and includes automatic increases in base rent in base rent each year.

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The company’s Swiss subsidiary rents office space in Switzerland on a month-to-month basis for CHF 7,079 (approximately $7,922 at December 31, 2013) per month.

Total rent expense was approximately $766,000 and $458,000 for the years ended December 31, 2013 and 2012, respectively. Future minimum rental payments required under the operating leases are as follows for the years ended December 31:

Years	Amount

2014	709,647
2015	778,448
2016	808,068
2017	833,045
2018	858,036
Thereafter	2,888,696
Total	$6,875,940

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Trends, Events and Uncertainties

Research and development of new technologies are, by their nature, unpredictable.  Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that the net proceeds from this offering will be sufficient to enable us to develop our technology to the extent needed to create future sales to sustain operations as contemplated herein.  If the net proceeds from this offering are insufficient for this purpose, we will consider other options to continue our path to commercialization, including, but not limited to, additional financing through follow-on stock offerings, debt financing, co-development agreements, curtailment of operations, suspension of operations, sale or licensing of developed intellectual or other property, or other alternatives.

We cannot assure you that our technology will be adopted or that we will ever achieve sustainable revenues sufficient to support our operations. Even if we are able to generate revenues, there can be no assurances that the company will be able to achieve profitability or positive operating cash flows. There can be no assurances that the company will be able to secure additional financing on acceptable terms or at all. If cash resources are insufficient to satisfy the company’s ongoing cash requirements, the company would be required to scale back or discontinue its technology and product development programs, or obtain funds, if available (although there can be no certainty), through strategic alliances that may require the company to relinquish rights to certain of its products, or to curtail or discontinue its operations entirely.

Other than as discussed above and elsewhere in this prospectus, we are not currently aware of any trends, events or uncertainties that are likely to have a material effect on our financial condition in the near term, although it is possible that new trends or events may develop in the future that could have a material effect on our financial condition.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of all of our directors and executive officers as of July 31, 2014.  Our officers are appointed by, and serve at the pleasure of, the board of directors.

Name	Age	Position(s)
Robert Greenberg, M.D., Ph.D.	46	President, Chief Executive Officer and Director
Alfred E. Mann	88	Chairman of the Board of Directors
Thomas B. Miller	59	Chief Financial Officer
Anne-Marie Ripley	44	Vice President of Clinical and Regulatory Affairs
Gregoire Cosendai, Ph.D.	42	Vice President of European Operations
Brian Mech, Ph.D.	45	Vice President of Business Development
Edward Randolph	56	Vice President of Manufacturing
William J. Link, Ph.D.	68	Director
Aaron Mendelsohn	63	Director
Gregg Williams	55	Director

There are no family relationships between any of our executive officers or directors.

Robert J. Greenberg has been the President, Chief Executive Officer and Director of Second Sight Medical Products, Inc. since its inception.  Prior to the formation of Second Sight, Dr. Greenberg worked co-managing the Alfred E. Mann Foundation. From 1997 to 1998, he served as lead reviewer for IDEs and 510(k)s at the Office of Device Evaluation at the US Food and Drug Administration in the Neurological Devices Division. In 1998, he received his medical degree from The Johns Hopkins School of Medicine. From 1991 to 1997, Dr. Greenberg conducted pre-clinical trials demonstrating the feasibility of retinal electrical stimulation in patients with retinitis pigmentosa. This work was done at the Wilmer Eye Institute at Johns Hopkins in Baltimore and led to the granting of his Ph.D. from the Johns Hopkins Department of Biomedical Engineering. His undergraduate degree was in Electrical Engineering and Biomedical Engineering from Duke University.

Alfred E. Mann is one of our founders and has been one of our directors since inception. He has been a director of MannKind Corporation since April 1999, its Chairman of the Board since December 2001 and its Chief Executive Officer since October 2003. He founded and formerly served as Chairman and Chief Executive Officer of MiniMed, Inc., a publicly traded company focused on diabetes therapy and micro infusion drug delivery that was acquired by Medtronic, Inc. in August 2001. Mr. Mann also founded and, from 1972 through 1992, served as Chief Executive Officer of Pacesetter Systems, Inc. and its successor, Siemens Pacesetter, Inc., a manufacturer of cardiac pacemakers, now the Cardiac Rhythm Management Division of St. Jude Medical Corporation. Mr. Mann founded and since 1993, has served as Chairman and until January 2008, as Co-Chief Executive Officer of Advanced Bionics Corporation, a medical device manufacturer focused on neurostimulation to restore hearing to the deaf and to treat chronic pain and other neural deficits that was acquired by Boston Scientific Corporation in June 2004. In January 2008, the former stockholders of Advanced Bionics Corporation repurchased certain segments from Boston Scientific Corporation and formed Advanced Bionics LLC for cochlear implants and Infusion Systems LLC for infusion pumps. Mr. Mann was non-executive Chairman of both entities. Advanced Bionics LLC was acquired by Sonova Holdings on December 30, 2009. Infusion Systems LLC was acquired by the Alfred E. Mann Foundation in February 2010. Mr. Mann has also founded and is non-executive Chairman of Bioness Inc., which is developing rehabilitation neurostimulation systems; Quallion LLC, which produces batteries for medical products and for the military and aerospace industries; and Stellar Microelectronics Inc., a supplier of electronic assemblies to the medical, military and aerospace industries. Mr. Mann also founded and is the managing member of PerQFlo, LLC, which is developing drug delivery systems. Mr. Mann is the managing member of the Alfred E. Mann Foundation and is also non-executive Chairman of Alfred Mann Institutes at the University of Southern California, and AMI Technion, and the Alfred Mann Foundation for Biomedical Engineering. Mr. Mann holds bachelor’s and master’s degrees in Physics from the University of California at Los Angeles, honorary doctorates from Johns Hopkins University, the University of Southern California, Western University and the Technion-Israel Institute of Technology and is a member of the National Academy of Engineering. The Board believes that Mr. Mann’s business experience, including his extensive experience as a founder, board member and executive officer of medical device companies, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.

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Thomas B. Miller has been our Chief Financial Officer since May 2014.  From 2000 to 2014 he was Chief Financial Officer of Ixia, a public company engaged in the design and manufacture of network test and monitoring products for the telecommunications industry. From 1997 to 1999 he was the Director of Finance and Controller of CoCensys, a public biotechnology company engaged in the discovery and development of new drugs to treat neurological and psychiatric disorders. Mr. Miller received a Masters of Business Administration from the University of Southern California and a Bachelor of Arts, Economics from the University of California, Berkeley.

Anne-Marie Ripley has been our Vice President of Clinical and Regulatory Affairs since July 2005.  From 2002 to 2005 she worked for the Alfred E. Mann Foundation, a non-profit organization that was conducting research and development for innovative bionic devices for people suffering from disabilities due to stroke and spinal cord injury with a final position as Vice President of Clinical and Regulatory Affairs.  From 1999 to 2002, she was the Vice President of Data & Site Management and later Vice President of Operations at MD DataDirect, a start-up, web-based market research firm specializing in real-time cardiology device usage information.  From 1992 to 1999 she worked in clinical and regulatory affairs (with a final position at the Director level) at Eclipse Surgical Technologies (now Cardiogenesis), a maker of interventional cardiology, cardiac surgery and orthopedic devices.  Ms. Ripley received her Bachelor of Arts in Public Policy from Stanford University.

Gregoire Cosendai was our Director of European Operations from 2008 to 2010 and has since 2010 been our Vice President of European Operations. Between 2005 and 2008 he acted as a consultant for Second Sight. From 2001 to 2008 he was director of business development for the Alfred E. Mann Foundation. From 1995 to 2001 he was clinical engineer at the ENT clinic at the Geneva Hospital. Mr. Cosendai received a PhD from EPFL Lausanne on developing new speech coding strategies for cochlear implants and a Master of Electrical Engineering (Ing. dipl. EPFL elec.) from EPFL Lausanne.

Brian Mech has been our Vice President of Business Development since 2008 and has been with the company since 1999. From 1999 to 2008 Mr. Mech held roles as a Materials Science Engineer and Director of Business Development at Second Sight. From 1997 to 1999, Mr. Mech was an Engineering Research Associate at the University of Michigan. Mr. Mech began his career at Second Sight working on advanced implantable package design, and has assumed responsibilities in the areas of implant design, pre-clinical testing, clinical support, reimbursement, sales and marketing, and business development. Mr. Mech received his Ph.D. in Materials Science from the University of Toronto and an MBA from the Anderson School of Management at the University of California, Los Angeles.

Edward Randolph has been our Vice President of Manufacturing since 2007. From 2003 to 2007, Mr. Randolph was Director of Manufacturing Engineering at Boston Scientific Corp., a worldwide manufacturer of medical devices and products. From 2001 to 2003, Mr. Randolph was a Director of Manufacturing Engineering at Cygnus, Inc., manufacturer of non-invasive transdermal drug delivery systems. Mr. Randolph received his Master of Science in Engineering from Stanford University and his Bachelor of Science in Architecture from Massachusetts Institute of Technology.

William J. Link has been a member of our Board of Directors since 2003. Mr. Link is a co-founder and managing director of Versant Ventures, a venture capital firm specializing in early-stage investing in healthcare companies, since its inception in 1999. Prior to co-founding Versant Ventures, Mr. Link was a general partner at Brentwood Venture Capital from 1998 to present. Mr. Link also founded and served as chairman and CEO of Chiron Vision, a subsidiary of Chiron Corporation specializing in ophthalmic surgical products, from 1986 to 1997 which was sold to Bausch and Lomb in 1997. Prior to Chiron Vision, Mr. Link founded in 1978 and served as President of American Medical Optics (AMO), a division of American Hospital Supply Corporation, which was sold to Allergan in 1986. Mr. Link also served on the Board of AMO’s successor company, Advanced Medical Optics (AMO) which was acquired by Abbott in 2009, from 2002 to 2009. Mr. Link was an Assistant Professor in the Department of Surgery at the Indiana University School of Medicine from 1973 to 1976. Mr. Link received his BSc, MSc and Ph.D. from Purdue University.

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Aaron Mendelsohn is a founder and has been a director of Second Sight since inception. Mr. Mendelsohn served on the board of Advanced Bionics since shortly after its founding in 1993 until its sale in 2004. Mr. Mendelsohn was also a founder and director of MRG from its inception in 1998 until its sale in 2001 to Medtronic, Inc.  Mr. Mendelsohn serves on the board of directors for the Alfred E. Mann Institute for Biomedical Engineering at USC since its inception in 1998 and is a member of it Executive Committee. Mr. Mendelsohn is a founder and a director of Nanoprecision Holding Company, Inc., a world leader in manipulating materials at nanometer scale, since 2007. He is also a founder and director of Nanoprecision Medical, Inc, a drug delivery company working in nanotechnology, since its inception in 2011. Mr. Mendelsohn is a founder and serves as Chairman of the Maestro Foundation since it was organized in 1983. The Maestro Foundation is a leading non-profit musical philanthropic organization which hosts a premier chamber music series and lends professional-level instruments and bows to young, career-bound classical musicians. Mr. Mendelsohn received his B.A. from UCLA and J.D. from Loyola University School of Law Los Angeles.

Gregg Williams has been a member of our Board of Directors since June 2009. Mr. Williams has been the Chief Executive Officer at Williams International Corporation since April 2005. Mr. Williams serves as the Chairman and President of Williams International Corporation and served as its Chief Operating Officer. He is a Member of Strategic Advisory Council of Bye Aerospace, Inc. Mr. Williams received a Bachelor of Science in Engineering from the University of Utah in 1982.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics will be available on the investor relations page on our website. We intend to post any amendment to our code of business conduct and ethics, and any waivers of such code for directors and executive officers, on our website or in filings under the Exchange Act.

Board of Directors

Director Independence

In connection with this offering, we intend to list our common stock on the Nasdaq Capital Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after the completion of an initial public offering. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise or impair such director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that each of Alfred E. Mann, William J. Link, and Gregg Williams are “independent directors” as defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of The Nasdaq Stock Market.

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Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below. Our board of directors will appoint a chair of each committee upon its establishment.  Members will serve on these committees until their resignation or as otherwise determined by our board of directors.

Audit Committee

Alfred E. Mann, William J. Link, and Gregg Williams, each of whom is non-employee member of our board of directors, have been designated to serve on our audit committee. Our board of directors has determined that each of Alfred E. Mann, William J. Link, and Gregg Williams satisfies the requirements for independence and financial literacy under the rules and regulations of The Nasdaq Stock Market and the SEC. Our board of directors has also determined that Alfred E. Mann qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The audit committee will be responsible for, among other things:

•appointing, overseeing, and if need be, terminating any independent auditor;

•assessing the qualification, performance and independence of our independent auditor;

•reviewing the audit plan and pre-approving all audit and non-audit services to be performed by our independent auditor;

•reviewing our financial statements and related disclosures;

•reviewing the adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control and disclosure controls and procedures;

•reviewing our overall risk management framework;

•overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•reviewing and discussing with management and the independent auditor the results of our annual audit, reviews of our quarterly financial statements and our publicly filed reports;

•reviewing and approving related person transactions; and

•preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter, adopted by our board of directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of The Nasdaq Stock Market.

Compensation Committee

Alfred E. Mann, William J. Link, and Gregg Williams, each of whom is a non-employee member of our board of directors, will comprise our compensation committee. Our board of directors has determined that each of Alfred E. Mann, William J. Link, and Gregg Williams meets the requirements for independence under the rules of The  Nasdaq Stock Market and the SEC and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee will be responsible for, among other things:

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•reviewing the elements and amount of total compensation for all officers;

•formulating and recommending any proposed changes in the compensation of our Chief Executive Officer for approval by the board;

•reviewing and approving any changes in the compensation for officers, other than our Chief Executive Officer;

•administering our equity compensation plans;

•reviewing annually our overall compensation philosophy and objectives, including compensation program objectives, target pay positioning and equity compensation; and

•preparing the compensation committee report that the SEC will require in our annual proxy statement.

Our compensation committee operates under a written charter, adopted by our board of directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of The Nasdaq Stock Market.

Nominating and Governance Committee

Alfred E. Mann, William J. Link, and Gregg Williams, each of whom is a non-employee member of our board of directors, will comprise our nominating and governance committee. Our board of directors has determined that each of Alfred E. Mann, William J. Link, and Gregg Williams meets the requirements for independence under the rules of The Nasdaq Stock Market for service on this committee. The nominating and governance committee will be responsible for, among other things:

•evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees,

•identifying, recruiting and nominating director candidates to the board if and when necessary;

•evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees,

•reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations, and

•reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and governance committee operates under a written charter adopted by our board of directors, which satisfies the applicable listing standards of The Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

None of the prospective members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers who will serve on our compensation committee or our board of directors.

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Non-Employee Director Compensation

Members of our board of directors did not receive compensation for their service as directors for the year ended December 31, 2013. Commencing on completion of this offering, each of our non-employee directors will be paid an annual retainer of $50,000 for service on the Board of Directors. The Chairman of our Board will receive an annual retainer of $75,000. Each of our non-employee directors who serves as a committee chair will receive, in addition to the annual retainer, an additional retainer of $6,000 per year for his or her service as committee chair and non-chair committee members receive an additional retainer of $4,000 per year; provided, however, the Audit Committee chair’s additional retainer is $16,000 per year and each non-chair Audit Committee member’s additional retainer is $8,000 per year. All fees will be paid in shares of our stock on June 1 of each year and the stock price per share value shall be determined by an average closing price of our stock for the preceding twenty trading days of our common stock on its principal exchange. In July 2014, our board voted to award our chairman, Alfred E. Mann, a bonus of 25,000 shares of common stock in recognition of his many years of service to Second Sight.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2013. As an emerging growth company, we have elected to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended, or the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Throughout this prospectus, these three officers are referred to as our “named executive officers.”

Name and Principal Positions		Salary ($)	Bonus (A) ($)	Option Awards (B)	All Other Compensation ($)	Total ($)

Robert J. Greenberg, M.D.,
Ph.D. President, Chief	2013	336,953	49,343	-	12,309	398,605
Executive Officer,	2012	328,953	-	112,522	313,610	755,085
Thomas B. Miller, Chief	2013	-	-	-	-	-
Financial Officer	2012	-	-	-	-	-
Anne-Marie Ripley, Vice
President of Clinical and	2013	178,645	26,397	-	3,527	208,569
Regulatory Affairs	2012	201,118	-	22,504	4,181	227,803
Gregoire Cosendai, Ph.D.,
Vice President of European	2013	204,272	19,261	-	13,633	237,166
Operations	2012	202,301	-	22,504	13,410	238,215
Brian Mech, Ph.D.,
Vice President of Business	2013	190,757	28,249	-	3,767	222,773
Development	2012	188,325	-	22,504	4,299	215,128
Edward Randolph,	2013	187,160	15,655	-	3,706	206,521
Vice President of Manufacturing	2012	183,793	-	22,504	3,843	210,140

Executive Officer Employment Letter

We have no employment agreements with any of our executive officers.

Thomas B. Miller

We issued an executive employment letter dated March 21, 2014 to Thomas B. Miller, our Chief Financial Officer. The letter has no specific term and provides for at-will employment. The letter provides that Mr. Miller's current annual base salary is $225,000. We also have agreed to grant Mr. Miller a stock option to purchase 175,000 shares of our common stock, at $7.00 per share, vesting in four equal annual installments commencing July 14, 2015, in accordance with our stock option plan. The letter supersedes all existing agreements and understandings Mr. Miller may have concerning his employment relationship with us.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2013.

Non-Equity Incentive Plan Compensation

We do not provide a non-equity compensation plan for our employees.

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Employee Benefit and Stock Plan

In 2003, the board of directors adopted a 2003 Equity Incentive Plan. On July 15, 2011, the board of directors adopted a 2011 Equity Incentive Plan to substantially replace the 2003 Plan and also approved a complete restatement of the 2003 Plan. Our stockholders approved the Restatement of the 2003 Plan and the adoption of the 2011 Plan on July 21, 2011. The 2003 and 2011 Plans are substantially identical and shall hereinafter be collectively referred to as our “Plan”. Our Plan permits the grant of non-statutory incentive stock options to our employees and any parent and subsidiary corporations’ employees. Our Plan also permits option grants to certain independent contractors who provide services to us.

The maximum number of shares that we are authorized to grant under our 2011 plan is 4,000,000 which is offset and reduced by options granted and exercised under the 2003 plan.

Shares Available

Plan administration. The Plan is administered by the compensation committee which consists of Alfred E. Mann, William J. Link and Gregg Williams appointed by our board of directors. The compensation committee has the authority to determine the terms and conditions of awards, and to interpret and administer the Plan.

Stock options. Stock options may be granted under our Plan. The term of an incentive stock option may not exceed 10 years. The committee determines the exercise price of an option. Payment of the exercise price may be made in cash, shares or other property acceptable to the committee, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for thirty days following the termination of service (subject to extension upon approval of the Committee). However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our Plan, the committee determines the other terms of options.

Non-transferability of awards. Unless the committee provides otherwise, our Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our Plan, the committee will adjust the number and class of shares that may be delivered under our Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our Plan. In the event of our proposed liquidation or dissolution, the committee will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control. Our Plan provides that in the event of a merger or change in control, as defined under the Plan, each outstanding award will be treated as provided for in the individual award agreement.

Amendment, termination. Our board of directors will have the authority to amend, suspend or terminate the Plan provided such action does not require stockholder approval and will not impair the existing rights of any participant . Our Plan will automatically terminate in 2021, unless we terminate it sooner.

401(k) Plan

The Company has a 401(k) Savings Retirement Plan that covers substantially all full-time employees who meet the plan's eligibility requirements and provides for an employee elective contribution. The Plan provides for employer matching contributions or profit sharing contributions to eligible employees.  Employer contributions are discretionary and determined annually by the Board of Directors.  For the years ended December 31, 2013 and 2012, employer contributions to the Plan totaled approximately $110,000 and $129,000, respectively.

We are required to contribute to a government-sponsored pension plan for the employees of our Switzerland-based subsidiary.  For the years ended December 31, 2013 and 2012, the employer’s portion of the amounts contributed to the subsidiary’s pension plan on behalf of those employees were approximately $94,000 and $78,000, respectively.

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Indemnification of Officers and Directors

Our restated articles of incorporation contain provisions that limit the liability of officers and directors for monetary damages to the fullest extent permitted under California law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability that might arise from:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	any transaction from which a director derived and improper personal benefit;

•	for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; or

•	unlawful payments of dividends, stock repurchases or redemptions under Sections 310 and 316 of the California Code

In addition, our restated articles of incorporation authorize us to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agent, vote of shareholders or disinterested directors or otherwise to the fullest extent permitted by law.

Our amended and restated bylaws provide that we will indemnify directors and officers and we may indemnify other employees or agents.

Our amended and restated bylaws further provide that we may advance expenses incurred by or on behalf of a director or officer in defending any proceeding for which indemnification is required or permitted before the final disposition of the proceeding, subject to limited exceptions.

We have entered into indemnification agreements with our directors, officers and key employees, and we maintain director’s and officer’s liability insurance under which directors and officers are insured against loss (as defined in the policy) as a result of certain claims that could be brought against them. Our indemnification agreements may be broader than the specific indemnification provisions contained in the Califorina Code. These agreements require us to advance expenses incurred by our directors, officers and key employees in defending or investigating any action, suit or proceeding in which they may become involved. We believe that our bylaws provisions and these agreements are necessary to attract and retain qualified individuals to serve as directors, officers and key employees.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

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USE OF PROCEEDS

We estimate the gross proceeds from the sale of 3,500,000 shares of common stock in this offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $_______, (approximately $_______, if the over-allotment option granted to the underwriter is exercised in full).

We estimate that we will receive net proceeds of approximately $________, after deducting underwriting discounts and commissions and our underwriter’s accountable expense allowance, and other estimated expenses of the offering payable by the company of approximately $_________, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriter exercises its right to purchase an additional 525,000 shares of common stock to cover over-allotments, we will receive approximately $_________, after deducting $__________ for underwriting discounts and commissions.

Our management will have broad discretion in the application of the net proceeds, from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of unforeseen or other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase, reduce or eliminate one or more existing initiatives due to, among other things, changing regulations, changing market conditions and competitive developments or interim results of research and development efforts;

•	results from our business development and marketing efforts;

•	the effect of foreign, federal, state, and local regulation;

•	our ability to continue attracting grant or other development funding; and/or

•	the presentation of strategic opportunities of which we are not currently aware (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we may evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

The other principal purposes of this offering are to:

•increase our visibility in the markets we serve;

•strengthen our balance sheet;

•create a public market for our common stock;

•facilitate our future access to the public capital markets;

•provide liquidity for existing stockholders; and

•improve the effectiveness of our equity compensation plans in attracting and retaining key employees.

Pending uses as described above, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the US government as well as bank demand deposits..

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DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014, on:

•an actual basis;

•a pro forma basis, giving effect to the automatic conversion of $29,519,162 principal amount of indebtedness and accrued, plus unpaid interest as of the date of the offering into ___________ shares of common stock to be effective immediately upon the consummation of this offering; and

•a pro forma as adjusted basis to reflect, in addition, our sale of              shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of March 31, 2014 (unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash	$452,566
Convertible promissory notes payable	$21,197,029	—	—
Stockholders’ (deficit) equity:
Preferred stock, no par value, 10,000,000 shares authorized, none issued and outstanding,	—		—
Common stock, no par value, 200,000,000 shares authorized, 23,155,673 shares issued and outstanding, actual; 200,000,000 shares authorized, 29,513,505 shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	89,049,192
Additional paid-in capital	21,346,310
Notes receivable, including amount due from officer of $425,434 at March 31, 2014 to finance stock option exercises	(587,049)
Accumulated other comprehensive loss	(313,177)
Accumulated earnings (deficit)	(123,901,474)			)
Total stockholders’ (deficit) equity	(14,406,198)
Total capitalization	$6,790,831

The number of shares of our common stock to be outstanding after this offering is based on 29,513,505 shares of our common stock (including common stock issuable upon conversion of convertible notes) outstanding as of March 31, 2014, (31,043,835 shares of common stock outstanding at July 31, 2014) and excludes:

•	2,277,290 shares of our common stock issuable upon exercise of outstanding options (2,540,698 shares of common stock at July 31, 2014);

•	1,180,766 shares of our common stock issuable upon exercise of warrants;

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•	1,064,445 shares of our common stock reserved for future grants pursuant to our Plan (677,015 shares of common stock, net of exercises at July 31, 2014);

•	up to 3,500,000 shares issuable upon trigger of the Long Term Investment Right described under “Description of Capital Stock – Long Term Investor Right to Receive Additional Shares”; and

•	the shares of our common stock issuable upon exercise of the underwriter’s warrant.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

As of March 31, 2014, our pro forma net tangible book value was approximately $___ million, or $__ per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of March 31, 2014, assuming the conversion of $29,519,162 in principal of amount of indebtedness inclusive of accrued interest into                  shares of common stock, each effective upon the completion of this offering.

After giving effect to our sale in this offering of 3,500,000 shares of our common stock, at an assumed initial public offering price of $ 9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2014 would have been approximately $           million, or $           per share of our common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $           per share to our existing stockholders and an immediate dilution of $           per share to investors purchasing shares in this offering.

The following table illustrates this dilution:

Assumed initial public offering price per share			$9.00
Pro forma net tangible book value per share as of March 31, 2014, before giving effect to this offering	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share, after giving effect to this offering		$
Dilution per share to new investors purchasing shares in this offering		$

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per share of our common stock would be $          per share, and the dilution per share to new investors purchasing shares in this offering would be $          per share.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2014, after giving effect to (i) the automatic conversion of $29,519,162 principal amount of indebtedness, together with accrued interest thereon of $2,269,996, into shares of common stock and (ii) completion of this offering at an assumed initial public offering price of $9.00  per share, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share
Existing stockholders			%	$		%	$
New public investors
Total		100.0%		$	100.0%

To the extent that our outstanding warrants are exercised, investors will experience further dilution.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriter’s over-allotment option. If the underwriter exercises its over-allotment option in full, our existing stockholders would own              % and our new investors would own              % of the total number of shares of our common stock outstanding upon the completion of this offering.

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The number of shares of our common stock to be outstanding after this offering is based on 31,043,835 shares of our common stock (including common stock issuable upon automatic conversion of convertible notes) outstanding as of July 31, 2014, and excludes:

• 2,540,698 shares of our common stock issuable upon exercise of outstanding options

• 1,180,766 shares of our common stock issuable upon exercise of warrants;

• 677,015 shares of our common stock reserved for future grants pursuant to our Plan; and

• up to 3,500,000 shares of our common stock issuable upon trigger of the Long Term Investor Right; and

•the shares of our common stock issuable upon exercise of the underwriter’s warrant.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes transactions since January 1, 2011 to which we have been a party and, in which:

•the amounts involved exceeded or will exceed $120,000; and

•any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or their immediate family members, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transaction or series of related transactions to which we have been or will be a party other than compensation arrangements, which are described under “Executive Compensation" above.

Office Lease

We lease our office and laboratory space in Sylmar, California under an operating lease with Mann Biomedical Park, LLC an entity affiliated with Alfred Mann, Chairman of the Board and one of our co-founders. We entered into the lease of our Sylmar facility effective February 2012, for a term of five years that was to expire on February 28, 2017. This lease included rental of additional space commencing January 1, 2013 and we obtained a five year option to renew. The lease required us to pay real estate taxes, insurance and common area maintenance each year, and was subject to periodic cost of living adjustments. In April 2014, we entered into a new lease with the term ending on February 28, 2022. The new lease provides us with a five year option to renew, requires us to pay real estate taxes, insurance and common area maintenance each year and includes automatic increases each year. See "Business-Properties" above and Note 15 of Notes to Consolidated Financial Statements." In the opinion of management the terms of this lease are no less favorable than those that might be obtained from an unaffiliated third party.

Officer Loans

In May 2011, we entered into a loan agreement with our president whereby we provided him with $319,000 to finance the exercise of stock options to purchase 100,000 shares. The loan bore interest at 2.26% per annum and had a maturity date of May 31, 2016. On December 11, 2013, we entered into a second loan agreement with our president to allow him the funds to exercise stock options covering the purchase of 200,000 shares of common stock for $100,000. This loan bore interest at 1.64% per annum and had a maturity date of December 31, 2018. As of March 31, 2014 the balance outstanding under these two loans, including accrued interest, was $425,434. In July 2014, our board of directors approved forgiving these loans and related accrued interest of approximately $420,425.

Convertible Notes and Warrants

During 2012 and 2013, Second Sight borrowed money primarily from existing stockholders in three separate private placement rounds through the issuance of convertible promissory notes totaling $29,519,162. Entities affiliated with three members of our board of directors, Alfred E. Mann, Gregg Williams and Aaron Mendelsohn, acquired in those rounds a total of $23,378,808 in face value of our convertible notes payable on the same terms and conditions as other investors in those financings.  These notes are unsecured, bear simple interest of 7.5% per year accrued on the outstanding face value of the notes, and may be converted into shares of our common stock at $5.00 per share upon the occurrence of certain events, one of which is an initial public offering of our common stock.  In connection with all three rounds of these notes during 2012 and 2013, we issued warrants to purchase shares of our common stock to those investors. These warrants grant the holder the right to purchase additional shares of common stock of the Company equal to the product of (a) twenty percent, multiplied by (b) the face amount of the convertible note divided by $5.00. The exercise price for each share purchased under the warrant is $5.00. Until their expiration date, the warrants may be exercised at any time, and from time to time, in whole or in part. In connection with their purchase of convertible notes, entities affiliated with these three members of our board of directors, Alfred E. Mann, Gregg Williams and Aaron Mendelsohn, also acquired in those rounds warrants to purchase an aggregate of 935,152 shares of common stock . See "Principal Stockholders."

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Finder Fees

In connection with a private placement of our common stock completed in July 2014 we paid an entity affiliated with Aaron Mendelsohn, one of our directors, a finder fee of 26,785 shares of common stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors, executive officers and certain other directors. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by California law. See “Executive Compensation—Indemnification of Officers and Directors.”

Policies and Procedures for Related Party Transactions

Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 31, 2014, as adjusted to reflect the sale of common stock in this offering, for:

•each of our directors;

•each of our named executive officers;

•all of our current directors and executive officers as a group; and

•each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 31,043,835 shares of our common stock outstanding as of July 31, 2014. We have based our calculation of the percentage of beneficial ownership after this offering on 34,543,835 shares of our common stock outstanding immediately after the completion of this offering and conversion of indebtedness, assuming that the underwriter will not exercise its option to purchase up to an additional 525,000 shares of our common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to warrants held by the person that are currently exercisable or exercisable within 60 days of July 31, 2014. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Second Sight Medical Products, Inc., 12744 San Fernando Road, Building 3, Sylmar, California 91342.

	Number of Shares	Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Beneficially Owned	Before the Offering	After the Offering
Directors and Executive Officers:
Robert J. Greenberg, M.D., Ph.D. (1)	1,056,677
Alfred E. Mann (2)	11,261,001
William J. Link (3)	4,492,975
Aaron Mendelsohn (4)	993,593
Gregg Williams (5)	6,102,107
Thomas B. Miller (6)	-
Anne-Marie Ripley(7)	125,985
Gregoire Cosendai, Ph.D.(8)	79,294
Brian Mech, Ph.D.(9)	106,262
Edward Randolph(10)	114,900
All current directors and executive officers as a group (10 persons)(10)

*	Represents beneficial ownership of less than one percent.

(1)	Includes 304,000 shares held by Robert J. Greenberg and currently exercisable options to purchase 752,677 shares of common stock and excludes invested options to purchase 76,641 shares of common stock.

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(2)

Includes (a) the following held by Alfred E. Mann Living Trust (i) 3,204,852 shares of common stock, (ii) 1,964,865 shares of common stock to be received on conversion of promissory notes (iii) 360,000 shares of common stock issuable upon exercise of warrants; (b) 5,706,284 shares of common stock held by Incumed and (c) 25,000 shares of common stock owned directly by Mr. Mann, but excludes the following securities held by Claude Mann, the wife of Alfred E. Mann, (i) 60,000 shares of common stock, (ii) 209,083 shares of common stock to be received on conversion of promissory notes and (iii) 20,000 shares of common stock issuable upon exercise of warrants. Mr. Mann disclaims any beneficial ownership of securities owned by Claude Mann.

(3)	Includes 4,370,964 shares held by Versant Venture Capital II, L.P.(“VVC”); 82,949 shares held by Versant Affiliates Fund II-A, L.P. (“VAF”); and 39,062 shares held by Versant Side Fund II, L.P.; Mr. Link is managing director of Versant Ventures II, LLC, the general partner of VVC, VAF and VSF and may be deemed a beneficial owner of these shares.

(4)	Includes (i) 26,785 shares owned by Mendelsohn Investment Services, LLC, the following held by Mendelsohn Family Enterprises LLC (ii) 331,113 shares held of record, (iii) 447,208 shares to be received on conversion of promissory notes (v) 80,232 shares of common stock upon exercise of warrants and (vi) 108,255 shares held by Mr. Mendelsohn individually. Mr. Mendelsohn has voting and dispositive power over the shares held by Mendelsohn Investment Services, LLC and by Mendelsohn Family Enterprises LLC.

(5)	Includes the following held by the Sam Williams Trust (i) 3,119,328 shares held of record (ii) 2,257,85 shares of common stock to be received on conversion of promissory notes and (iii) 454,921 shares of common stock issuable on exercise of warrants. Gregg Williams has voting and dispositive power over the shares of the Sam Williams Trust

(6)	Excludes unvested options to purchase 175,000 shares of common stock.

(7)	Includes vested options to purchase 125,985 shares of common stock and excludes unvested options to purchase 18,453 shares of common stock.

(8)	Includes vested options to purchase 102,018 shares of common stock and excludes unvested options to purchase 22,724 shares of common stock.

(9)	Includes vested options to purchase 106,262 shares of common stock and excludes unvested options to purchase 29,703 shares of common stock.

(10)	Includes vested options to purchase 114,900 common stock and excludes unvested options to purchase 16,890 shares of common stock.

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DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock.

As of July 31, 2014, we had outstanding 31,043,835 shares of common stock, held by __ stockholders of record, assuming the automatic conversion of all of our convertible promissory notes into common stock effective upon the completion of this offering. In addition, immediately prior to this offering, we had outstanding warrants to purchase 1,180,766 shares of our common stock and have outstanding options to purchase 2,540,698 shares of our common stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and cumulative voting rights in the election of our directors. Under California law, in any election of directors, each stockholder is entitled to cumulative voting at such election. This means that each stockholder may cast, in person or by proxy, as many votes in the aggregate as that stockholder is entitled to vote, multiplied by the number of directors to be elected. A stockholder is entitled and can elect to cast all of his or her votes for any director or for any two or more as the stockholder would choose. Our Bylaws provide that the holders of a majority of the outstanding shares of our common stock, if present in person or by proxy, represent a quorum for the transaction of business at stockholders meetings. In most instances, if holders of a majority of the common stock present in person or by proxy at any meeting vote “for” a matter, the matter passes. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Long Term Investor Right to Receive Additional Shares

In connection with this offering, each beneficial owner of our common stock (an “IPO Shareholder”), who purchases shares directly in this offering (“IPO Shares”), may qualify to receive up to, but no more than, one additional share of common stock from us per each share purchased in this offering (“IPO Supplemental Shares”) pursuant to the contractual obligation of the Company in association with the sale of the offered shares (“Long Term Investor RightSM”). In order to qualify to receive IPO Supplemental Shares, if any, an IPO Shareholder must, within 90 days following the closing date of this offering (the “Closing Date”), take whatever action necessary to become the direct registered owner of his, her or its IPO Shares and may not place or deliver those shares into "street name." Except for those limited circumstances described below, these rights are not and will not be transferable, assignable, subject to pledge or otherwise alienable, and the registered holder of these rights will immediately and automatically forfeit the number of IPO Supplemental Shares to which it might be entitled if the IPO Shareholder has sold or has otherwise transferred the IPO Shares during the “holding period,” which is the period commencing on the Closing Date and ending on the two-year anniversary of the Closing Date. Any right that is terminated and forfeited, from that time, will be null and void and have no further force or effect. The transfer of any or all of the IPO Shares without suffering a forfeiture of the right to receive IPO Supplemental Shares during the holding period will only be allowed

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•	on the IPO Shareholder’s death, by will or operation of law to the IPO Shareholder’s spouse, ex-spouse, child, grandchild, stepchild or
•	by or as a result of divorce proceedings or
•	to a trust or other similar estate planning vehicle for the benefit of the IPO Shareholder or
•	on liquidation of any corporation, trust or other entity

provided that in each such case, each transferee must agree in writing to receive and hold the IPO Supplemental Shares so transferred subject to the Long Term Investor Right and there shall be no further transfer of those IPO Supplemental Shares.

We will issue the IPO Supplemental Shares to IPO Shareholders who have not otherwise forfeited their rights as a result of their selling or otherwise transferring IPO Shares during the holding period if, during the two-year period immediately following the Closing Date (i) the average closing price per share of our common stock over any five consecutive trading days does not equal or exceed 200% of IPO price per share (subject to adjustment as set forth below). Any additional shares will be issued in accordance with the records of the Company as promptly as practicable following the second anniversary of the Effective Date to those IPO Shareholders who have not otherwise forfeited their rights. If the common stock trades on its principal exchange at 200% of the IPO price per share or greater on five consecutive trading days during the two years after the closing date the Long Term Investor Right will terminate.

The formula to determine the number of IPO Supplemental Shares to be issued on a trigger of the Long Term Investor Right, which shall not exceed one share of common stock per Long Term Investor Right, will be: (i) 200% of the Offering Price minus (ii) the average of the highest consecutive closing prices in any 90 day trading period on the principal exchange during the two years after the Closing Date (the "Measurement Average") divided by the Measurement Average. Fractional shares issuable to a qualifying IPO Shareholder resulting from the calculation will be rounded up to the next whole share of Common Stock, taking into account the aggregate number of Long Term Investor Rights of a holder. For illustrative purposes only: where, for example, the Offering Price is $9.00, 200% of the Offering Price is $18, if the Measurement Average is $12 and if the qualifying IPO Shareholder has retained 1,000 IPO Shares, then (i) $18 minus $12, (ii) divided by $12 results in the qualifying IPO Shareholder receiving an additional one-half of a share of common stock per each Long Term Investor Right, or an aggregate of 500 IPO Supplemental Shares. The Offering Price for purposes of the calculation of the amount of common stock to be issued on a Long Term Investor Right will be subject to adjustment in the event of a reorganization, recapitalization or split-up of our shares, our issuance of a stock dividend or any similar event. The amount of IPO Supplemental Shares, if any, to be issued will be computed by independent public accountant as soon as practicable following the second anniversary of the Closing Date. The determination by such independent public accountant will be final and binding on us and on all qualifying IPO Shareholders and we will within 15 days after receipt of written determination mail to shareholders certificates evidencing the additional shares.

Preferred Stock

Our Articles of Incorporation permit us to issue up to 10,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our Articles of Incorporation and under California law, our Articles of Incorporation authorize the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.  The issuance of preferred stock with certain voting, conversion and/or redemption rights could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation.  Preferred stock could also be issued quickly with terms calculated to delay, defer or prevent a change in control of Second Sight or to make removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock.

Demand Registration Rights

The holders of an aggregate of                    shares of our common stock, or their permitted transferees, are entitled to demand registration rights pursuant to Shareholders Agreement. Under the terms of the Shareholders Agreement, we will be required, upon the written request of holders of at least           of the shares that are entitled to registration rights under the Shareholders Agreement to register, as soon thereafter as practicable, all or a portion of these shares for public resale. We are required to effect only one registration pursuant to this provision of the rights agreement. Depending on certain conditions, however, we may defer such registration for up to 90 days twice in any 12-month period. We are not required to effect a demand registration earlier than 180 days after the effective date of this offering.

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Stock Options and Warrants

As of July 31, 2014, we have reserved the following shares of common stock for issuance pursuant to stock option and warrant agreements:

•	2,540,698 shares of our common stock are reserved for issuance under various outstanding option agreements, at a weighted average exercise price of $4.84 per share;

•	1,180,766 shares of our common stock, at an exercise price of $5.00 per share are reserved for issuance under various outstanding warrant agreements; and

•	4,000,000 shares of our common stock have been reserved for the issuance of awards under our 2011 Equity Incentive Plan.

Convertible Promissory Notes

During 2012 and 2013, Second Sight borrowed money primarily from existing investors in three separate rounds through the issuance of convertible promissory notes totaling $29,519,162.  These notes are unsecured, bear simple interest of 7.5% per annum accrued on the outstanding face value of the notes, and may be converted into shares of our common stock at $5.00 per share upon the occurrence of certain events, one of which is an initial public offering of our common stock

Warrants

In connection with each of the three separate rounds by which we borrowed a total of $29,519,162 we also issued to 17 beneficial holders of convertible promissory notes , warrants that in the aggregate permit them to purchase 1,180,766 shares of our common stock for a period of five years. In June 2014 our board of directors amended the terms of the warrants to eliminate provisions that required the holders to exercise the warrants at $5 per share or have them terminated without value on completion of this offering. Three of our directors beneficially own in the aggregate warrants to purchase 935,152 shares of common stock. See "Principal Stockholders".

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Authorized Common and Preferred Stock

Effects of authorized but unissued common stock and blank check preferred stock.  In August 2014 we amended our articles of incorporation to increase authorized common stock from 35,000,000 shares of common stock to 200,000,000 shares of common stock and to authorize 10,000,000 shares of blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of Second Sight by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management.  If, in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in our best interest, these shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our restated articles of incorporation grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock.  The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock.  The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be           . The transfer agent’s address is           , and its telephone number is           .

Exchange Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “EYES.”

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. Future sales of substantial amounts of shares of common stock, including shares issued upon the exercise of outstanding warrants and options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Upon the completion of this offering, a total of                         shares of common stock will be outstanding, assuming the then automatic conversion of all outstanding convertible promissory notes into shares of common stock. All 3,500,000 shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriter’s over-allotment option, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining                      shares of common stock that are outstanding at the completion of this offering will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market beginning more than 180 days after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•1% of the number of shares of common stock then outstanding; or

•the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. However, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

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Lock-Up Agreements

Our directors, officers, stockholders beneficially owning 10% or greater of our equity securities and certain of our consultants have agreed that, without the prior written consent of MDB Capital Group LLC, they will not, during the period ending 12 months after the date of this prospectus:

•offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock, capital stock, or any securities convertible into or exchangeable or exercisable for shares of common stock or other capital stock;

•make any demand for or exercise any right with respect to the registration of any shares of common stock or other such securities; or

•enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition. The aggregate number of shares subject to this one year lock-up amount to [     ] shares of common stock. Employees and certain consultants owning [      ] shares of common stock and owning options to purchase [     ] shares of common stock have agreed to a comparable lock-up of their securities for a period of six months after the date of this prospectus. These agreements is subject to certain exceptions. See “Underwriting” for additional information. Our board and MDB Capital have agreed that our President and CEO may sell up to [          ] shares of common stock in the period commencing February 15, 2015 and ending April 15, 2015.

Registration Statements on Form S-8

Following the six month anniversary of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock to be issued or reserved for issuance under our equity incentive plan. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements and subject to vesting of such shares.

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UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus with MDB Capital Group, LLC (“MDB Capital Group”), as the managing underwriter, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us the number of shares of common stock indicated in the table below at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus, as it may be supplemented from time to time.

Underwriter	Number of Shares
MDB Capital Group, LLC

Total	3,500,000

The underwriter is committed to purchase all of the common shares offered by us, if they purchase any shares, other than those covered by the option to purchase additional shares described below. The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement.  A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that they propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (“FINRA”). Any of the securities sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $        per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock, be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

MDB Capital Group has advised us that the underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over-Allotment	With Over-Allotment
Public offering price	$31,500,000	$36,225,000
Underwriting discount to be paid to the underwriter	1,260,000	1,449,000
Accountable expense allowance	200,000	200,000
Net proceeds, before other expenses	$30,040,000	$34,576,000

We estimate the total expenses payable by us for this offering to be approximately $            million ($      million if the underwriter’s over-allotment option is exercised in full), which amount includes (i) the aggregate underwriting discount of $1,260,000 ($1,449,000 if the underwriter’s over-allotment option is exercised in full), (ii) reimbursement of the expenses of the underwriter on an accountable basis not to exceed $200,000, including the fees of underwriter’s counsel of which $25,000 has been advanced on a refundable and accountable basis being paid by us, and (iii) other estimated expenses of approximately $ which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. In no event will the aggregate expenses reimbursed to the underwriter exceed $200,000.

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Over-allotment Option

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional 525,000 shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any shares of common stock are purchased pursuant to the over-allotment option, the underwriter will offer these shares of common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

There is no current market for our common stock. The underwriter is not obligated to make a market in our securities, and even if they choose to make a market, they can discontinue their market making at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•	our history, current and proposed business activities, and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the nature and extent of our intellectual property and of our proposed products, including Orion I;

•	the nature and extent of domestic and foreign regulatory approvals for our Argus II product;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and neither we nor the underwriter can assure you that an active trading market for the shares will develop or that after the offering the shares will trade in the public market at or above the initial public offering price.

Underwriter Warrant

We have agreed to issue to the underwriter a warrant to purchase shares of our common stock (up to 20% of the shares of common stock sold in this offering, including the over-allotment, to the extent exercised). The warrant is exercisable in whole or in part at $11.25 per share (125% of the price of the common stock sold in this offering), commencing in 180 days after the effective date of the registration statement for this offering and expiring on the fifth anniversary of the effective date of the registration statement. The warrant and the shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a 180 days lock up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate the warrant or the securities underlying the warrant, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying securities for a period of 180 days from the effective date of the registration statement for this offering.

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Lock-Up Agreements

Our directors, officers and stockholders beneficially owning 10% or more of our common stock and certain of our consultants have agreed that they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of MDB Capital Group, LLC for a period of 12 months from the date of this prospectus. Certain of our employees and consultants holding options and shares have agreed to a similar lock-up, for six months from the date of this prospectus. MDB Capital Group, LLC may consent to an early release from the applicable lock-up period, as it determines in its discretion as to potential seller and quantity, if, in their opinion, the market for the common stock would not be adversely impacted by sales or for any other reason. Other than our president to whom MDB Capital has provided a release from the lock up so as to permit him to sell up to              shares of common stock during the period commencing on February 15, 2015 and ending April 15, 2015, we are unaware of any other officer, director or stockholder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Short Positions and Penalty Bids

The underwriter may engage in over-allotment, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq Capital Market, and if commenced, they may be discontinued at any time.

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Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting Discount and Expenses.”

LEGAL MATTERS

Law Offices of Aaron A. Grunfeld, 11111 Santa Monica Boulevard, Suite 1840, Los Angeles, California 90255, will pass upon the validity of the shares of common stock offered by this prospectus. Golenbock Eiseman Assor Bell & Peskoe LLP, 437 Madison Avenue, New York, New York 10022, is acting as counsel to MDB Capital Group, LLC. Aaron A. Grunfeld is the beneficial owner of 10,715 shares of our common stock.

CHANGES IN ACCOUNTANTS

In June 2014, we dismissed Cooper, Moss, Resnick, Klein & Co., LLP (CMRK) as our independent public accounting firm, because CMRK is not registered with the Public Company Accounting Oversight Board. On June 16, 2014, we engaged Gumbiner Savett Inc. (“Gumbiner”) as our new independent registered public accounting firm. The decision to dismiss CMRK and to retain Gumbiner was approved by our board of directors.

For the fiscal years ended December 31, 2011 and December 31, 2012, CMRK’s reports on our consolidated financial statements contained an emphasis of matter paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. The CMRK’s report on our consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope, or accounting principles. During the fiscal years ended December 31, 2011 and December 31, 2012 and through the date of CMRK’s dismissal, there were no disagreements with CMRK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that would have caused CMRK to make reference to the subject matter of the disagreement in its reports. During the fiscal years ended December 31, 2011 and December 31, 2012 and through the date of CMRK’s dismissal, we did not experience any of the events set forth in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2011 and December 31, 2012 and through the date that we retained Gumbiner, we did not consult Gumbiner regarding any of the matters set forth in paragraphs (i) and (ii) of Item 304(a)(2) of Regulation S-K.

EXPERTS

The financial statements of Second Sight Medical Products for the years ended December 31, 2013 and 2012 included in this prospectus have been audited by Gumbiner Savett Inc., an independent registered public accounting firm as set forth in their report. We have included these financial statements in this prospectus in reliance upon the report of Gumbiner Savett Inc., given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1(800) SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

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As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Information contained on or that can be accessed through our website is not part of this prospectus and the inclusion of our website address in this prospectus is intended as an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

F-1

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash	$452,566	$62,565
Money market funds	4,130,855	8,611,614
Accounts receivable	594,736	468,644
Inventories, net	3,255,058	2,346,770
Prepaid expenses and other current assets	343,522	298,223

Total current assets	8,776,737	11,787,816
Property and equipment, net of accumulated depreciation	737,923	723,474
Deposits and other assets	169,907	162,131

Total assets	$9,684,567	$12,673,421

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable	$498,212	$314,327
Accrued expenses	785,025	662,883
Accrued compensation expense	1,076,339	1,146,028
Accrued clinical trial expenses	454,052	491,267
Deferred revenue	80,108	68,875

Total current liabilities	2,893,736	2,683,380

Convertible promissory notes, including $16,942,955 and $15,389,215 payable to related parties at March 31, 2014 and December 31, 2013, respectively, including accrued interest of $2,269,996 and $1,724,096 at March 31. 2014 and December 31, 2013, respectively, net of unamortized discount of $10,592,129 and $12,032,146 at March 31, 2014 and December 31, 2013, respectively	21,197,029	19,211,112

Total liabilities	24,090,765	21,894,492

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, no par value, 10,000,000 shares authorized and none outstanding	—	—
Common stock, no par value; 200,000,000 shares authorized;
shares issued and outstanding: 23,155,673 and 23,050,073 at March 31, 2014 and December 31, 2013, respectively	89,049,192	88,311,192
Additional paid-in capital	21,346,310	20,785,499
Notes receivable, including amount due from an officer of $425,434 and $423,217 at March 31, 2014 and December 31, 2013, respectively, to finance stock option exercises	(587,049)	(587,543)
Accumulated other comprehensive loss	(313,177)	(267,498)
Accumulated deficit	(123,901,474)	(117,462,721)

Total stockholders’ deficiency	(14,406,198)	(9,221,071)

Total liabilities and stockholders’ deficiency	$9,684,567	$12,673,421

See accompanying notes to condensed consolidated financial statements

F-2

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2014	2013

Product sales	$656,726	$451,875

Cost of sales
Cost of products sold	345,268	416,398
Production process development	382,165	1,480,781
Total cost of sales	727,433	1,897,179

Gross loss	(70,707)	(1,445,304)

Operating expenses:
Research and development, net of grant revenue	1,039,486	1,079,478
Clinical and regulatory	594,662	811,410
Selling and marketing	1,254,503	613,779
General and administrative	1,497,127	993,921
Total operating expenses	4,385,778	3,498,588

Loss from operations	(4,456,485)	(4,943,892)

Interest income	2,823	1,880
Interest expense on convertible promissory notes	(545,900)	(219,801)
Amortization of issuance discount on convertible promissory notes	(1,440,017)	(285,596)
Other income, net	826	65

Net loss	$(6,438,753)	$(5,447,344)

Net loss per common share – Basic and diluted	$(0.28)	$(0.24)

Weighted average common shares outstanding – Basic and diluted	23,072,693	22,377,155

See accompanying notes to condensed consolidated financial statements.

F-3

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended March 31,
	2014	2013

Net loss	$(6,438,753)	$(5,447,344)

Other comprehensive loss:
Foreign currency translation adjustments	(45,679)	(59,171)
Comprehensive loss	$(6,484,432)	$(5,506,515)

See accompanying notes to condensed consolidated financial statements.

F-4

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

(unaudited)

	Common Stock		Additional Paid-in	Notes Receivable for Stock Option	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Exercises	Loss	Deficit	Deficiency

Balance, December 31, 2013	23,050,073	$88,311,192	$20,785,499	$(587,543)	$(267,498)	$(117,462,721)	$(9,221,071)
Issuance of shares of common stock in connection with private placement	100,000	700,000	—	—	—	—	700,000
Finder’s fee paid on private placement	5,000	35,000	(35,000)				—
Exercise of stock options	600	3,000	—	—	—	—	3,000
Stock-based compensation expense	—	—	595,811	—	—	—	595,811
Repayment of notes receivable for stock option exercises, net	—	—	—	494	—	—	494
Comprehensive loss
Net loss	—	—	—	—	—	(6,438,753)	(6,438,753)
Foreign currency translation adjustment	—	—	—	—	(45,679)	—	(45,679)
Comprehensive loss	—	—	—	—	(45,679)	(6,438,753)	(6,484,432)

Balance, March 31, 2014	23,155,673	$89,049,192	$21,346,310	$(587,049)	$(313,177)	$(123,901,474)	$(14,406,198)

See accompanying notes to condensed consolidated financial statements.

F-5

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(6,438,753)	$(5,447,344)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	77,274	79,052
Stock-based compensation	595,811	292,857
Amortization of discount on convertible notes payable	1,440,017	285,596
Non-cash interest accrued on convertible notes payable	545,900	219,801
Changes in operating assets and liabilities:
Restricted cash	—	163,576
Accounts receivable	(126,092)	(422,999)
Grants receivable	—	47,567
Inventories	(908,288)	560,805
Prepaid expenses and other current assets	(53,075)	(67,529)
Accounts payable	183,885	(133,923)
Accrued expenses	84,927	190,987
Accrued compensation expenses	(69,689)	(396,296)
Deferred revenue	11,233	(9,509)
Net cash used in operating activities	(4,656,850)	(4,637,359)

Cash flows from investing activities:
Purchase of property and equipment	(91,723)	(44,223)
Investment in money market funds	4,480,759	(1,703,837)
Net cash provided by (used in) investing activities	4,389,036	(1,748,060)

Cash flows from financing activities:
Proceeds from sale of common stock	700,000	—
Proceeds from exercise of common stock options	3,494	33,785
Repayment of convertible notes	—	(53,666)
Proceeds from issuance of convertible promissory notes	—	6,385,545
Net cash provided by financing activities	703,494	6,365,664

Effect of exchange rate changes on cash	(45,679)	(59,171)

Cash:
Net increase (decrease)	390,001	(78,926)
Balance at beginning of period	62,565	144,754
Balance at end of period	$452,566	$65,828

(Continued)

See accompanying notes to condensed consolidated financial statements.

F-6

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Supplemental disclosures of cash flow information:
Non-cash financing and investing activities:
Fair value of warrants issued in connection with convertible promissory notes	$—	$1,030,281
Fair value of beneficial conversion feature in connection with convertible promissory note	$—	$3,430,953

During the three months ended March 31, 2014, the Company issued 5,000 shares of its common stock valued at $35,000 as finder’s fee in connection with the private placement of its common stock.

See accompanying notes to condensed consolidated financial statements.

F-7

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Three Months Ended March 31, 2014 and 2013

1. Basis of Presentation

The condensed consolidated financial statements of Second Sight Medical Products, Inc. ("Second Sight" or “the Company”) at March 31, 2014, and for the three months ended March 31, 2014 and 2013, are unaudited. The accompanying unaudited interim condensed financial statements and information have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management of the Company, all adjustments (including normal recurring adjustments) have been made that are necessary to present fairly the financial position of the Company as of March 31, 2014, and the results of its operations for the three months ended March 31, 2014 and 2013, and its cash flows for the three months ended March 31, 2014 and 2013. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2013 included elsewhere in this document. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year. The condensed consolidated balance sheet at December 31, 2013 has been derived from the Company’s audited consolidated financial statements at such date.

2.  Organization and Business Operations

Organization and Business Operations

Second Sight Medical Products, Inc. ("Second Sight" or “the Company”), formerly Second Sight LLC, was founded in 1998 as a limited liability company and was subsequently incorporated in the State of California in 2003. Second Sight develops, manufactures and markets implantable prosthetic devices that can restore some functional vision to patients blinded by outer retinal degenerations, such as Retinitis Pigmentosa.

In 2007, Second Sight formed Second Sight (Switzerland) Sarl, initially to manage clinical trials for its products in Europe, and later to manage sales and marketing in Europe and the Middle East. As the laws of Switzerland require at least two corporate stockholders, Second Sight (Switzerland) Sarl is 99.5% owned directly by the Company and 0.5% owned by an executive of Second Sight, who is acting as a nominee of the Company. Accordingly, Second Sight (Switzerland) Sarl is considered 100% owned for financial statement purposes and is consolidated with Second Sight for all periods presented.

The Company began clinical trials of a prototype product in 2002. The Company’s current product, the Argus II system, entered clinical trials in 2006, received CE Mark approval for marketing and sales in the European Union (“EU”) in 2011, and approval by the United States Food and Drug Administration (“FDA”) for marketing and sales in the United States in 2013. The Company began selling its product in Europe in 2011, in Saudi Arabia in2013, and in the United States in 2014. The Company signed a distribution agreement covering Spain in 2014.

The Company is planning an initial public offering of approximately $31,500,000 and intends to use the proceeds from such offering to invest in its business to expand sales and marketing efforts, enhance current product, gain regulatory approvals for additional indications, and continue research and development into next generation technology.

Going Concern

The Company’s condensed consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has experienced recurring operating losses and negative operating cash flows since inception and expects to incur continuing operating losses and negative operating cash flows for the next few years.

F-8

To date, the Company has not generated sufficient revenues from product sales to achieve positive earnings and operating cash flows to enable the Company to finance its operations internally. Funding for the business to date has come primarily through the issuance of convertible debt and equity securities, as well as grants from private institutions and government agencies. Over the next two to three years, the Company intends to invest its working capital resources in (1) sales and marketing in order to increase the distribution and demand for its products, (2) research and development to enhance its existing products and develop the next generation of products, and (3) clinical and regulatory efforts to expand indications for its existing products and to assess the feasibility of future products. In order to accomplish such objectives, the Company will need substantial additional working capital resources, which it intends to obtain through an initial public offering. However, if the initial public offering is delayed or unsuccessful, the Company anticipates continuing to fund its working capital requirements, albeit at lower levels then currently envisioned, through the issuance of convertible debt and equity securities to related and unrelated parties, but there can be no assurances that the Company will be successful in this regard.

Although the Company’s objective is to increase its revenues from the sales of its products within the next few years sufficient to reach operating and cash flow breakeven levels, there can be no assurances that the Company will be successful in this regard. After the completion of the proposed initial public offering, if the Company is unsuccessful in generating a sufficient level of product revenues to fully fund its operations within the next two to three years, the Company may consider raising additional debt and/or equity capital. However, there can be no assurances that the Company will be able to secure any such additional financing on acceptable terms and conditions or at all. If cash resources become insufficient to satisfy the Company’s ongoing cash requirements, the Company would be required to scale back or discontinue its technology and product development programs and/or clinical trials, or obtain funds, if available (although there can be no certainty), through strategic alliances that may require the Company to relinquish rights to its products, or to discontinue its operations entirely.

The report from the Company’s independent registered public accounting firm relating to the year ended December 31, 2013 states that there is substantial doubt about the Company’s ability to continue as a going concern.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the financial statements of Second Sight and Second Sight Switzerland. Intercompany balances and transactions have been eliminated in consolidation.

Accounts receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers or interest on past due amounts. Management estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. There was no allowance for doubtful accounts at March 31, 2014 and December 31, 2013.

Inventories

Inventories are stated at the lower of cost or market, determined by first-in, first-out method. Inventories consist primarily of raw materials, work in progress and finished goods, which includes all direct material, labor and other overhead costs. The Company establishes a reserve to mark down its inventory for estimated unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based on assumptions about the usability of the inventory, future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory markdowns may be required.

F-9

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation and amortization. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the condensed consolidated statements of operations.

Depreciation is provided for using the straight-line method in amounts sufficient to relate the cost of assets to operations over their estimated service lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related lease term. Estimated useful lives of the principal classes of assets are as follows:

Lab equipment	5 – 7 years
Computer hardware and software	3 – 7 years
Leasehold improvements	1 – 5 years or the term of the lease, if shorter
Furniture, fixtures and equipment	5 – 10 years

The Company reviews its property and equipment for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. There were no impairment losses recognized in 2014 and 2013.

Depreciation and amortization of property and equipment amounted to $77,274 and $79,052 for the three months ended March 31, 2014 and 2013, respectively.

Research and Development

Research and development costs are charged to operations in the period incurred and amounted to $1,039,486 and $1,079,478 for the three months ended March 31, 2014 and 2013, respectively.

Patent Costs

The Company has over two hundred domestic and foreign patents. Due to the uncertainty associated with the successful development of one or more commercially viable products based on Company’s research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs were $191,325 and $175,341 for the three months ended March 31, 2014 and 2013, respectively, and are included in general and administrative expenses in the condensed consolidated statements of operations.

Revenue Recognition

The Company’s revenue is derived from the sale of its Argus II retinal implant, which is implanted during retina surgery to provide limited vision to patients blinded by Retinitis Pigmentosa.

The Company sells to university hospitals, teaching hospitals and large medical centers.  The Company recognizes revenue when four basic criteria are met:  (1) persuasive evidence of an arrangement exists; (2) surgical implantation has occurred; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.  The Company generally uses customer purchase orders or contracts to determine the existence of an arrangement.  Sales transactions are based on prices that are determinable at the time that the customer’s purchase order is accepted by the Company.  In order to determine whether collection is reasonably assured, the Company assesses a number of factors, including creditworthiness of the customer and medical insurance coverage.  If the Company determines that collection is not reasonably assured, the Company will defer the recognition of revenue until collection becomes reasonably assured, which is generally upon receipt of payment.  The Company may periodically grant special terms, such as extended payment terms.  The Company defers revenues when these special terms are granted until a final price is fixed and collection becomes reasonably assured.  Due to the nature of the Company’s revenue recognition policy of recording revenue only after surgical implantation, the Company has had no returns related to Argus II System recorded as revenue.

F-10

Grant Receipts and Liabilities

From time to time, the Company receives grants that help fund specific development programs. Any amounts received pursuant to grants are offset against the related operating expenses as the costs are incurred. During the three months ended March 31, 2014 and 2013, no grants were offset against operating expenses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from those estimates.

Concentration of Risk

Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, money market funds, and trade accounts receivable. The Company maintains cash and money market funds with financial institutions that management deems reputable, and at times, cash balances may be in excess of FDIC and SIPC insurance limits. The Company extends differing levels of credit to customers, and typically does not require collateral.

The Company also maintains a cash balance at a bank in Switzerland. Accounts at such bank are insured up to an amount specified by the deposit insurance agency of Switzerland.

Customer Concentration

During the three months ended March 31, 2014 and 2013 (unaudited), the following customers comprised more than 10% of revenues:

	2014	2013

Customer 1	70%	0%
Customer 2	17%	0%
Customer 3	13%	0%
Customer 4	0%	63%
Customer 5	0%	24%
Customer 6	0%	12%

As of March 31, 2014 and December 31, 2013, the following customers comprised more than 10% accounts receivable:

	March 31	December 31,
	2014	2013
	(unaudited)
Customer 1	73%	0%
Customer 2	17%	0%
Customer 3	0%	45%
Customer 4	0%	21%
Customer 5	5%	20%

F-11

Geographic Concentration

During the three months ended March 31, 2014 and 2013, regional revenue, based on customer location, consisted of the following:

	2014	2013

North America	70%	-
Europe and Middle East	30%	100%

Sources of Supply

Several of the components, materials and services used in the Company’s current Argus II product are available from only one supplier, and substitutes for these items cannot be obtained easily or would require substantial design or manufacturing modifications. Any significant problem experienced by one of the Company’s sole source suppliers could result in a delay or interruption in the supply of components to the Company until that supplier cures the problem or an alternative source of the component is located and qualified. Even where the Company could qualify alternative suppliers the substitution of suppliers may be at a higher cost and cause time delays that impede the commercial production of the Argus II, reduce gross profit margins and impact the Company’s abilities to deliver its products as may be timely required to meet demand.

Foreign Operations

The accompanying consolidated condensed financial statements as of March 31, 2014 and December 31, 2013 include assets amounting to approximately $866,000 and $729,000, respectively, relating to operations of the Company in Switzerland. It is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

F-12

Money market funds are the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet on a recurring basis.

Stock-Based Compensation

Pursuant to Financial Accounting Standards Board (“FASB”) ASC 718 Share-Based Payment (“ASC 718”), the Company records stock-based compensation expense for all stock-based awards.

Under ASC 718, the Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

-	Grant Price — the grant price of the issuances are determined based on the estimated fair value of the shares at the date of grant.

-	Risk-free interest rate — the risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.

-	Expected lives — as permitted by SAB 107, due to the Company's insufficient history of option activity, the management utilizes the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding.

-	Expected volatility — is determined based on average historical volatilities of comparable companies in the similar industry.

-	Expected dividend yield — is based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Convertible Promissory Notes and Warrants

The warrants and embedded beneficial conversion feature of convertible promissory notes are classified as equity under FASB ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company allocates the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date. The fair value of the financial instruments related to warrants associated with convertible promissory notes is determined utilizing the Black-Scholes option pricing model and the respective allocated proceeds to the warrants is recorded in additional paid-in capital. The Company utilized the Black-Scholes option valuation model using the same valuation assumptions as described herein for Stock Based Compensation. The embedded beneficial conversion feature associated with convertible promissory notes is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt — Debt with Conversion and Other Options.” The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes is being amortized over the life of the convertible promissory notes. For the portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature, it is amortized over the term of the notes from the respective dates of issuance.

F-13

Comprehensive Income or Loss

The Company complies with provisions of FASB ASC 220, Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources.

Comprehensive and other comprehensive income (loss) is reported on the face of the financial statements. For the three months ended March 31, 2014 and 2013 comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) which, for the Company, consists entirely of foreign currency translation adjustments.

Foreign Currency Translation and Transactions

The financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Swiss francs (CHF) and translated into US dollars in accordance with U.S. GAAP. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency financial statements are recorded as other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency translation gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the condensed consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made. The Company has incurred losses for tax purposes since inception and has significant tax losses and tax credit carryforwards. These amounts are subject to valuation allowances as it is not likely that they will be realized in the next few years.

Warranties

The Company's policy is to warrant all shipped products against defects in materials and workmanship for two years by replacing failed parts. The Company also provides a three-year manufacturer's warranty covering implant failure by providing a functionally-equivalent replacement implant. Accruals for product warranties are estimated based on historical warranty experience and current product performance trends, and are recorded at the time revenue is recognized as a component of cost of sales. The warranty liabilities are reduced by material and labor costs used to replace parts over the warranty period in the periods in which the costs are incurred. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The warranty liabilities are included in accrued expenses in the consolidated balance sheet.

Net Loss per Share

The Company’s computation of earnings per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, preferred stock warrants and common stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

F-14

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all convertible notes payable, common stock warrants and common stock options outstanding were anti-dilutive.

At March 31, 2014 and 2013, the Company excluded the outstanding securities summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

	2014	2013

Convertible notes payable	6,357,832	3,348,151
Common stock warrants	1,180,766	655,422
Common stock options	2,277,290	2,658,008
Total	9,815,888	6,661,581

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on the condensed consolidated financial statements.

4. Money Market Funds

Money market funds at March 31, 2014 totaled $4,130,855 and consisted of $1,536,207 in the City National Rochdale Government Fund Class S, $1,652,390 in Preferred Deposit, $896 in the BBIF Money Fund Class 3, and $941,362 in FFI Institutional Fund. Money market funds at December 31, 2013 totaled $8,611,614 and consisted of $768,368 in the City National Rochdale Government Fund Class S, $3,550,845 in a Preferred Deposit, $3,351,104 in the BBIF Money Fund Class 3, and $941,297 in the FFI Institutional Fund.

The investment objective of the City National Rochdale Government Money Market Fund is to preserve principal and maintain a high degree of liquidity while providing current income through a portfolio of liquid, high quality, short-term U.S. Government bonds and notes, at least 80% of which is in U.S. Government securities. The City National Rochdale Government Money Market Fund is managed by City National Rochdale, LLC. The Preferred Business Deposit Fund is managed by Merrill Lynch and is designed to provide liquidity, safety and competitive yields. The investment objective of the BBIF Money Fund is to seek current income, preservation of capital and liquidity through a diversified portfolio of U.S. dollar-denominated short-term securities with maturities of not more than 397 days (13 months). The BBIF Money Fund is managed by BlackRock Advisors, LLC. The investment objective of the FFI Institutional Fund is to seek maximum current income consistent with liquidity and the maintenance of a portfolio of high-quality, short-term money market securities. The FFI Institutional Fund is managed by BlackRock Advisors, LLC.

The following table presents money market funds at their level within the fair value hierarchy at March 31, 2014 and December 31, 2013.

March 31, 2014: (unaudited)	Total	Level 1	Level 2	Level 3
Money market funds	$4,130,855	$4,130,855	$—	$—

December 31, 2013:	Total	Level 1	Level 2	Level 3
Money market funds	$8,611,614	$8,611,614	$—	$—

F-15

5.  Inventories

Inventories consisted of the following at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
	(unaudited)
Raw materials	$523,344	$510,802
Work in process	2,474,367	2,617,502
Finished goods	1,730,845	814,258
	4,728,556	3,942,562
Allowance for Excess and Obsolescence	(1,473,498)	(1,595,792)

	$3,255,058	$2,346,770

6.  Production Process Development Costs

Prior to obtaining regulatory approvals to commercially market its product, the Company had manufactured its Argus II product in small quantities sufficient to support its clinical trials.  To meet the anticipated commercial demand for the Argus II, the Company began to expand its manufacturing capabilities in 2011 by hiring more direct and indirect manufacturing personnel and by developing new manufacturing and quality control processes.  Given the technologically complex nature of the materials used and processes employed by the Company to manufacture the Argus II, the Company’s production yields to date have been low, which has resulted in a high level of scrap and unabsorbed overhead cost relative to each sellable unit that has been produced.  The Company has segregated costs associated with these low yields and classified them in cost of sales as production process development costs.

7.  Property and Equipment

Property and equipment consisted of the following at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
	(unaudited)
Laboratory equipment	$3,051,154	$2,986,770
Computer hardware and software	1,476,079	1,448,640
Leasehold improvements	359,065	359,173
Furniture, fixtures and equipment	129,239	129,231
	5,015,537	4,923,814
Accumulated depreciation and amortization	(4,277,614)	(4,200,340)

	$737,923	$723,474

F-16

8.  Related Party Transactions

As of both March 31, 2014 and December 31, 2013, three members of the Company’s Board of Directors and certain of their affiliates (collectively, the “Related Party Investors”) held $23,378,808, in face value of the Company’s convertible promissory notes.  These convertible notes, which are more-fully described in Note 9, entitle the Related Party Investors to (i) simple interest of 7.5% per annum accrued on the outstanding face value of convertible notes, (ii) warrants to purchase shares of the Company’s common stock at $5.00 per share, and (iii) the right to convert their convertible notes into shares of the Company’s common stock at $5.00 per share upon the occurrence of certain events, one of which is an initial public offering of the Company’s common stock.  As of March 31, 2014 and December 31, 2013, the Related Party Investors held convertible promissory notes, including accrued interest, totaling $25,162,588 and $24,731,240, respectively.  As of both March 31, 2014 and December 31, 2013, in connection with the issuance of these convertible notes, the Related Party Investors held warrants to purchase 935,152 shares of the Company’s common stock.  During the three months ended March 31, 2014 and 2013, in connection with these convertible notes, the Company recorded interest expense to the Related Party Investors of $432,348 and $189,022, respectively. The Related Party Investors purchased these convertible notes on the same terms and conditions as the other investors in the convertible note financings. The Related Party Investors were also stockholders of the Company at the time that they purchased the convertible notes.

The Company’s largest shareholder and chairman is also a substantial contributor to the Alfred E. Mann Foundation for Scientific Research (the "Foundation"). Beginning February 2007, an officer of the Company also became the Chairman of the Board of the Foundation. The Company and the Foundation share certain limited administrative and engineering employees. The shared employees make an allocation of their time between the Company and the Foundation. There are also various other costs shared between the Company and the Foundation. In connection with these shared costs, the Company owed the Foundation $22,478 and $11,887 as of March 31, 2014 and December 31, 2013, respectively.

On May 31, 2011, an officer of the Company entered into a loan agreement with the Company to finance the exercise of stock options to purchase 100,000 shares for $319,000, with a maturity date of May 31, 2016 and interest accruing at 2.26% per annum. On December 11, 2013, the same officer of the Company entered into a second loan agreement with the Company to finance the exercise of stock options to purchase 200,000 shares of common stock for $100,000, with a maturity date of December 31, 2018 and interest accruing at 1.64% per annum. As of March 31, 2014 and December 31, 2013, the balance outstanding pursuant to the two loans, including accrued interest, was $425,434 and $423,217, respectively. These loans receivable are recorded in the Company’s financial statements as an offset to stockholders’ equity. In July 2014, the Company’s Board of Directors approved forgiving this note receivable and related accrued interest of approximately $420,425, which amount will be included in general and administrative expenses in the Company’s statement of operations for the nine months ending September 30, 2014.

The Company leases its office and laboratory space in Sylmar, California under an operating lease with Mann Biomedical Park, LLC (formerly Sylmar Biomedical Park, LLC), which is wholly owned by Alfred E. Mann, a stockholder of the Company (see Note 14). In June 2014, the Company was advised that Alfred E. Mann entered into an escrow agreement as part of a plan to sell the Mann Biomedical Park, LLC to an unrelated party.

9.  Convertible Promissory Notes

During 2010 and 2011, the Company borrowed money in a series of financing rounds by issuing $15,440,511 of convertible notes (the “2010 - 2011 Notes") primarily to existing stockholders. The notes accrued interest at 7.5% per annum and had a variety of maturity dates. During 2011, all but two of the 2010 and 2011 Notes, with a combined face value $47,001, were converted into 3,195,590 shares of the Company's common stock at $5.00 per share. In March 2013, the Company redeemed the remaining two notes for $53,666 in cash.

During 2012 and 2013, the Company borrowed money primarily from existing investors in three separate rounds through the issuance of convertible promissory notes (collectively, the “Convertible Notes”) totaling $29,519,162. The first round of Convertible Notes in the amount of $5,000,000 was issued from July through November 2012 (the “July 2012 Notes). The second round of Convertible Notes in the amount of $5,000,000 was issued from October through December 2012 (the “October 2012 Notes”). The third round of Convertible Notes in the amount of $19,519,162 was issued from February through December 2013 (the “February 2013 Notes”). There were no placement fees associated with the Convertible Notes, and other administrative costs were nominal and were expensed as incurred. The July 2012 Notes and the October 2012 Notes have maturity dates of July 31, 2015. The February 2013 Notes have a maturity date of February 28, 2016. The Convertible Notes accrue interest at the rate of 7.5% per annum, which is added to the principal amounts. For the three month period ended March 31, 2014, the annualized effective interest rates on the July 2012 Notes, the October 2012, and the February 2013 were 14.5%, 14.9% and 33.3%, respectively. For the three month period ended March 31, 2013, the annualized effective interest rates on the July 2012 Notes, the October 2012 Notes, and the February 2013 Notes were 14.5%, 14.9% and 30.9%, respectively.

F-17

The Convertible Notes are due on their respective maturity dates or convertible into the Company's common stock upon the occurrence of a "capital event," which is defined as (i) a sale of stock to a third party, excluding existing shareholders, of not less than $15,000,000, (ii) an initial public offering, or (iii) a "qualifying reorganization event" as defined in the Convertible Promissory Note agreement. Should the Convertible Notes be converted due to a capital event, all outstanding principal and interest shall be converted into shares of common stock at the lower of the purchase price then being paid by the purchaser pursuant to the capital event, or $5.00 per share. If no capital event occurs before the maturity date, at the election of the holder, all outstanding principal and interest shall be converted to shares of common stock at $5.00 per share. The debt discount recorded in connection with this beneficial conversion feature was $10,487,645 in 2013.

In connection with all three rounds of the Convertible Notes during 2012 and 2013, the Company issued warrants to purchase shares of the Company's common stock. The warrants grant the holder the right to purchase additional shares of common stock of the Company equal to the product of (a) twenty percent, multiplied by (b) the face amount of the convertible note divided by $5.00. The exercise price for each share purchased under the warrant is $5.00. Until their expiration date, the warrants may be exercised at any time, and from time to time, in whole or in part. As originally issued, the warrants expired on the earlier of their expiration dates, upon a change in control event, or within 30 days of prior written notice of a pending IPO. In June 2014, the board of directors amended the warrants to provide that they will not expire on the occurrence of an IPO. The warrants associated with the July 2012 Notes and the October 2012 Notes have an expiration date of July 31, 2017. The warrants associated with the February 2013 Notes have an expiration date of February 28, 2018. The debt discount recorded in connection with the fair value of warrants issued was $3,107,379 in 2013.

As of March 31, 2014, there were warrants outstanding to purchase 1,180,766 shares of the Company’s common stock with a weighted average remaining contractual life of 3.72 years.

Convertible promissory notes consisted of the following at March 31, 2014 and December 31, 2013:

	July 2012 Notes	October 2012 Notes	February 2013 Notes	Total

March 31, 2014: (unaudited)
Principal outstanding	$5,000,000	$5,000,000	$19,519,162	$29,519,162
Accrued interest	574,796	496,537	1,198,663	2,269,996
Unamortized discount	(466,627)	(493,555)	(9,631,947)	(10,592,129)
	5,108,169	5,002,982	11,085,878	21,197,029
Less current portion	—	—	—	—

Long-term portion	$5,108,169	$5,002,982	$11,085,878	$21,197,029

December 31, 2013:
Principal outstanding	$5,000,000	$5,000,000	$19,519,162	$29,519,162
Accrued interest	482,331	404,072	837,693	1,724,096
Unamortized discount	(554,285)	(586,272)	(10,891,589)	(12,032,146)
	4,928,046	4,817,800	9,465,266	19,211,112
Less current portion	—	—	—	—

Long-term portion	$4,928,046	$4,817,800	$9,465,266	$19,211,112

10. Employee Benefit Plans

The Company has a 401(k) Savings Retirement Plan that covers substantially all full-time employees who meet the plan's eligibility requirements and provides for an employee elective contribution. The Plan provides for employer matching contributions or profit sharing contributions to eligible employees. Employer contributions are discretionary and determined annually by the Board of Directors. For the three months ended March 31, 2014 and 2013, employer contributions to the Plan totaled $35,918 and $29,273, respectively.

F-18

The Company is required to contribute to a government-sponsored pension plan for the employees of its Switzerland-based subsidiary. For the three months ended March 31, 2014 and 2013, the employer’s portion of the amounts contributed to the subsidiary’s pension plan on behalf of those employees was $25,983 and $20,336, respectively.

11. Equity Securities

In June 2014 the articles of incorporation were amended to increase authorized common shares to 200,000,000, no par value, and to authorize 10,000,000 shares of preferred stock, no par value. The financial statements have been retroactively restated to reflect this amendment. The Board of Directors has the authority to establish the rights, preferences, privileges and restrictions granted to and imposed upon the holders of preferred stock and common stock.

2014 Private Placement

From January 1, through March 31, 2014, the Company sold 100,000 shares of its common stock to new investors at $7.00 per share, raising a total of $700,000. Related to this stock placement, the Company paid a finder’s fee of 5,000 shares of common stock to Mendelsohn Investment Services, LLC, a firm affiliated with Aaron Mendelsohn, a member of the Company’s Board of Directors.

12. Stock-Based Compensation

Effective June 1, 2011, the Company restated its 2003 Equity Incentive Plan (the “2003 Plan”). Under the 2003 Plan, as restated, the Company is authorized to issue options covering up to 3,500,000 common stock shares. No employee or affiliate of the Company may be awarded more than 1,000,000 options in a calendar year period. The option price is determined by the Board of Directors but cannot be less than the fair value of the shares at the grant date. Generally, the options vest ratably over either four or five years and expire ten years from the grant date. The 2003 Plan agreement provides for accelerated vesting if there is a change of control, as defined in the agreement. In addition, the Company adopted the 2011 Equity Incentive Plan (the “2011 Plan”) effective June 1, 2011. The maximum number of shares with respect to which options may be granted under the 2011 Plan is 4,000,000 shares, which is offset and reduced by options previously granted under the 2003 Plan.

No option shall be granted under the 2011 Plan after May 31, 2021. The option price is determined by the Board of Directors but cannot be less than the fair value of the shares at the grant date. The term of each option will not to exceed ten years and the option exercise is subject to vesting and other conditions.

The Company recognized stock-based compensation cost of $595,811 and $292,857 during the three months ended March 31, 2014 and 2013, respectively. The calculated value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

F-19

	Three Months Ended March 31,
	2014	2013
	(unaudited)	(unaudited)
Risk-free interest rate	1.86%	1.0%
Expected dividend yield	0%	0%
Expected volatility	61.2%	61.2%
Expected term	6.5 years	6.5 years

Weighted-average grant date calculated fair value	$4.62	$1.58

As the Company has no stock trading history, the expected volatility is based on the historical volatility of similar companies that have a trading history. The expected term represents the estimated average period of time that the options are expected to remain outstanding. Since the Company does not have sufficient historical data on the exercise of stock options, the expected term is based on the “simplified” method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

A summary of stock option activity is presented below for the three months ended March 31, 2014 (unaudited).

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Options outstanding at December 31, 2013	2,240,568	4.84
Granted	179,500	4.48
Exercised	(600)	5.00
Forfeited or expired	(142,178)	4.34
Options outstanding at March 31, 2014	2,277,290	$4.84	4.18

Options exercisable at December 31, 2013	1,818,664	$4.80
Options exercisable at March 31, 2014	1,957,019	$4.82	3.66

The exercise prices of common stock options outstanding and exercisable are as follows at March 31, 2014:

Exercise Price	Options Outstanding (Shares)	Options Exercisable (Shares)
$2.50	42,000	42,000
$3.75	10,000	10,000
$4.25	147,000	147,000
$4.75	520,514	520,514
$5.00	1,557,776	1,237,505
	2,277,290	1,957,019

The estimated aggregate intrinsic value of the options exercisable at March 31, 2014 was approximately $4,271,922. As of March 31, 2014, there was $837,606 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted average period of 2.99 years.

F-20

In January 2014, the Company granted a stock option to its chief executive officer to purchase 125,000 shares of common stock at an exercise price of $4.25 per share, exercisable for a period of three years from the date of grant.  The stock option grant was fully vested on the date of issuance and was intended to replace an earlier stock option grant with the same exercise price that had expired in January 2014.  The stock option was not granted pursuant to the 2011 Plan.   The grant date fair value of the stock option, calculated pursuant to the Black-Scholes option-pricing model utilizing a volatility factor of 50% and a dividend rate of 0%, was determined to be $392,737, which was charged to operations as general and administrative expense in the three months ended March 31, 2014.

In the first quarter of 2014, the Company granted stock options to purchase 54,500 shares of common stock to certain employees. The options are exercisable for a period of ten years from the date of grant at $5.00 per share, which the Company’s Board determined was the fair value of the Company’s common stock on such date. The options vest over a period of five years. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $251,866 ($4.62 per share).

During the first quarter of 2014, the Company recorded a charge of $98,674 to extend the exercise period of 123,714 options for an employee who resigned and became a consultant for the Company. All unvested options for this employee were terminated when he ceased full-time employment with the Company.

The total stock-based compensation recognized for stock-based awards granted under the 2003 Plan and the 2011 Plan in the condensed consolidated statements of operations for the three months ended March 31, 2014 and 2013 is as follows:

	2014	2013
	(unaudited)	(unaudited)
Production process development	$25,056	$38,163
Research and development	114,334	157,697
Clinical and regulatory	13,572	20,671
Selling and marketing	16,704	25,442
General and Administrative	426,145	50,884
Total	$595,811	$292,857

From time to time, the Company has extended full-recourse loans to certain non-officer employees for the purpose of financing stock option exercises. These loans bear interest ranging from 1.27% to 1.64% per annum and are payable over three years in monthly installments of principal and interest.  At March 31, 2014 and December 31, 2013, the outstanding balance of such loans, including accrued interest, was $21,427 and $24,661, respectively. These loans receivable are recorded in the Company’s condensed consolidated financial statements as an offset to stockholders’ equity. Additionally the Company had a receivable in the amount of $12,500 from a non-officer employee for the exercise of options which has been recorded as an offset to stockholders’ equity in the Company’s condensed consolidated financial statements at March 31, 2014 and December 31, 2013.

On December 27, 2013, the Company extended a full-recourse loan totaling $127,165 to a consultant for the purpose of financing the exercise of stock options.  The loan bears interest at 1.64% per annum and is repayable in eight equal quarterly installments of $16,192.  This loan receivable is recorded in the Company’s condensed consolidated financial statements as an offset to stockholders’ equity. At March 31, 2014 and December 31, 2013, the outstanding balance of this loan including accrued interest was $127,688 and $127,165, respectively.

F-21

13. Warranties

A summary of activity in the Company’s warranty liabilities, which are included in accrued expenses in the accompanying condensed consolidated balance sheet, is presented below (unaudited).

Balance at December 31, 2013	$253,200
Accruals	84,272
Payments	(3,267)
Adjustments and other	—
Balance at March 31, 2014	$334,205

14. Commitments and Contingencies

Lease Commitment

Effective August 2012, the Company entered into a lease agreement (the “Sylmar Lease”) with a company owned by the major stockholder of the Company for office space for a term of five years that expires on February 28, 2017. The Sylmar Lease included rental of additional space commencing January 1, 2013 and a five year option to renew. The lease requires the Company to pay real estate taxes, insurance and common area maintenance each year, and is subject to periodic cost of living adjustments. In April 2014, the Sylmar Lease was renegotiated with the term ending on February 28, 2022, and a five year option to renew. The new lease also requires the Company to pay real estate taxes, insurance and common area maintenance each year and includes automatic increases in base rent each year.

Second Sight Switzerland rents office space in Switzerland on a month-to-month basis for CHF 7,079 (approximately $8,002 at March 31, 2014) per month.

Total rent expense was approximately $201,000 and $195,000 for the three months ended March 31, 2014 and 2013, respectively, and is allocated based on square footage to general and administrative and manufacturing costs in the accompanying condensed consolidated statement of operations.

As of March 31, 2014, future minimum rental payments required under the operating leases are as follows for the years ended December 31. Amounts reflected for 2014 represent amounts due at March 31, 2014 for the remainder of the 2014 year ending December 31, 2014.

Years	Amount
2014	$551,260
2015	778,448
2016	808,068
2017	833,045
2018	858,036
Thereafter	2,888,696
Total	$6,717,553

License Agreements

The Company has exclusive licensing agreements to utilize certain patents. These patents are related to the technology for the prevention, cure and amelioration of the loss of eyesight. There are currently two such agreements that the Company has determined there is a reasonable likelihood of future royalty payments. The Company has agreed to pay the licensors’ royalties for licensed products sold or leased by the Company. The royalty rates range from 0.5% to 3.25%, based on related net sales of licensed products, less a credit for royalties paid to others.

F-22

One of the licensing agreements requires the Company to pay the licensors a $5,000 annual maintenance fee for the first seven years and a $10,000 annual maintenance fee each year thereafter for as long as the agreement has not been terminated by the Company. The second of these agreements has no stipulated fees. Pursuant to these agreements, the Company has incurred costs of approximately $5,513 and $15,529, for the three months ended March 31, 2014 and 2013, respectively.

Clinical Trial Agreements

Based upon FDA approval, which was obtained in February 2013, the Company is required to collect follow-up data from subjects enrolled in it pre-approval trial for a period of up to ten years post-implant, which extends this trial through the year 2019.  In addition, the Company is conducting two post-market studies to comply with US FDA and European post-market surveillance regulations and requirements.  The Company has contracted with various universities, hospitals, and medical practices to provide these services.  Payments are based on procedures performed for each subject and are charged to clinical and regulatory expense as incurred. Total amounts charged to expense for the three months ended March 31, 2014 and 2013 were $117,634 and $104,395, respectively.

Litigation, Claims and Assessments

Six oppositions have been filed by a third-party in the European Patent Office, each challenging the validity of a European patent owned or exclusively licensed by the Company.  The outcome of the challenges are not certain, however, if successful, they may affect our ability to block competitors from utilizing our patented technology.  We do not believe a successful challenge will have a material effect on our ability to manufacture and sell our products, or otherwise have a material effect on our operations.

The Company is party to litigation arising in the ordinary course of business. It is management’s opinion that the outcome of such matters will have not have a material effect on the Company’s financial statements.

15. Subsequent Events

Planned Initial Public Offering

On April 29, 2014, the Company signed a letter of intent with MDB Capital Group LLC (“MDB”), an investment bank, to serve as its underwriter to raise funds from the sale of common stock in an initial public offering.  The letter of intent provides for (1) a cash fee equal to 4% of the value of shares sold, including any over-allotment, (2) reimbursement of out-of-pocket expenses associated with the offering up to a maximum of $200,000, and (3) warrants to purchase common shares equal to 20% of the shares of common stock sold in the offering at a price of not less than 125% of the issuance price. The warrants would be exercisable for five years, would be not be exercisable until six months after the initial public offering, and would contain standard anti-dilution provisions, demand and piggyback registration rights, and cashless exercise provisions.  However, MDB would have no demand rights in the event that the shares underlying the warrants may be sold without any limitation under Rule 144.

Stock Option Grants

On April 1, 2014, the Company granted stock options to purchase 156,249 shares of common stock to employees. The options are exercisable for a period of ten years from the date of grant at $5.00 per share. The options vest over a period of either four or five years. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $725,272 ($4.64 per share).

On July14, 2014, the Company granted stock options to purchase 253,095 shares of common stock to certain employees. The options are exercisable for a period of ten years from the date of grant at $7.00 per share, which the Company’s Board determined was the fair market value of the Company’s common stock on such date. The options vest over a period of either four or five years. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $1,054,115 ($4.16 per share).

F-23

Subsequent to March 31, 2014, the Company recorded a charge of $72,619 to extend the exercise period relating to 99,901 fully-vested options for two employees who resigned and became consultants for the Company. All unvested options for these employees were terminated when they ceased full-time employment with the Company.

2014 Private Placement

From April 1, 2014 through July 30, 2014, the Company sold 1,199,853 shares of its common stock to new investors at $7.00 per share in a private placement, raising a total of $8,398,971.  The Company paid a finder’s fee of 59,386 shares of common stock related to this private placement.  Mendelsohn Investment Services, LLC, a firm affiliated with Aaron Mendelsohn, a member of the Company’s Board of Directors, received 21,785 shares of common stock as part of this finder’s fee.

Stock Awards

In July 2014, the Company awarded Alfred E. Mann, its chairman of the board, 25,000 shares of common stock in recognition of services rendered to the Company since inception. These shares were valued at $175,000, or $7.00 per share, and will be charged to general and administrative expense in the third quarter of fiscal 2014.

In August 2014, the Company issued 10,715 shares to an outside attorney as part of the fee paid for drafting the Company’s prospectus and S-1 filing. These shares were valued at $75,005, or $7.00 per share. If the Company’s planned public offering is successful, the cost of these shares will be treated as an issuance cost and will be deducted from the gross proceeds from the offering. If the Company’s planned public offering is not successful, the cost of these shares will be charged to general and administrative expense.

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Second Sight Medical Products, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Second Sight Medical Products, Inc. and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 2013 . The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 1 to the consolidated financial statements, the Company is subject to the risks and uncertainties associated with a new business and has incurred significant losses from operations since inception. The Company’s operations are dependent upon it raising additional funds through an equity offering or debt financing. The Company is also obligated to pay or in case of a capital event, as defined in the convertible promissory notes, convert $31,243,000 in promissory notes and accrued interest due in July 2015 and February 2016. The Company has no committed sources of capital and is not certain whether additional financing will be available when needed on terms that are acceptable, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gumbiner Savett Inc.

August 11, 2014

Santa Monica, California

F-25

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current assets:
Cash	$62,565	$144,754
Money market funds	8,611,614	4,310,038
Restricted cash	—	163,576
Accounts receivable	468,644	320,334
Grants receivable	—	47,567
Inventories, net	2,346,770	1,786,883
Prepaid expenses and other current assets	298,223	265,865

Total current assets	11,787,816	7,039,017
Property and equipment, net of accumulated depreciation	723,474	793,240
Deposits and other assets	162,131	160,318

Total assets	$12,673,421	$7,992,575

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$314,327	$731,377
Accrued expenses	662,883	487,400
Accrued compensation expense	1,146,028	862,243
Accrued clinical trial expenses	491,267	461,745
Deferred revenue	68,875	167,334
Current portion of convertible promissory notes including accrued interest of $5,942	—	52,943

Total current liabilities	2,683,380	2,763,042

Convertible promissory notes including $15,389,215 and $7,137,131 payable to related parties at December 31, 2013 and 2012, respectively, including accrued interest of $1,724,096 and $135,409 at December 31, 2013 and 2012, respectively, net of unamortized discount of $12,032,146 and $1,862,053 at December 31, 2013 and 2012, respectively, net of current portion	19,211,112	8,273,356

Total liabilities	21,894,492	11,036,398

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, no par value, 10,000,000 shares authorized and none outstanding	—	—
Common stock, no par value; 200,000,000 shares authorized;
shares issued and outstanding: 23,050,073 and 22,375,247 at December 31, 2013 and 2012, respectively	88,311,192	85,565,765
Additional paid-in capital	20,785,499	6,420,579
Notes receivable, including amount due from an officer of $423,217 and $323,217 at December 31, 2013 and 2012, respectively, to finance stock option exercises	(587,543)	(351,237)
Accumulated other comprehensive loss	(267,498)	(185,134)
Accumulated deficit	(117,462,721)	(94,493,796)

Total stockholders’ deficiency	(9,221,071)	(3,043,823)

Total liabilities and stockholders’ deficiency	$12,673,421	$7,992,575

See accompanying notes to consolidated financial statements

F-26

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012

Product sales	$1,564,933	$1,367,224

Cost of sales:
Cost of products sold	1,110,222	992,214
Production process development	4,519,098	3,404,532
Total cost of sales	5,629,320	4,396,746

Gross loss	(4,064,387)	(3,029,522)

Operating expenses:
Research and development, net of grant revenue	3,248,466	3,045,157
Clinical and regulatory	3,215,290	3,726,556
Selling and marketing	3,301,452	2,194,590
General and administrative	4,167,934	4,025,558
Total operating expenses	13,933,142	12,991,861

Loss from operations	(17,997,529)	(16,021,383)

Interest income	7,454	7,512
Interest expense on convertible promissory notes	(1,588,687)	(138,934)
Amortization of issuance discount on convertible promissory notes	(3,424,931)	(128,097)
Other income, net	34,768	1,775

Net loss	$(22,968,925)	$(16,279,127)

Net loss per common share – Basic and diluted	$(1.02)	$(.74)

Weighted average common shares outstanding – Basic and diluted	22,521,432	21,945,580

See accompanying notes to consolidated financial statements.

F-27

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Years Ended December 31,
	2013	2012

Net loss	$(22,968,925)	$(16,279,127)

Other comprehensive loss:
Foreign currency translation adjustments	(82,364)	(43,538)
Comprehensive loss	$(23,051,289)	$(16,322,665)

See accompanying notes to consolidated financial statements.

F-28

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common Stock		Additional Paid-in	Notes Receivable for Stock Option	Accumulated Other Comprehensive	Accumulated	Total Stockholders' Equity
	Shares	Amount	Capital	Exercises	Loss	Deficit	(Deficiency)

Balance, December 31, 2011	20,771,801	$77,585,137	$3,522,568	$(354,625)	$(141,596)	$(78,214,669)	$2,396,815
Issuance of shares of common stock in connection with private placement	1,576,016	7,880,080	—	—	—	—	7,880,080
Fair value of warrants issued in connection with convertible promissory notes	—	—	1,044,649	—	—	—	1,044,649
Fair value of beneficial conversion feature in connection with convertible promissory notes	—	—	945,500	—	—	—	945,500
Exercise of stock options	27,430	100,548	—	—	—	—	100,548
Stock-based compensation expense	—	—	907,862	—	—	—	907,862
Repayment of notes receivable for stock option exercises, net	—	—	—	3,388	—	—	3,388
Comprehensive loss
Net loss	—	—	—	—	—	(16,279,127)	(16,279,127)
Foreign currency translation adjustment	—	—	—	—	(43,538)	—	(43,538)
Comprehensive loss	—	—	—	—	(43,538)	(16, 279,127)	(16,322,665)

Balance, December 31, 2012	22,375,247	85,565,765	6,420,579	(351,237)	(185,134)	(94,493,796)	(3,043,823)
Issuance of shares of common stock in connection with private placement	342,955	2,400,685	—	—	—	—	2,400,685
Fair value of warrants issued in connection with convertible promissory notes	—	—	3,107,379	—	—	—	3,107,379
Fair value of beneficial conversion feature in connection with convertible promissory notes	—	—	10,487,645	—	—	—	10,487,645
Exercise of stock options	331,871	344,742	—	—	—	—	344,742
Stock-based compensation expense	—	—	769,896	—	—	—	769,896
Notes receivable, including amount due from officer of $100,000 for stock option exercises, net	—	—	—	(236,306)	—	—	(236,306)
Comprehensive loss
Net loss	—	—	—	—	—	(22,968,925)	(22,968,925)
Foreign currency translation adjustment	—	—	—	—	(82,364)	—	(82,364)
Comprehensive loss	—	—	—	—	(82,364)	(22,968,925)	(23,051,289)

Balance, December 31, 2013	23,050,073	$88,311,192	$20,785,499	$(587,543)	$(267,498)	$(117,462,721)	$(9,221,071)

See accompanying notes to consolidated financial statements.

F-29

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012

Cash flows from operating activities:
Net loss	$(22,968,925)	$(16,279,127)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	315,770	324,712
Stock-based compensation	769,896	907,862
Amortization of discount on convertible promissory notes	3,424,931	128,097
Non-cash interest accrued on convertible promissory notes	1,588,687	138,934
Changes in operating assets and liabilities:
Restricted cash	163,576	(163,576)
Accounts receivable	(148,310)	97,433
Grants receivable	47,567	68,863
Inventories	(559,887)	(595,734)
Prepaid expenses and other current assets	(34,171)	(62,397)
Accounts payable	(417,050)	492,483
Accrued expenses	176,206	(129,913)
Accrued compensation expenses	283,785	(318,765)
Accrued clinical trial expenses	29,522	65,260
Deferred revenue	(98,459)	4,654
Net cash used in operating activities	(17,426,862)	(15,321,214)

Cash flows from investing activities:
Purchase of property and equipment	(246,004)	(196,083)
Investment in money market funds	(4,301,576)	(2,651,176)
Net cash used in investing activities	(4,547,580)	(2,847,259)

Cash flows from financing activities:
Proceeds from sale of common stock	2,400,685	7,880,080
Proceeds from exercise of common stock options	108,436	103,936
Repayment of convertible notes	(53,666)	—
Proceeds from issuance of convertible promissory notes	19,519,162	10,000,000
Net cash provided by financing activities	21,974,617	17,984,016

Effect of exchange rate changes on cash	(82,364)	(43,538)

Cash:
Net decrease	(82,189)	(227,995)
Balance at beginning of year	144,754	372,749
Balance at end of year	$62,565	$144,754

(Continued)

F-30

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Years Ended December 31,
	2013	2012

Supplemental disclosures of cash flow information:
Cash paid for -
Interest	$—	$—
Income taxes	$—	$—

Non-cash financing and investing activities:
Fair value of warrants issued in connection with convertible promissory notes	$3,107,379	$1,044,649
Fair value of beneficial conversion feature in connection with convertible promissory notes	$10,487,645	$945,500
Employee exercise of stock options through secured promissory note	$252,165	$2,511

See accompanying notes to consolidated financial statements.

F-31

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2013 and 2012

1.  Organization and Business Operations

Organization and Business Operations

Second Sight Medical Products, Inc. ("Second Sight" or “the Company”), formerly Second Sight LLC, was founded in 1998 as a limited liability company and was subsequently incorporated in the State of California in 2003. Second Sight develops, manufactures and markets implantable prosthetic devices that can restore some functional vision to patients blinded by outer retinal degenerations, such as Retinitis Pigmentosa.

In 2007, Second Sight formed Second Sight (Switzerland) Sarl, initially to manage clinical trials for its products in Europe, and later to manage sales and marketing in Europe and the Middle East. As the laws of Switzerland require at least two corporate stockholders, Second Sight (Switzerland) Sarl is 99.5% owned directly by the Company and 0.5% owned by an executive of Second Sight, who is acting as a nominee of the Company. Accordingly, Second Sight (Switzerland) Sarl is considered 100% owned for financial statement purposes and is consolidated with Second Sight for all periods presented.

The Company began clinical trials of a prototype product in 2002. The Company’s current product, the Argus II system, entered clinical trials in 2006, received CE Mark approval for marketing and sales in the European Union (“EU”) in 2011, and approval by the United States Food and Drug Administration (“FDA”) for marketing and sales in the United States in 2013. The Company began selling its product in Europe in 2011, in Saudi Arabia in 2013 and in the United States in 2014. The Company signed a distribution agreement covering Spain in 2014.

The Company is planning an initial public offering of approximately $31,500,000 and intends to use the proceeds from such offering to invest in its business to expand sales and marketing efforts, enhance current product, gain regulatory approvals for additional indications, and continue research and development into next generation technology.

Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has experienced recurring operating losses and negative operating cash flows since inception and expects to incur continuing operating losses and negative operating cash flows for the next few years.

To date, the Company has not generated sufficient revenues from product sales to achieve positive earnings and operating cash flows to enable the Company to finance its operations internally. Funding for the business to date has come primarily through the issuance of equity securities and convertible debt, as well as grants from private institutions and government agencies. Over the next two to three years, the Company intends to invest its working capital resources in (1) sales and marketing in order to increase the distribution and demand for its products, (2) research and development to enhance its existing products and develop the next generation of products, and (3) clinical and regulatory efforts to expand indications for its existing products and to assess the feasibility of future products. In order to accomplish such objectives, the Company will need substantial additional working capital resources, which it intends to obtain through an initial public offering. However, if the initial public offering is delayed or unsuccessful, the Company anticipates continuing to fund its working capital requirements, albeit at lower levels then currently envisioned, through the issuance of convertible debt and equity securities to related and unrelated parties, but there can be no assurances that the Company will be successful in this regard.

F-32

Although the Company’s objective is to increase its revenues from the sales of its products within the next few years sufficient to reach operating and cash flow breakeven levels, there can be no assurances that the Company will be successful in this regard. After the completion of the proposed initial public offering, if the Company is unsuccessful in generating a sufficient level of product revenues to fully fund its operations within the next two to three years, the Company may consider raising additional debt and/or equity capital. However, there can be no assurances that the Company will be able to secure any such additional financing on acceptable terms and conditions or at all. If cash resources become insufficient to satisfy the Company’s ongoing cash requirements, the Company would be required to scale back or discontinue its technology and product development programs and/or clinical trials, or obtain funds, if available (although there can be no certainty), through strategic alliances that may require the Company to relinquish rights to its products, or to discontinue its operations entirely.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Second Sight and Second Sight Switzerland. Intercompany balances and transactions have been eliminated in consolidation.

Accounts receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers or interest on past due amounts. Management estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. There was no allowance for doubtful accounts at December 31, 2013 and 2012.

Inventories

Inventories are stated at the lower of cost or market, determined by the first-in, first-out method. Inventories consist primarily of raw materials, work in progress and finished goods, which includes all direct material, labor and other overhead costs. The Company establishes a reserve to mark down its inventory for estimated unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based on assumptions about the usability of the inventory, future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation and amortization. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the consolidated statements of operations.

Depreciation is provided for using the straight-line method in amounts sufficient to relate the cost of assets to operations over their estimated service lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related lease term. Estimated useful lives of the principal classes of assets are as follows:

Lab equipment	5 – 7 years
Computer hardware and software	3 – 7 years
Leasehold improvements	1 – 5 years or the term of the lease, if shorter
Furniture, fixtures and equipment	5 – 10 years

The Company reviews its property and equipment for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. There were no impairment losses recognized in 2013 and 2012.

F-33

Depreciation and amortization of property and equipment amounted to $315,770 and $324,712 for the years ended December 31, 2013 and 2012, respectively.

Research and Development Costs

Research and development costs are charged to operations in the period incurred and amounted to $3,248,466 and $3,045,157 for the years ended December 31, 2013 and 2012, respectively.

Patent Costs

The Company has over two hundred domestic and foreign patents. Due to the uncertainty associated with the successful development of one or more commercially viable products based on Company’s research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs were $669,011 and $689,633 for the years ended December 31, 2013 and 2012, respectively, and are included in general and administrative expenses in the consolidated statements of operations.

Revenue Recognition

The Company’s revenue is derived from the sale of its Argus II retinal implant, which is implanted during retina surgery to provide limited vision to patients blinded by Retinitis Pigmentosa.

The Company sells to university hospitals, teaching hospitals and large medical centers.  The Company recognizes revenue when four basic criteria are met:  (1) persuasive evidence of an arrangement exists; (2) surgical implantation has occurred; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.  The Company generally uses customer purchase orders or contracts to determine the existence of an arrangement.  Sales transactions are based on prices that are determinable at the time that the customer’s purchase order is accepted by the Company.  In order to determine whether collection is reasonably assured, the Company assesses a number of factors, including creditworthiness of the customer and medical insurance coverage.  If the Company determines that collection is not reasonably assured, the Company defers the recognition of revenue until collection becomes reasonably assured, which is generally upon receipt of payment.  The Company may periodically grant special terms, such as extended payment terms.  The Company defers revenues when these special terms are granted until a final price is fixed and collection becomes reasonably assured.  Due to the nature of the Company’s revenue recognition policy of recording revenue only after surgical implantation, the Company has had no returns related to Argus II System recorded as revenue.

Grant Receipts and Liabilities

From time to time, the Company receives grants that help fund specific development programs. Any amounts received pursuant to grants are offset against the related operating expenses as the costs are incurred. During the years ended December 31, 2013 and 2012, $174,565 and $601,255, respectively, of grants were offset against the related costs incurred in research and development expenses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

F-34

Concentration of Risk

Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, money market funds, and trade accounts receivable. The Company maintains cash and money market funds with financial institutions that management deems reputable, and at times, cash balances may be in excess of FDIC and SIPC insurance limits. The Company extends differing levels of credit to customers, and typically does not require collateral.

The Company also maintains a cash balance at a bank in Switzerland. Accounts at such bank are insured up to an amount specified by the deposit insurance agency of Switzerland.

Customer Concentration

During the years ended December 31, 2013 and 2012, the following customers comprised more than 10% of revenues:

	2013	2012

Customer 1	7%	32%
Customer 2	0%	29%
Customer 3	12%	21%
Customer 4	6%	14%
Customer 5	31%	1%
Customer 6	13%	0%
Customer 7	13%	0%

During the years ended December 31, 2013 and 2012, the following customers comprised more than 10% of accounts receivable:

	2013	2012

Customer 1	21%	60%
Customer 2	0%	30%
Customer 3	45%	0%
Customer 4	20%	0%

Geographic Concentration

During the years ended December 31, 2013 and 2012, all of the Company’s revenues were derived from Europe and the Middle East.

Sources of Supply

Several of the components, materials and services used in the Company’s current Argus II product are available from only one supplier, and substitutes for these items cannot be obtained easily or would require substantial design or manufacturing modifications. Any significant problem experienced by one of the Company’s sole source suppliers could result in a delay or interruption in the supply of components to the Company until that supplier cures the problem or an alternative source of the component is located and qualified. Even where the Company could qualify alternative suppliers the substitution of suppliers may be at a higher cost and cause time delays that impede the commercial production of the Argus II, reduce gross profit margins and impact the Company’s abilities to deliver its products as may be timely required to meet demand.

F-35

Foreign Operations

The accompanying consolidated financial statements as of December 31, 2013 and 2012 include assets amounting to approximately $729,000 and $740,000, respectively, relating to operations of the Company in Switzerland. It is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

Money market funds are the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet on a recurring basis.

Stock-Based Compensation

Pursuant to Financial Accounting Standards Board (“FASB”) ASC 718 Share-Based Payment (“ASC 718”), the Company records stock-based compensation expense for all stock-based awards.

Under ASC 718, the Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

-	Grant Price — the grant price of the issuances are determined based on the estimated fair value of the shares at the date of grant.

-	Risk-free interest rate — the risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.

F-36

-	Expected lives — as permitted by SAB 107, due to the Company's insufficient history of option activity, the management utilizes the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding.

-	Expected volatility — is determined based on average historical volatilities of comparable companies in the similar industry.

-	Expected dividend yield — is based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Convertible Promissory Notes and Warrants

The warrants and embedded beneficial conversion feature of convertible promissory notes are classified as equity under FASB ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company allocates the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date. The fair value of the financial instruments related to warrants associated with convertible promissory notes is determined utilizing the Black-Scholes option pricing model and the respective allocated proceeds to the warrants is recorded in additional paid-in capital. The Company utilized the Black-Scholes option valuation model using the same valuation assumptions as described herein for Stock Based Compensation. The embedded beneficial conversion feature associated with convertible promissory notes is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt — Debt with Conversion and Other Options.” The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes is being amortized over the life of the convertible promissory notes. For the portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature, it is amortized over the term of the notes from the respective dates of issuance.

Comprehensive Income or Loss

The Company complies with the provisions of FASB ASC 220, Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources.

Comprehensive and other comprehensive income (loss) is reported on the face of the financial statements. For the years ended December 31, 2013 and 2012, comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) which, for the Company, consists entirely of foreign currency translation adjustments.

Foreign Currency Translation and Transactions

The financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Swiss francs (CHF) and translated into U.S. dollars in accordance with U.S. GAAP. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency financial statements are recorded as other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency translation gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the consolidated statements of operations.

F-37

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made. The Company has incurred losses for tax purposes since inception and has significant tax losses and tax credit carryforwards. These amounts are subject to valuation allowances as it is not likely that they will be realized in the next few years.

Warranties

The Company's policy is to warrant all shipped products against defects in materials and workmanship for two years by replacing failed parts. The Company also provides a three-year manufacturer's warranty covering implant failure by providing a functionally-equivalent replacement implant. Accruals for product warranties are estimated based on historical warranty experience and current product performance trends, and are recorded at the time revenue is recognized as a component of cost of sales. The warranty liabilities are reduced by material and labor costs used to replace parts over the warranty period in the periods in which the costs are incurred. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The warranty liabilities are included in accrued expenses in the consolidated balance sheet.

Presentation of sales and value added taxes

The Company collects value added tax on its sales in Europe and certain states in the United Sates impose a sales tax on the Company’s sales to nonexempt customers. The Company collects that valued added and sales tax from customers and remits the entire amount to the respective authorities. The Company’s accounting policy is to exclude the tax collected and remitted to the authorities from revenues and cost of revenues.

Net Loss per Share

The Company’s computation of earnings per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, preferred stock warrants and common stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all convertible notes payable, common stock warrants and common stock options outstanding were anti-dilutive.

At December 31, 2013 and 2012, the Company excluded the outstanding securities summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

F-38

	2013	2012

Convertible notes payable	6,248,652	2,027,082
Common stock warrants	1,180,766	400,000
Common stock options	2,240,568	2,727,503
Total	9,699,986	5,154,585

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for reporting periods beginning after December 15, 2016, and early adoption is not permitted. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (ASU 2014-08), Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360). ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations. This new accounting guidance is effective for annual periods beginning after December 15, 2014. The Company is currently evaluating the impact of adopting ASU 2014-08 on the Company's results of operations or financial condition.

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.  This guidance provides direction for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in US GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance will become effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adoption of this guidance had no material impact on the Company’s consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830). This guidance resolves the diversity in practice relating to financial reporting involving a parent entity’s accounting for the cumulative translation adjustment of foreign currency into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. In addition, this guidance resolves the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. This guidance will become effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adoption of this guidance had no material impact on the Company’s consolidated financial statements.

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In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Loss, or a Tax Credit Carryforward Exists (a consensus the FASB Emerging Issues Task Force). This guidance provides direction on financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this guidance was to eliminate diversity in practice resulting from a lack of guidance on this topic in current US GAAP. This guidance applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. This guidance will become effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adoption of this guidance had no material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

3. Money Market Funds

Money market funds at December 31, 2013 totaled $8,611,614 and consisted of $768,368 in the City National Rochdale Government Fund Class S, $3,550,845 in a Preferred Deposit, $3,351,104 in the BBIF Money Fund Class 3, and $941,297 in the FFI Institutional Fund. Money market funds at December 31, 2012 totaled $4,310,038 and consisted of $2,368,206 in the City National Rochdale Government Fund Class S and $1,941,832 in the BBIF Money Fund Class 3.

The investment objective of the City National Rochdale Government Money Market Fund is to preserve principal and maintain a high degree of liquidity while providing current income through a portfolio of liquid, high quality, short-term U.S. Government bonds and notes, at least 80% of which is in U.S. Government securities. The City National Rochdale Government Money Market Fund is managed by City National Rochdale, LLC. The Preferred Business Deposit Fund is managed by Merrill Lynch and is designed to provide liquidity, safety and competitive yields. The investment objective of the BBIF Money Fund is to seek current income, preservation of capital and liquidity through a diversified portfolio of U.S. dollar-denominated short-term securities with maturities of not more than 397 days (13 months). The BBIF Money Fund is managed by BlackRock Advisors, LLC. The investment objective of the FFI Institutional Fund is to seek maximum current income consistent with liquidity and the maintenance of a portfolio of high-quality, short-term money market securities. The FFI Institutional Fund is managed by BlackRock Advisors, LLC.

The following table presents money market funds at their level within the fair value hierarchy at December 31, 2013 and 2012.

December 31, 2013:	Total	Level 1	Level 2	Level 3
Money market funds	$8,611,614	$8,611,614	$—	$—

December 31, 2012:	Total	Level 1	Level 2	Level 3
Money market funds	$4,310,038	$4,310,038	$—	$—

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4.  Inventories

Inventories consisted of the following at December 31, 2013 and 2012:

	2013	2012

Raw materials	$510,802	$449,547
Work in process	2,617,502	1,281,419
Finished goods	814,258	609,088
	3,942,562	2,340,054
Allowance for Excess and Obsolescence	(1,595,792)	(553,171)

	$2,346,770	$1,786,883

5.  Production Process Development Costs

Prior to obtaining regulatory approvals to commercially market its product, the Company had manufactured its Argus II product in small quantities sufficient to support its clinical trials.  To meet the anticipated commercial demand for the Argus II, the Company began to expand its manufacturing capabilities in 2011 by hiring more direct and indirect manufacturing personnel and by developing new manufacturing and quality control processes.  Given the technologically complex nature of the materials used and processes employed by the Company to manufacture the Argus II, the Company’s production yields to date have been low, which has resulted in a high level of scrap and unabsorbed overhead cost relative to each sellable unit that has been produced.  The Company has segregated costs associated with these low yields and classified them in cost of sales as production process development costs.

6.  Property and Equipment

Property and equipment consisted of the following at December 31, 2013 and 2012:

	2013	2012

Laboratory equipment	$2,986,770	$2,815,601
Computer hardware and software	1,448,640	1,398,475
Leasehold improvements	359,173	340,147
Furniture, fixtures and equipment	129,231	123,587
	4,923,814	4,677,810
Accumulated depreciation and amortization	(4,200,340)	(3,884,570)

	$723,474	$793,240

7.  Related Party Transactions

As of December 31, 2013 and 2012, three members of the Company’s Board of Directors and certain of their affiliates (collectively, the “Related Party Investors”) held $23,378,808 and $8,636,716, respectively, in face value of the Company’s convertible notes payable.  These convertible notes payable, which are more-fully described in Note 9, entitle the Related Party Investors to (i) simple interest of 7.5% per annum accrued on the outstanding face value of convertible notes, (ii) warrants to purchase shares of the Company’s common stock at $5.00 per share, and (iii) the right to convert their convertible notes into shares of the Company’s common stock at $5.00 per share upon the occurrence of certain events, one of which is an initial public offering of the Company’s common stock.  As of December 31, 2013 and 2012, the Related Party Investors held convertible notes payable, including accrued interest, totaling $24,731,240 and $8,749,192, respectively.  As of December 31, 2013 and 2012, in connection with the issuance of these convertible notes, the Related Party Investors held warrants to purchase 935,152 and 345,469 shares of the Company’s common stock, respectively.  During the years ended, December 31, 2013 and 2012, in connection with these convertible notes, the Company recorded interest expense to the Related Party Investors of $1,239,956 and $112,476, respectively. The Related Party Investors purchased these convertible notes on the same terms and conditions as the other investors in the convertible note financings. The Related Party Investors were also stockholders of the Company at the time that they purchased the convertible notes.

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The Company’s largest stockholder and chairman is also a substantial contributor to the Alfred E. Mann Foundation for Scientific Research (the "Foundation"). Beginning February 2007, an officer of the Company also became the Chairman of the Board of the Foundation. The Company and the Foundation share certain limited administrative and engineering employees. The shared employees make an allocation of their time between the Company and the Foundation. There are also various other costs shared between the Company and the Foundation. In connection with these shared costs, the Company owed the Foundation $11,887 and $3,477 as of December 31, 2013 and 2012.

On May 31, 2011, an officer of the Company entered into a loan agreement with the Company to finance the exercise of stock options to purchase 100,000 shares for $319,000, with a maturity date of May 31, 2016 and interest accruing at 2.26% per annum. On December 11, 2013, the same officer of the Company entered into a second loan agreement with the Company to finance the exercise of stock options to purchase 200,000 shares of common stock for $100,000, with a maturity date of December 31, 2018 and interest accruing at 1.64% per annum. As of December 31, 2013 and 2012, the balance outstanding pursuant to the two loans, including accrued interest, was $423,217 and $323,217, respectively. These loans receivable are recorded in the Company’s financial statements as an offset to stockholders’ equity. In July 2014, the Company’s Board of Directors approved forgiving this note receivable and related accrued interest of approximately $420,425 which amount will be included in general and administrative expenses in the Company’s statement of operations for the nine months ending September 30, 2014.

The Company leases its office and laboratory space in Sylmar, California under an operating lease with Mann Biomedical Park, LLC (formerly Sylmar Biomedical Park, LLC), which is wholly owned by Alfred E. Mann, a stockholder of the Company (see Note 15). In June 2014, the Company was advised that Alfred E. Mann entered into an escrow agreement as part of a plan to sell the Mann Biomedical Park, LLC to an unrelated party.

8.  Grants

In April 2010, the Company was awarded a development and testing grant of $2,988,224 from the Department of Health and Human Services, National Institutes of Health (NIH). The grant was for three years commencing in May 2010. The grant included managing various subcontracts with designated individuals and their respective institutions. The grant reimburses research costs to develop technology for the prevention, cure and amelioration of the loss of eyesight and other neurologic applications. The Company recorded funding under the grant as an offset to research and development expenses. In 2013 and 2012, research and development expenses were offset by $174,565 and $601,255, respectively. The Company had accrued liabilities for subcontract expenses and related accrued expenses of $0 and $47,567 as of December 31, 2013 and 2012, respectively.

In August 2010, the Company was awarded a foreign grant of CHF230,000 from the European Union Federal Office for Professional Education and Technology (valued at $251,600 at December 31, 2012) to support training and career development of researchers. The grant was for four years commencing October 2011. In November 2011, €124,440 of the grant was advanced to the Company, which was restricted for that purpose and subject to certain requirements. In January 2013, the Company had yet to meet the requirements as specified by the grant agreement, and therefore, management decided not to pursue the grant and returned the advanced funds. Advances received pursuant to the grant totaling $163,576 at December 31, 2012 are presented as restricted cash on the Company's consolidated balance sheet at such date. Amounts returned upon termination of the grant are presented as a current liability on the Company's consolidated balance sheet at December 31, 2012.

9.  Convertible Promissory Notes

During 2010 and 2011, the Company borrowed money in a series of financing rounds by issuing $15,440,511 of convertible notes (the “2010 - 2011 Notes") primarily to existing stockholders. The notes accrued interest at 7.5% per annum and had a variety of maturity dates. During 2011, all but two of the 2010 and 2011 Notes, with a combined face value $47,001, were converted into 3,195,590 shares of the Company's common stock at $5.00 per share. At December 31, 2012, the unconverted and outstanding 2010 - 2011 Notes totaled $52,943, including accrued interest of $5,942. In March 2013, the Company repaid these two outstanding notes for $53,666 in cash.

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During 2012 and 2013, the Company borrowed money primarily from existing investors in three separate rounds through the issuance of convertible promissory notes (collectively, the “Convertible Notes”) totaling $29,519,162. The first round of Convertible Notes in the amount of $5,000,000 was issued from July through November 2012 (the “July 2012 Notes). The second round of Convertible Notes in the amount of $5,000,000 was issued from October through December 2012 (the “October 2012 Notes”). The third round of Convertible Notes in the amount of $19,519,162 was issued from February through December 2013 (the “February 2013 Notes”). There were no placement fees associated with the Convertible Notes, and other administrative costs were nominal and were expensed as incurred. The July 2012 Notes and the October 2012 Notes have maturity dates of July 31, 2015. The February 2013 Notes have a maturity date of February 28, 2016. The Convertible Notes accrue simple interest at the rate of 7.5% per annum, which is added to the principal amounts. For the year ended December 31, 2012, the annual effective interest rate on the July 2012 Notes and the October 2012 Notes was 14.5% and 14.9%, respectively. For the year ended December 31, 2013, the annual effective interest rate on the July 2012 Notes, the October 2012 Notes, and the February 2013 Notes was 14.5%, 14.9%, and 33.3%, respectively.

The Convertible Notes are due on their respective maturity dates or convertible into the Company's common stock upon the occurrence of a "capital event," which is defined as (i) a sale of stock to a third party, excluding existing stockholders, of not less than $15,000,000, (ii) an initial public offering, or (iii) a "qualifying reorganization event" as defined in the Convertible Promissory Note agreement. Should the Convertible Notes be converted due to a capital event, all outstanding principal and interest shall be converted into shares of common stock at the lower of the purchase price then being paid by the purchaser pursuant to the capital event, or $5.00 per share. If no capital event occurs before the maturity date, at the election of the holder, all outstanding principal and interest shall be converted to shares of common stock at $5.00 per share. The debt discount recorded in connection with this beneficial conversion feature was $10,487,645 and $945,500 in 2013 and 2012, respectively.

In connection with all three rounds of the Convertible Notes during 2012 and 2013, the Company issued warrants to purchase shares of the Company's common stock. The warrants grant the holder the right to purchase additional shares of common stock of the Company equal to the product of (a) twenty percent, multiplied by (b) the face amount of the convertible note divided by $5.00. The exercise price for each share purchased under the warrant is $5.00. Until their expiration date, the warrants may be exercised at any time, and from time to time, in whole or in part. As originally issued, the warrants expired on the earlier of their expiration dates, upon a change in control event, or within 30 days of prior written notice of a pending IPO. In June 2014, the board of directors amended the warrants to provide that they will not expire on the occurrence of an IPO. The warrants associated with the July 2012 Notes and the October 2012 Notes have an expiration date of July 31, 2017. The warrants associated with the February 2013 Notes have an expiration date of February 28, 2018. The debt discount recorded in connection with the fair value of warrants issued was $3,107,379 and $1,044,649 in 2013 and 2012, respectively.

The calculated value of the warrants was estimated on the respective dates of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years Ended December 31,
	2013	2012
Risk-free interest rate	0.65% -1.68%	0.60% - 0.83%
Expected dividend yield	0%	0%
Expected volatility	57.5%	63.9%
Expected term	4.2 - 5 years	4.6 - 5 years

Weighted-average grant date calculated fair value	$3.98	$2.61

A summary of warrants activity for the years ended December 31, 2013 and 2012 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding at December 31, 2011	—	$—
Granted	400,000	5.00
Exercised	—	—
Forfeited or expired	—	—
Warrants outstanding at December 31, 2012	400,000	5.00
Granted	780,766	5.00
Exercised	—	—
Forfeited or expired	—	—
Warrants outstanding at December 31, 2013	1,180,766	$5.00	3.97

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Convertible promissory notes consisted of the following at December 31, 2013 and 2012:

	2010- 2011 Notes	July 2012 Notes	October 2012 Notes	February 2013 Notes	Total

December 31, 2013:
Principal outstanding		$5,000,000	$5,000,000	$19,519,162	$29,519,162
Accrued interest		482,331	404,072	837,693	1,724,096
Unamortized discount		(554,285)	(586,272)	(10,891,589)	(12,032,146)
		4,928,046	4,817,800	9,465,266	19,211,112
Less current portion		—	—	—	—

Long-term portion		$4,928,046	$4,817,800	$9,465,266	$19,211,112

December 31, 2012:
Principal outstanding	$47,001	$5,000,000	$5,000,000		$10,047,001
Accrued interest	5,942	106,711	28,698		141,351
Unamortized discount	—	(904,915)	(957,138)		(1,862,053)
	52,943	4,201,796	4,071,560		8,326,299
Less current portion	(52,943)	—	—		(52,943)

Long-term portion	$—	$4,201,796	$4,071,560		$8,273,356

10. Employee Benefit Plans

The Company has a 401(k) Savings Retirement Plan that covers substantially all full-time employees who meet the plan's eligibility requirements and provides for an employee elective contribution. The Plan provides for employer matching contributions or profit sharing contributions to eligible employees. Employer contributions are discretionary and determined annually by the Board of Directors. For the years ended December 31, 2013 and 2012, employer contributions to the Plan totaled $109,866 and $129,486, respectively.

The Company is required to contribute to a government-sponsored pension plan for the employees of its Switzerland-based subsidiary. For the years ended December 31, 2013 and 2012, the employer’s portion of the amounts contributed to the subsidiary’s pension plan on behalf of those employees was $94,157 and $78,029, respectively.

11. Equity Securities

In June 2014 the articles of incorporation were amended to increase authorized common shares to 200,000,000, no par value, and to authorize 10,000,000 shares of preferred stock, no par value. The financial statements have been retroactively restated to reflect this amendment. The Board of Directors has the authority to establish the rights, preferences, privileges and restrictions granted to and imposed upon the holders of preferred stock and common stock.

2013 Private Placement

From July 1, through December 31, 2013, the Company sold 342,955 shares of its common stock to new investors at $7.00 per share, raising a total of $2,400,685. No costs were incurred in connection with these issuances.

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2012 Sales of Common Stock

During 2012, the Company sold 1,576,016 shares of its common stock to its existing stockholders in a series of three issuances at $5.00 per share, raising a total of $7,880,080. No costs were incurred in connection with these issuances.

12. Stock-Based Compensation

Effective June 1, 2011, the Company restated its 2003 Equity Incentive Plan (the “2003 Plan”). Under the 2003 Plan, as restated, the Company is authorized to issue options covering up to 3,500,000 common stock shares. No employee or affiliate of the Company may be awarded more than 1,000,000 options in a calendar year period. The option price is determined by the Board of Directors but cannot be less than the fair value of the shares at the grant date. Generally, the options vest ratably over either four or five years and expire ten years from the grant date. The 2003 Plan agreement provides for accelerated vesting if there is a change of control, as defined in the agreement. In addition, the Company adopted the 2011 Equity Incentive Plan (the “2011 Plan”) effective June 1, 2011. The maximum number of shares with respect to which options may be granted under the 2011 Plan is 4,000,000 shares, which is offset and reduced by options previously granted under the 2003 Plan.

No option shall be granted under the 2011 Plan after May 31, 2021. The option price is determined by the Board of Directors but cannot be less than the fair value of the shares at the grant date. The term of each option will not to exceed ten years and the option exercise is subject to vesting and other conditions.

The Company recognized stock-based compensation cost of $769,896 and $907,862 in 2013 and 2012, respectively. The calculated value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years Ended December 31,
	2013	2012
Risk-free interest rate	1.00%	0.93% - 1.30%
Expected dividend yield	0%	0%
Expected volatility	61.2%	62.2%
Expected term	6.5 years	6.25 years - 6.5 years

Weighted-average grant date calculated fair value	$1.58	$2.93

As the Company has no stock trading history, the expected volatility is based on the historical volatility of comparable companies in the similar industry that have a trading history. The expected term represents the estimated average period of time that the options are expected to remain outstanding. Since the Company does not have sufficient historical data on the exercise of stock options, the expected term is based on the “simplified” method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

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During 2013 and 2012, the company granted stock options to purchase 500 shares and 190,100 shares, respectively, to certain employees. The stock options are exercisable for a period of 10 years from the date of grant at $5.00 per share, which the Company’s Board determined was the fair value of the Company’s stock on such date. The options vest over a period of four or five years. The fair value of these options, as calculated pursuant to Black-Scholes option pricing model, was determined to be $789 ($1.58 per share) and $556,841 ($2.93 per share), respectively.

A summary of stock option activity for the years ended December 31, 2013 and 2012 is presented below.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Options outstanding at December 31, 2011	2,599,053	$4.26
Granted	190,100	5.00
Exercised	(27,430)	3.67
Forfeited or expired	(34,220)	4.67
Options outstanding at December 31, 2012	2,727,503	4.32
Granted	500	5.00
Exercised	(331,871)	1.05
Forfeited or expired	(155,564)	3.73
Options outstanding at December 31, 2013	2,240,568	$4.84	4.16

Options exercisable at December 31, 2012	2,010,888	$4.07
Options exercisable at December 31, 2013	1,818,664	$4.80	3.49

The exercise prices of common stock options outstanding and exercisable are as follows at December 31, 2013:

Exercise Price	Options Outstanding (Shares)	Options Exercisable (Shares)
$2.50	42,000	42,000
$3.75	10,000	10,000
$4.25	147,000	147,000
$4.75	522,114	522,114
$5.00	1,519,454	1,097,550
	2,240,568	1,818,664

The estimated aggregate intrinsic value of the options exercisable at December 31, 2013 and 2012 was approximately $3,995,606 and $1,865,694, respectively. As of December 31, 2013, there was $697,622 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted average period of 3.13 years.

During 2013, the Company recorded a charge of $133,847 to extend the exercise period of 118,954 options for two terminated employees. All unvested options for these two employees were forfeited when they ceased employment with the Company.

The total stock-based compensation recognized for stock-based awards granted under the 2003 Plan and the 2011 Plan in the consolidated statements of operations as of December 31, 2013 and 2012 is as follows:

	2013	2012

Production process development	$152,653	$217,887
Research and development	229,253	136,179
Clinical and regulatory	82,686	118,022
Selling and marketing	101,768	145,258
General and Administrative	203,536	290,516
Total	$769,896	$907,862

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From time to time, the Company has extended full-recourse loans to certain non-officer employees for the purpose of financing stock option exercises. These loans bear interest at rates ranging from 1.27% to 1.64% per annum and are payable over three years in monthly installments of principal and interest.  At December 31, 2013 and 2012, the outstanding balance of such loans, including accrued interest, was $24,661 and $28,020, respectively. These loans receivable are recorded in the Company’s financial statements as an offset to stockholders’ equity. Additionally the Company had a receivable in the amount of $12,500 from a non-officer employee for the exercise of options which has been recorded as an offset to stockholders’ equity in the Company’s condensed consolidated financial statements at December 31, 2013. The Company had no such receivable at December 31, 2012.

On December 27, 2013, the Company extended a full-recourse loan totaling $127,165 to a consultant for the purpose of financing the exercise of stock options.  The loan bears interest at 1.64% per annum and is repayable in eight equal quarterly installments of $16,192.  This loan receivable is recorded in the Company’s financial statements as an offset to stockholders’ equity. Additionally the Company had a receivable in the amount of $125,000 and $0 at December 31, 2013 and 2012, respectively, on account of exercise of stock options by a non-officer employee.

13. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 2013 and 2012 are summarized below.

	December 31,
	2013	2012

Stock-based compensation	$1,164,000	$1,643,000
Research credits	5,201,000	4,915,000
Depreciation	(13,000)	(42,000)
Net operating loss carryforwards	37,773,000	32,017,000
Inventory reserve	684,000	237,000
Other	241,000	154,000
Total deferred tax assets	45,050,000	38,924,000
Valuation allowance	(45,050,000)	(38,924,000)
Net deferred tax assets	$—	$—

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2013 and 2012, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No federal tax provision has been provided for the years ended December 31, 2013 and 2012 due to the losses incurred during such periods. The Company’s effective tax rate is different from the federal statutory rate of 34% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

As of December 31, 2013, the Company had federal and state income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $94,882,000 and $94,491,000, respectively. The federal net operating loss carryforwards will expire at various dates from 2023 through 2033. The state net operating loss carryforwards will expire at various dates from 2013 through 2033. The Company also has a federal and state research and development tax credit carryforwards totaling approximately $3,070,000 and $3,229,000, respectively. The federal research and development tax credit carryforwards will expire at various dates from 2023 through 2033. The state research and development tax credit carryforwards do not expire.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change. The Company does not anticipate performing a complete analysis of the limitation on the annual use of the net operating loss and tax credit carryforwards until the time that it projects it will be able to utilize these tax attributes.

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The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal tax authorities for tax years ended 2010 and later and by California authorities for tax years ended 2009 and later. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2013, the Company has no accrued interest or penalties related to uncertain tax positions. Second Sight Switzerland, the Company's foreign subsidiary, has not had any taxable income in the past.

14. Warranties

A summary of activity in the Company’s warranty liabilities which are included in accrued expenses in the accompanying balance sheet, for the years ended December 31, 2013 and 2012 is presented below.

	2013	2012

Balance, beginning of period	$120,440	$35,353
Accruals	138,490	105,125
Payments	(5,879)	(22,574)
Adjustments and other	149	2,536
Balance, end of period	$253,200	$120,440

15. Commitments and Contingencies

Lease Commitment

Effective August 2012, the Company entered into a lease agreement (the “Sylmar Lease”) with a company owned by the major stockholder of the Company for office space for a term of five years that expires on February 28, 2017. The Sylmar Lease included rental of additional space commencing January 1, 2013 and a five year option to renew. The lease requires the Company to pay real estate taxes, insurance and common area maintenance each year, and is subject to periodic cost of living adjustments. In April 2014, the Sylmar Lease was renegotiated with the term ending on February 28, 2022, and a five year option to renew. The new lease also requires the Company to pay real estate taxes, insurance and common area maintenance each year and includes automatic increases in base rent each year.

Second Sight Switzerland rents office space in Switzerland on a month-to-month basis for CHF7,079 (approximately $7,922 at December 31, 2013) per month.

Total rent expense was approximately $766,000 and $458,000 for the years ended December 31, 2013 and 2012, respectively, and is allocated based on square footage to general and administrative and manufacturing costs in the consolidated statement of operations.

Future minimum rental payments required under the operating leases are as follows for the years ended December 31:

Years	Amount

2014	$709,647
2015	778,448
2016	808,068
2017	833,045
2018	858,036
Thereafter	2,888,696
Total	$6,875,940

F-48

License Agreements

The Company has exclusive licensing agreements to utilize certain patents. These patents are related to the technology for the prevention, cure and amelioration of the loss of eyesight. There are currently two such agreements that the Company has determined there is a reasonable likelihood of future royalty payments. The Company has agreed to pay the licensors’ royalties for licensed products sold or leased by the Company. The royalty rates range from 0.5% to 3.25%, based on related net sales of licensed products, less a credit for royalties paid to others.

One of the licensing agreements requires the Company to pay the licensors a $5,000 annual maintenance fee for the first seven years and a $10,000 annual maintenance fee each year thereafter for as long as the agreement has not been terminated by the Company. The second of these agreements has no stipulated fees.

Clinical Trial Agreements

Based upon FDA approval, which was obtained in February 2013, the Company is required to collect follow-up data from subjects enrolled in it pre-approval trial for a period of up to ten years post-implant, which extends this trial through the year 2019. In addition, the Company is conducting two post-market studies to comply with FDA and European post-market surveillance regulations and requirements. The Company has contracted with various universities, hospitals, and medical practices to provide these services.  Payments are based on procedures performed for each subject and are charged to clinical and regulatory expense as incurred. Total amounts charged to expense in the years ended December 31, 2013 and 2012 were $480,950 and $385,556, respectively.

 Litigation, Claims and Assessments

Six oppositions have been filed by a third-party in the European Patent Office, each challenging the validity of a European patent owned or exclusively licensed by the Company.  The outcome of the challenges are not certain, however, if successful, they may affect our ability to block competitors from utilizing our patented technology.  We do not believe a successful challenge will have a material effect on our ability to manufacture and sell our products, or otherwise have a material effect on our operations.

The Company is party to litigation arising in the ordinary course of business.  It is management’s opinion that the outcome of such matters will have not have a material effect on the Company’s financial statements.

16. Subsequent Events

Planned Initial Public Offering

On April 29, 2014, the Company signed a letter of intent with MDB Capital Group LLC (“MDB”), an investment bank, to serve as its underwriter to raise funds from the sale of common stock in an initial public offering.  The letter of intent provides for (1) a cash fee equal to 4% of the value of shares sold, including any over-allotment, (2) reimbursement of out-of-pocket expenses associated with the offering up to a maximum of $200,000, and (3) warrants to purchase common shares equal to 20% of the shares of common stock sold in the offering at a price of not less than 125% of the issuance price. The warrants would be exercisable for five years, would be not be exercisable until six months after the initial public offering, and would contain standard anti-dilution provisions, demand and piggyback registration rights, and cashless exercise provisions.  However, MDB would have no demand rights in the event that the shares underlying the warrants may be sold without any limitation under Rule 144.

Stock Option Grants

In January 2014, the Company granted a stock option to its chief executive officer to purchase 125,000 shares of common stock at an exercise price of $4.25 per share, exercisable for a period of three years from the date of grant.  The stock option was fully vested on the date of issuance and was intended to replace an earlier stock option grant with the same exercise price that expired in January 2014.  The stock option was not granted pursuant to the 2011 Plan.   The grant date fair value of the stock option, calculated pursuant to the Black-Scholes option-pricing model utilizing a volatility factor of 50% and a dividend rate of 0%, was determined to be $392,737, which was charged to operations as general and administrative expense in the three months ended March 31, 2014.

In the first quarter of 2014, the Company granted stock options to purchase 54,500 shares of common stock to employees. The options are exercisable for a period of ten years from the date of grant at $5.00 per share. The options vest over a period of five years. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $251,866 ($4.62 per share).

F-49

On April 1, 2014, the Company granted stock options to purchase 156,249 shares of common stock to employees. The options are exercisable for a period of ten years from the date of grant at $5.00 per share. The options vest over a period of either four or five years. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $725,272 ($4.64 per share).

On July14, 2014, the Company granted stock options to purchase 253,095 shares of common stock to employees. The options are exercisable for a period of ten years from the date of grant at $7.00 per share. The options vest over a period of either four or five years. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $1,054,115 ($4.16 per share).

During 2014, the Company recorded a charge of $171,293 to extend the exercise period relating to 223,615 fully-vested options for three employees who resigned and became consultants for the Company. All unvested options for these three employees were terminated when they ceased full-time employment with the Company.

2014 Private Placement

From January 1, 2014 through July 30, 2014, the Company sold 1,299,853 shares of its common stock to new investors at $7.00 per share in a private placement, raising a total of $9,098,971.  The Company paid a finder’s fee of 64,386 shares of common stock related to this private placement.  Mendelsohn Investment Services, LLC, a firm affiliated with Aaron Mendelsohn, a member of the Company’s Board of Directors, received 26,785 shares of common stock as part of this finder’s fee.

Stock Awards

In July 2014, the Company awarded Alfred E. Mann, its chairman of the board, 25,000 shares of common stock in recognition of services rendered to the Company since inception. These shares were valued at $175,000, or $7.00 per share, and will be charged to general and administrative expense in the third quarter of fiscal 2014.

In August 2014, the Company issued 10,715 shares to an outside attorney as part of the fee paid for drafting the Company’s prospectus and S-1 filing. These shares were valued at $75,005, or $7.00 per share. If the Company’s planned public offering is successful, the cost of these shares will be treated as an issuance cost and will be deducted from the gross proceeds from the offering. If the Company’s planned public offering is not successful, the cost of these shares will be charged to general and administrative expense.

F-50

System Overview

Electrode Array
Antenna
Electronics Case

Camera
Video Processing Unit (VPU)
Antenna

External Equipment

The patient-worn external equipment includes glasses that house a small video camera, a Video Processing Unit (VPU) and a cable.

The Implant

The implant is an epiretinal prosthesis surgically implanted in and around the eye that includes an antenna, an electronics case, and an electrode array.

Camera sends visual data to VPU | Wireless transmission to implant | Stimulation of retinal cells | Information to brain = patterns of light

Second Sight

Second Sight Medical Products, Inc. | 12744 San Fernando Road | Building 3 | Sylmar, California 91342 | Tel: +1 (818) 833-5000 | Fax: +1 (818) 833-5067

3,500,000 Shares of Common Stock

Second Sight Medical Products, Inc.

PROSPECTUS

MDB Capital Group, LLC

Until            , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside of the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States are required to inform themselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee	$5,832
FINRA Filing Fee	$7,300
Underwriter’s Legal Fees and Expenses	$175,000
Nasdaq Listing Fee	$75,000
Printing Expenses	$10,000
Accounting Fees and Expenses	$75,000
Legal Fees and Expenses	$225,000
Transfer Agent and Registrar Expenses	$10,000
Miscellaneous	$75,000

Total	$658,132

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the articles of incorporation of Second Sight Medical Products, Inc. , a California corporation.

Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

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Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Registrant’s Restated Articles of Incorporation provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits with respect to actions for breach of duty to the Registrant and its shareholders.

The Registrant’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Registrant, (b) who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation. The Registrant’s Amended and Restated Bylaws also contain provisions expressing the intent that these bylaws provide indemnity in excess of that expressly permitted by Section 317 of the California Code to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, an “employee” or “agent” (other than a director or officer), includes any person who (a) is or was an employee or agent of the Registrant, (b) is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

The Registrant’s Amended and Restated Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Amended and Restated Bylaws. The indemnification provided for in the Registrant’s Amended and Restated Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Registrant but not involving a breach of duty to the Registrant and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”).

All of the subject offerings described below were conducted as private placements under Rule 506 of Regulation D of the Securities Act of 1933 and all securities were offered for sale, and sold, exclusively to investors who represented that they were qualified as “accredited” under said Regulation.

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July 2013 through July 2014

From July 2013 the company sold shares of its common stock at $7 per share for a total of $11,499,656 . As of the date hereof, a total of 1,642,808 shares have been sold. The company also issued an aggregate of 64,384 shares of common stock to two persons, including 26,785 shares of common stock to a person who is a director of the company, in connection with finders' fees paid for introductions made.

January 2013

The company sold unsecured promissory notes for a total amount of $19,519,162. These notes are convertible into common shares at the election of the holder or automatically upon the occurrence of an IPO. The notes bear interest at the rate of 7.5% per annum and have a maturity date of July 31, 2015 on which date principal and all accrued and unpaid interest becomes due and payable. In the event of conversion into common shares, the purchase price per share is $5. Each note holder was also granted a warrant that gives the warrant holder the right to purchase additional common shares at an exercise price of $5 per share. The total amount of shares that may be purchased by exercise of the warrant equals the face amount of the note held by the note holder multiplied by 20% and then divided by $5. The warrants expire on the earlier of July 31, 2017 or within 30 days of prior written notice of a pending IPO, however the board of directors amended the warrants in June 2014 to provide that they will not expire on the occurrence of an IPO.

October 2012

The company sold unsecured promissory notes at par for a total amount of $5,000,000. These notes are convertible into common shares at the election of the holder or automatically upon the occurrence of an IPO. The notes bear interest at the rate of 7.5% per annum and have a maturity date of July 31, 2015 on which date principal and all accrued and unpaid interest becomes due and payable. In the event of conversion into common shares, the purchase price per share is $5. Each note holder was also granted a warrant that gives the warrant holder the right to purchase additional common shares at an exercise price of $5 per share. The total amount of shares that may be purchased by exercise of the warrant equals the face amount of the note held by the note holder multiplied by 20% and then divided by $5. The warrants expire on the earlier of July 31, 2017 or within 30 days of prior written notice of a pending IPO, however the board of directors amended the warrants in June 2014 to provide that they will not expire on the occurrence of an IPO.

July 2012

The company sold unsecured promissory notes at par for a total amount of $5,000,000. These notes are convertible into common shares at the election of the holder or automatically upon the occurrence of an IPO. The notes bear interest at the rate of 7.5% per annum and have a maturity date of July 31, 2015 on which date principal and all accrued and unpaid interest becomes due and payable. In the event of conversion into common shares, the purchase price per share is $5. Each note holder is also granted a warrant that gives the warrant holder the right to purchase additional common shares at an exercise price of $5 per share. The total amount of shares that may be purchased by exercise of the warrant equals the face amount of the note held by the note holder multiplied by 20% and then divided by $5. The warrants expire on the earlier of July 31, 2017 or within 30 days of prior written notice of a pending IPO, however the board of directors amended the warrants in June 2014 to provide that they will not expire on the occurrence of an IPO.

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ITEM 16.                      EXHIBITS

(a)   Exhibits.

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement.
3.1	Restated Articles of Incorporation of the Registrant,
3.2	Amended and Restated Bylaws of the Registrant, as currently in effect.
4.1*	Form of the Registrant’s common stock certificate.
4.2 5.1*	Form of Underwriter's Warrant Opinion of Law Offices of Aaron A. Grunfeld & Associates.
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10.2**	2003 Equity Incentive Plan
10.3**	2003 Form of Employee Option Agreement
10.4**	2011 Equity Incentive Plan
10.5**	2011 Form of Employee Option Agreement
10.6**	2014 Option Issued to Robert Greenberg – Terms and Conditions
10.7**	2014 Executive Officer Option Agreement
10.8	Form of Convertible Promissory Note
10.9	Form of Warrant, as amended
10.10	Standard Multi-Tenant Office Lease – Net, dated April 15, 2014, between Registrant and Mann Biomedical Park LLC
10.11*	License between Registrant and Johns Hopkins University and Duke University
10.12*	License between Registrant and Doheny Eye Institute
10.13*	Form of Lock Up Agreement
14.1	Code of Business Conduct and Ethics
21.1	List of subsidiaries of the Registrant.
23.1*	Consent of Law Offices of Aaron A. Grunfeld & Associates (included in Exhibit 5.1)
23.2	Consent of Gumbiner Savett Inc.
24.1	Power of Attorney (included on signature page)

* to be filed by amendment

** Indicated management contract or compensatory plan

(b)    Financial Statement Schedules.    All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)         To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6)         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 11, 2014.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Robert J. Greenberg
Robert J. Greenberg
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Greenberg and Thomas B. Miller, or either of them as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Greenberg
Robert J. Greenberg	Chief Executive Officer	August 11, 2014

/s/ Alfred E. Mann
Alfred E. Mann	Chairman of the Board	August 11, 2014

/s/ Thomas B. Miller	Chief Financial Officer
Thomas B. Miller	(Principal Financial and Accounting Officer)	August 11, 2014

/s/ William J. Link
William J. Link	Director	August 11, 2014

/s/ Aaron Mendelsohn
Aaron Mendelsohn	Director	August 11, 2014

/s/ Gregg Williams
Gregg Williams	Director	August 11, 2014

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